                                        FILED PURSUANT TO RULE NO. 424(b)(5)
                                        REGISTRATION NO. 333-68887



PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 17, 1999)

                                                         [LOGO OF LEVEL(3) HERE]

                               25,000,000 Shares

                          Level 3 Communications, Inc.

                                  Common Stock

                                   ---------

   We are selling 25,000,000 shares of our common stock. The underwriters named in this prospectus supplement may purchase up to 3,750,000 additional shares of our common stock from us under certain circumstances.

   Our common stock is quoted on the Nasdaq National Market under the symbol "LVLT." The last reported sale price of our common stock on the Nasdaq National Market on March 3, 1999 was $55.00 per share.

                                   ---------

   Investing in our common stock involves certain risks. See "Risk Factors" beginning on page S-9.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ---------

                                                       Per Share     Total
                                                       --------- --------------
Public Offering Price................................. $54.00    $1,350,000,000
Underwriting Discount................................. $ 1.89    $   47,250,000
Proceeds to Level 3 (before expenses)................. $52.11    $1,302,750,000

   The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about March 9, 1999. Salomon Smith Barney is acting as sole lead manager of the offering.

                                   ---------
Salomon Smith Barney                                        Goldman, Sachs & Co.

Credit Suisse First Boston
                      Merrill Lynch & Co.
                                      J.P. Morgan & Co.
                                                     Morgan Stanley Dean Witter
March 4, 1999

      [ARTWORK APPEARING ON INSIDE FRONT COVER OF PROSPECTUS SUPPLEMENT]

LEVEL 3 COMMUNICATIONS
-------------------------------------    ------------------------------------
            OUR PROGRESS                              OUR SERVICES
-------------------------------------    ------------------------------------

- Operational Gateway facilities in      - Private Line and Special Access
  17 U.S. cities and in London and
  Frankfurt                              - Colocation

- Launched initial services to           - Internet Access
  customers over national
  leased network                         - Managed Modem

- Completed initial local fiber loops    - Voice and Fax*
  in 3 cities
                                         - Special Services
- Secured approximately 93% of rights-
  of-way needed for North American
  intercity network

- Began construction of North American
  intercity network using 10 to 12
  conduits

- Secured 1.25 million square feet of    * Commercial testing to begin in
  space for Gateway facilities             second quarter 1999.
-------------------------------------    ------------------------------------



                           [LOGO OF LEVEL 3]



-------------------------------------    ------------------------------------
            OUR NETWORK*                             OUR STRATEGY
-------------------------------------    ------------------------------------

- An intercity network covering          - Become the low cost provider of
  nearly 16,000 miles in North             communications services
  America
                                         - Offer comprehensive range of
- Backbone facilities in 40 North          communications services
  American markets
                                         - Provide seamless interconnection
- Leased backbone facilities in 10         to PSTN
  additional North American markets
                                         - Accelerate market roll-out
- An intercity network covering
  approximately 3,500 miles across       - Expand target market opportunities
  Europe
                                         - Develop advanced business support
- Leased or owned backbone facilities      systems
  in 13 European and 8 Pacific Rim
  markets                                - Leverage existing information
                                           services capabilities
- Transoceanic capacity
                                         - Attract and motivate high quality
* At completion                            employees
-------------------------------------    ------------------------------------

      [ARTWORK APPEARING ON INSIDE FRONT COVER OF PROSPECTUS SUPPLEMENT]

LEVEL 3 GATEWAYS

We created the term Gateway site to describe the major communications hubs of Level 3's network. Our Gateway facilities are designed to house local sales staff, operational staff, transmission and IP routing/switching facilities and space designed to accommodate colocation of equipment by Level 3 customers. Each of our Gateway facilities is served by redundant, fault tolerant connections to our network.

                                        REPRESENTATIVE GATEWAY SITES IN SERVICE

Los Angeles
Modem equipment is used for our         [PICTURE OF TECHNICAL SPACE IN
Managed Modem service.  This             LOS ANGELES GATEWAY FACILITY]
equipment will also be used for
voice service.

London
Level 3's facilities have been          [PICTURE OF COLOCATION SPACE IN
designed to anticipate and embrace       LONDON GATEWAY FACILITY]
the rapid pace of technological
advances.  We have constructed our
Gateway facilities to be more
readily upgradeable and capable of
evolving as technology changes and
to meet customer demand.

Denver
Level 3 Gateways provide climate-       [PICTURE OF BACKUP POWER AND BATTERY
controlled environments and managed      SPACE IN DENVER GATEWAY FACILITY]
power with UPS battery and generator
backup.

      [ARTWORK APPEARING ON INSIDE FRONT COVER OF PROSPECTUS SUPPLEMENT]

------------------------------------------------------------------------------------------------------------
                       GATEWAY SITES IN SERVICE IN 1999
------------------------------------------------------------------------------------------------------------

United States                                                                                       Europe
------------------------------------------------------------------------------------------------------------
Atlanta           Dallas             Long Island*        Orlando*           Seattle                Amsterdam*

Baltimore*        Denver             Los Angeles         Philadelphia       Stamford*              Brussels*

Boston            Detroit            Miami*              San Diego          St. Louis*             Frankfurt

Chicago           Houston            Newark*             San Francisco      Tampa*                 London

Cincinnati*       Jersey City*       New York City       San Jose           Washington, D.C.       Paris*
------------------------------------------------------------------------------------------------------------

*Not in service; final city selection subject to change


                        [PICTURE OF TECHNICAL SPACE IN CHICAGO GATEWAY FACILITY]

                        Chicago

                        Level 3 Gateway facilities house
                        sophisticated optical and electronic
                        equipment, bringing together all of
                        Level 3's technology.

[DIAGRAM OF LAYOUT
OF TYPICAL
GATEWAY FACILITY
(NOT TO SCALE.)]

                        [PICTURE OF TECHNICAL SPACE IN WASHINGTON, D.C.
                         GATEWAY FACILITY]


                        Washington, D.C.

                        Network surveillance equipment in our
                        Gateways is used by our Network
                        Operations Center in Denver to monitor
                        the network 24 hours a day, 7 days a week.



                        [PICTURE OF COLOCATION SPACE IN NEW YORK
                         GATEWAY FACILITY]

                        New York

                        Level 3's Colocation facilities are among the largest and most modern in the industry, housing a state-of-the-art network of telephone and web hosting equipment. Colocation services from
                        Level 3 provide customers a quick,
                        cost-efficient way to launch their services.

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                                 ------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Information Regarding Forward-Looking Statements.........................  S-3
Prospectus Supplement Summary............................................  S-4
Risk Factors.............................................................  S-9
Use of Proceeds.......................................................... S-16
Capitalization........................................................... S-17
Common Stock Price Range and Dividends................................... S-17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-18
Industry Overview........................................................ S-28
Business................................................................. S-33
Management............................................................... S-53
Security Ownership of Certain Beneficial Owners and Management........... S-56
Certain Transactions and Relationships................................... S-57
Certain United States Tax Consequences to Non-United States Holders...... S-59
Underwriting............................................................. S-61
Other Information........................................................ S-63
Legal Matters............................................................ S-63
Experts.................................................................. S-63
Glossary of Terms........................................................ S-64
Index to Financial Statements............................................  F-1

                                   Prospectus

About This Prospectus.......................................................   1
Where You Can Find More Information.........................................   1
Risk Factors................................................................   1
The Company.................................................................   2
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends............   2
Application of Proceeds.....................................................   2
Description of Debt Securities..............................................   3
Description of Preferred Stock..............................................  12
Description of Depositary Shares............................................  17
Description of Common Stock.................................................  20
Description of Outstanding Capital Stock....................................  20
Plan of Distribution........................................................  21
Legal Matters...............................................................  23
Experts.....................................................................  23

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus supplement contains or incorporates by reference forward-looking statements. These forward-looking statements include, among others, statements concerning:

  (1) the Business Plan as defined, its advantages and our strategy for implementing the Business Plan;

  (2) anticipated growth of the communications and information services industry;

  (3) plans to devote significant management time and capital resources to our business;

  (4) expectations as to funding our capital requirements;

  (5) anticipated dates on which we will begin providing certain services or reach specific milestones in the Business Plan; and

  (6) other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

   You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory environment, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent us from achieving our stated goals include, but are not limited to, our failure to:

  (1) achieve and sustain profitability based on the creation and implementation of our end-to-end, Internet Protocol based communications network;

  (2) overcome significant early operating losses;

  (3) produce sufficient capital to fund the Business Plan;

  (4) develop financial and management controls, as well as additional controls of operating expenses as well as other costs;

  (5) attract and retain qualified management and other personnel;

  (6) install on a timely basis the switches/routers, fiber optic cable and associated electronics required for successful implementation of the Business Plan;

  (7) negotiate peering agreements;

  (8) develop and implement effective business support systems for processing customer orders and provisioning; and

  (9) make acquisitions necessary for the expansion of our networks and services and the implementation of the Business Plan.

   For a discussion of certain of these factors, see "Risk Factors" on page S-9.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary contains a general summary of the information contained in this prospectus supplement. It may not include all the information that is important to you. You should read the entire prospectus supplement, our prospectus dated February 17, 1999, and the documents incorporated by reference before making an investment decision.

   Level 3 Communications, Inc. was known as "Peter Kiewit Sons', Inc." prior to the March 31, 1998 split-off of its construction and mining management business from its other businesses. See "Business--History." See "Risk Factors" for factors that you should consider before investing in shares of our common stock and "Information Regarding Forward-Looking Statements" for information relating to statements contained in this prospectus supplement that are not historical facts. Capitalized terms used but not defined in this prospectus supplement have the meaning given to them in "Glossary of Terms."

                                    Level 3

   We engage in the information services, communications and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, we announced a business plan to increase substantially our information services business and to expand the range of services we offer. This plan is referred to in this prospectus supplement as the "Business Plan." We are implementing the Business Plan by building an international, facilities-based communications network based on Internet Protocol, or IP, technology.

   When complete, our network will combine both local and long distance networks and connect customers end-to-end across the U.S. and in Europe and the Pacific Rim. Over the next three to five years, our network is expected to encompass:

  . an intercity network covering nearly 16,000 miles in North America;

  . backbone facilities in 40 North American markets;

  . leased backbone facilities in 10 additional North American markets;

  . an intercity network covering approximately 3,500 miles across Europe;

  . leased or owned backbone facilities in 13 European and 8 Pacific Rim markets; and

  . transoceanic capacity.

   We expect to complete the U.S. intercity portion of the network during the first quarter of 2001. In the interim, we have leased a national network over which we began to offer services in the third quarter of 1998.

   We have rights-of-way along approximately 14,400 miles of our planned U.S. network route, have completed construction of 410 route miles of our intercity network and have an additional 850 route miles under construction. We have entered into transoceanic capacity agreements for three systems. We have local network development underway in 25 U.S. cities with fiber loops operational in three cities. We have secured approximately 1.25 million square feet of space for our gateway facilities which vary in size and the nature of services currently offered. Our gateway facilities are operational in 17 U.S. cities and in London and Frankfurt.

   We believe that, as technology advances, a comprehensive range of both consumer and business communications services will be provided over networks, such as ours, utilizing IP technology. These services will include traditional voice services and fax transmission, as well as other data services such as Internet access. We believe this shift has begun, and over time should accelerate, since IP networks offer:

  . more efficient use of network capacity than the traditional public switched telephone networks;

  . an open protocol which allows for market driven development of new uses and applications;

  . the prospect of technological advances that will address problems currently associated with IP-based applications; and

  . a standardized web browser interface for data and applications that makes it easier for end users to access and use these resources.

Level 3's Strategy

   Key elements of our strategy include:

  . Become the Low Cost Provider of Communications Services. We are designing our network to provide high quality communications services at a lower cost and to incorporate more readily future technological improvements relative to older, less adaptable networks.

  . Offer a Comprehensive Range of Communications Services. As the Business Plan is implemented, we intend to provide a comprehensive range of communications services over our network, including private line, colocation, Internet access, managed modem and voice and fax transmission services.

  . Provide Seamless Interconnection to the Public Switched Telephone Network. We and other technology providers are developing technology to allow seamless interconnection of IP networks with the public switched telephone network. A seamless interconnection will allow customers to use our IP-based services, including voice and fax, without modifying existing telephone and fax equipment or existing dialing procedures (that is, without the need to dial access codes or follow other similar special procedures).

  . Accelerate Market Roll-out. To support the launch of our services and develop a customer base in advance of completing our network build, we have begun offering services in 17 U.S. cities and in London and Frankfurt over leased local and intercity facilities. Over time, these leased networks will be displaced by networks that we are constructing.

  . Expand Target Market Opportunities. To increase revenue-producing traffic on our network more rapidly, we are using both a direct sales force and alternative distribution channels. These channels allow us to gain access to a substantially larger base of potential customers than we could otherwise initially address solely through a direct sales force.

  . Develop Advanced Business Support Systems. We are developing a substantial, scalable and web-enabled business support system infrastructure specifically designed to enable us to offer services efficiently to targeted customers. We believe that this system will reduce our operating costs, give our customers direct control over some of the services they buy from us and allow us to grow rapidly without redesigning the architecture of the business support system.

  . Leverage Existing Information Services Capabilities. We are expanding our existing capabilities in computer network systems integration, consulting, outsourcing and software reengineering, with particular emphasis on the conversion of legacy software systems to systems that are compatible with IP networks and web browser access.

  . Attract and Motivate High Quality Employees. We have developed programs designed to attract and retain employees with the technical skills necessary to implement the Business Plan. The programs include our Shareworks stock purchase plan and our Outperform Stock Option program.

Competitive Advantages

   We believe that we have the following competitive advantages that, together with our strategy, will assist us in implementing the Business Plan:

  . Experienced Management Team. We have assembled a management team that we believe is well suited to implement the Business Plan. Most of our senior management has been involved in leading the development and marketing of telecommunications products and in designing, constructing and managing intercity, metropolitan and international networks.

  .  Opportunity to Create a More Readily Upgradable Network
     Infrastructure. Our network design strategy seeks to take advantage of recent innovations, incorporating many features that are not present in older communications networks and provide us flexibility to take advantage of future developments and innovations.

  . Integrated End-to-End Network Platform. We believe that the integration of our local and intercity networks will expand the scope and reach of our on-net customer coverage and facilitate the uniform deployment of technological innovations as we manage our future upgrade paths.

  . Systems Integration Capabilities. We believe that our ability to offer computer outsourcing and systems integration services, particularly services relating to allowing a customer's legacy systems to be accessed with web browsers, will provide additional opportunities for selling our products and services.

   Our principal executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131 and our telephone number is (402) 536-3677. We are constructing a new headquarters outside of Denver, Colorado, which we expect to begin occupying during the summer of 1999.

                                  The Offering

   The following information assumes no exercise of the underwriters' over-allotment option. See "Underwriting." The number of shares outstanding excludes an aggregate of 70,000,000 shares of common stock reserved for issuance under our Outperform Stock Option program which includes our Shareworks stock purchase plan.

Common stock offered....................... 25,000,000 shares
Common stock to be outstanding after the
 offering.................................. 332,874,706 shares
Use of proceeds............................ The net proceeds (estimated to be $1.301 billion) will be used for implementation of
                                            the Business Plan, working capital, general
                                            corporate purposes and acquisitions.
Nasdaq National Market symbol.............. "LVLT"
Risk factors............................... Investing in shares of our common stock involves a high degree of risk. See "Risk
                                            Factors" on page S-9 for a discussion of
                                            certain matters that you should consider
                                            before investing in shares of the common
                                            stock.

                       Summary Financial Data of Level 3

   The summary financial data presented below as of and for the fiscal years ended the last Saturday in December of 1994, 1995, 1996 and 1997 have been derived from Level 3's audited consolidated financial statements and the notes related to those financial statements. The selected financial data presented below as of and for the fiscal year ended December 31, 1998 have been derived from Level 3's unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods. The following information should be read in conjunction with Level 3's audited consolidated financial statements and the notes related to those financial statements, which are included in this prospectus supplement. Since the Business Plan represents a significant expansion of Level 3's communications and information services business, Level 3 does not believe that the following information serves as a meaningful indicator of Level 3's future financial condition or results of operations. Level 3 expects to incur substantial net operating losses for the foreseeable future, and there can be no assurance that Level 3 will be able to achieve or sustain operating profitability in the future.

                                              Fiscal Year Ended (1)
                                        -----------------------------------
                                         1998    1997   1996   1995   1994
                                        ------  ------ ------ ------ ------
                                              (dollars in millions)
Results of Operations:
  Revenue.............................. $  392  $  332 $  652 $  580 $  537
  Earnings (loss) from continuing
   operations(2).......................   (202)     83    104    126     28
  Net earnings(3)......................    730     248    221    244    110
Financial Position:
  Total assets.........................  5,451   2,779  3,066  2,945  4,048
  Current portion of long-term debt....      5       3     57     40     30
  Long-term debt, less current
   portion(4)..........................  2,641     137    320    361    899
  Stockholders' equity.................  2,091   2,230  1,819  1,607  1,736

--------
(1) In October 1993, Level 3 acquired 35% of the outstanding shares of C-TEC Corporation, which shares entitled Level 3 to 57% of the available voting rights of C-TEC Corporation. At December 28, 1996, Level 3 owned 48% of the outstanding shares and 62% of the voting rights of C-TEC Corporation.

     As a result of the restructuring of C-TEC Corporation in 1997, Level 3 owns less than 50% of the outstanding shares and voting rights of each of the three entities into which C-TEC Corporation was divided, and therefore accounted for each entity using the equity method in 1997 and 1998. Level 3 consolidated C-TEC Corporation in its financial statements from 1994 to 1996.

     The financial position and results of operations of the construction and mining management businesses of Level 3 have been classified as discontinued operations due to the March 31, 1998 split-off of Level 3's construction and mining management businesses from its other businesses. Level 3's construction and mining management businesses are referred to in this prospectus supplement as the "Construction Group."

     In 1995, Level 3 dividended its investment in its former subsidiary, MFS Communications Company, Inc. to the holders of the Class D Stock. MFS Communications Company, Inc. is sometimes referred to in this prospectus supplement as "MFS." MFS' results of operations have been classified as a single line item on the statements of earnings for 1994 and 1995. MFS was consolidated in the 1994 balance sheet of Level 3. In 1994, MFS received net proceeds of approximately $500 million from the sale of 9.375% Senior Discount Notes.

     Level 3 sold its energy segment to CalEnergy Company, Inc. in 1998 and classified it as discontinued operations within the financial statements.

(2) Level 3 incurred significant expenses in conjunction with the expansion of its communications and information services businesses in 1998.

     In 1998, Level 3 acquired XCOM Technologies, Inc. and its developing telephone-to-IP network bridge technology. Level 3 recorded a $115 million nondeductible charge against earnings for the write-off of in-process research and development acquired in the transaction.

     In October 1998, the SEC issued new guidelines, which are applied retroactively, for valuing acquired research and development. Level 3 believes its accounting for the acquisition was made in accordance with generally accepted accounting principles and established appraisal practices at the time of the acquisition. However, due to the significance of the charge relative to the total value of the acquisition, Level 3 plans to meet with the SEC to review the facts and assumptions. It is possible that the SEC will require Level 3 to restate its results. A reduction of any portion of this write-off would result in increased earnings per share for Level 3 for 1998 and increase the goodwill associated with the XCOM transaction, which is amortized over five years.

(3) In 1998, Level 3 recognized a gain of $608 million equal to the difference between the carrying value of the Construction Group and its fair value. No taxes were provided on this gain due to the tax-free nature of the split-off.

     In 1998, Cable Michigan, Inc. was acquired by Avalon Cable of Michigan, Inc. Level 3 received approximately $129 million for its shares of Cable Michigan, Inc. in the acquisition and recognized a pre-tax gain of approximately $90 million in the fourth quarter of 1998.

     Level 3 also recognized in 1998 an after-tax gain of $324 million on the sale of its energy segment to CalEnergy Company, Inc.

(4) In 1998, Level 3 issued $2 billion of 9.125% Senior Notes due 2008 and $833 million principal amount at maturity of 10.5% Senior Discount Notes due 2008.

                                  RISK FACTORS

   Before you invest in shares of our common stock, you should carefully consider the following risks.

We are dependent on our new Business Plan that relies on Internet Protocol technology

   The current status of our Business Plan makes evaluation of its risks and rewards extremely difficult and speculative. The Business Plan depends upon a shift in providing communications services over Internet Protocol-based networks instead of the traditional public-switched networks. Our strategy assumes that we and others will develop technology that solves the problems currently associated with Internet Protocol-based applications, and that others will continue to develop new uses and applications for Internet Protocol-based networks. The success of our Business Plan depends on other assumptions as well, such as our ability to use open, non-proprietary interfaces in our network software and hardware that allow us to buy equipment in the future from multiple vendors. Finally, we must generate substantial traffic volume at acceptable prices on our network in order to realize the anticipated operating efficiencies and cost benefits of the network.

Substantial operating losses are expected for the foreseeable future

   The development of our Business Plan requires significant capital expenditures. We expect to incur a large portion of these capital expenditures before we receive any significant related revenues from our Business Plan. Because of these capital expenditures and the related early operating expenses, we expect substantial negative operating cash flow and net losses for the foreseeable future. For 1998, we incurred a loss from continuing operations of $202 million. We expect our operating losses for the foreseeable future to be substantially higher. We may never establish a significant customer base for our communications and information services business, and even if we do, we may continue to sustain substantial negative operating cash flow and net losses as a result of low prices or higher costs.

   Since our new Business Plan is a significant expansion of our communications and information services business, we believe that our historical financial results for periods ending prior to January 1, 1998 will not provide investors with a meaningful indicator of our future financial condition or results of operations.

A failure to finance our substantial capital requirements could adversely affect our Business Plan

   The implementation of our Business Plan and our ability to meet our projected growth depends on our ability to secure substantial additional financing. We estimate that the implementation of our Business Plan, as currently contemplated, requires between $8 and $10 billion over the 10-year period of the plan. However, the amount of additional financing we need could be higher than we currently estimate. The implementation of our Business Plan and our future financial results could be adversely affected if we are unsuccessful in obtaining required financing through:

  . raising debt or equity capital at the times we need on terms that we consider acceptable;

  .  generating cash flow from our operations; and

  . offering others fiber optic capacity on our network or access to our conduits.

   If we fail to obtain the required financing, we may be required to delay or abandon some of our future expansion or spending plans. Our existing level of debt and its terms may limit our ability to raise additional capital and otherwise restrict our activities. In addition, if our operations do not produce positive cash flow in sufficient amounts to pay our financing obligations, our future financial results and our ability to implement our Business Plan will be materially and adversely affected.

Difficulties in constructing our network could increase its estimated costs and delay its scheduled completion

   The construction, operation and any upgrading of our network is a significant undertaking. Administrative, technical, operational and other problems that could arise may be more difficult to address and solve due to the significant size and complexity of the planned network. We are also dependent on timely performance by third-party suppliers and contractors. In addition, important aspects of our network, such as voice and fax capability, will rely on technology that is in the development stage or that is largely commercially unproven. This new technology also may not be compatible with existing technology. Many of these factors and problems are beyond our control. As a result, the entire network may not be completed as planned for the costs and in the time frame that we currently estimate. We may be materially adversely affected as a result of any significant increase in the estimated cost of the network or any significant delay in its anticipated completion.

   After its initial completion, future expansions and adaptations of our network's electronic and software components may be necessary in order to respond to:

  .  a growing number of customers;

  .  increased demands by our customers to transmit larger amounts of data;

  .  changes in our customers' service requirements; and

  .  technological advances by our competitors.

   Any expansion or adaptation of our network will require substantial additional financial, operational and managerial resources. If we are unable to expand or adapt our network to respond to these developments on a timely basis and at a commercially reasonable cost, then our business will be materially adversely affected.

A failure to develop or acquire satisfactory voice or fax technology for Internet Protocol networks could adversely affect our business

   We are in the process of developing technology that we believe will avoid the need for customers on an Internet Protocol-based network to dial access codes or follow other special procedures to initiate a voice or fax call. We do not believe that this technology is currently commercially available. Our efforts to develop or acquire this technology in a timely manner and at an acceptable cost may not be successful. Our failure to develop or acquire this technology in a timely and cost efficient manner could have a material adverse effect on us. To date, Internet Protocol voice telephony has also had significant problems with quality, latency, reliability and security. Until we begin commercially deploying our voice or fax telephony services, we cannot predict whether our plans for solving these problems will work.

Our Business Plan requires the development of effective business support systems to implement customer orders and to provide and bill for services

   Our Business Plan depends on our ability to develop sophisticated business support systems. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for:

  .  implementing customer orders for services;

  .  provisioning, installing and delivering these services; and

  .  monthly billing for these services.

   Since our Business Plan provides for rapid growth in the number and volume of products and services we offer, we need to develop these business support systems on a schedule sufficient to meet our proposed service rollout dates. In addition, we will require these business support systems to expand and adapt with our rapid growth. The failure to develop effective business support systems could have a material adverse effect on our ability to implement our Business Plan.

We may be unable to hire and retain sufficient qualified personnel; the loss of any of our key executive officers could adversely affect us

   We believe that our future success will depend in large part on our ability to attract and retain highly skilled, knowledgeable, sophisticated and qualified managerial, professional and technical personnel. To implement our Business Plan, we need to have a substantial number of additional employees. We have experienced significant competition in attracting and retaining personnel who possess the skills that we are seeking. As a result of this significant competition, we may experience a shortage of qualified personnel. Our businesses are managed by a small number of key executive officers, particularly James Q. Crowe, Chief Executive Officer, R. Douglas Bradbury, Chief Financial Officer, and Kevin J. O'Hara, Chief Operating Officer. The loss of any of these key executive officers could have a material adverse effect on us.

Inability to manage effectively our planned rapid expansion could adversely affect our operations

   Our Business Plan contemplates rapid expansion of our business for the foreseeable future. This growth will increase our operating complexity and require that we, among other things, rapidly:

  .  expand our employee base with highly skilled personnel;

  .  develop, introduce and market new products and services;

  .  integrate any acquired operations and joint ventures;

  .  develop financial and management controls and systems; and

  .  control expenses related to our Business Plan.

   The significant size and complexity of our planned network and planned rate of expansion will make it more difficult to satisfy these requirements. Our failure to satisfy any of these requirements, or otherwise manage our growth effectively, could have a material adverse effect on us.

   If we were to make strategic investments, acquisitions or joint ventures, our resources and management time could be diverted and we may be unable to integrate them successfully with our existing network and services.

Burdensome peering and transit arrangements result in higher costs

   Currently, due to the absence of peering agreements with two of the largest Internet access providers, Level 3 is required to make transit payments with respect to most of its Internet traffic. Peering agreements with Internet service providers allow us to access the Internet and exchange transit for free with these providers. Recently, many Internet service providers that previously offered peering have reduced or eliminated peering relationships or are establishing new, more restrictive criteria for peering. If we cannot enter into peering agreements on satisfactory terms and therefore must continue to make transit payments, the costs could have a material adverse effect on our margins for our products that require Internet access.

We must obtain and maintain permits and rights-of-way to develop our network

   To acquire and develop our network, we must obtain many local franchises and other permits. We also must obtain rights to use underground conduit and aerial pole space and other rights-of-way and fiber capacity. The process of obtaining these franchises, permits and rights is time consuming and burdensome. If we are unable, on acceptable terms and on a timely basis, to obtain and maintain the franchises, permits and rights needed to implement our Business Plan, the buildout of our network could be materially adversely affected. In addition, the cancellation or non-renewal of the franchises, permits or rights we do obtain could materially adversely affect us.

Termination of relationships with key suppliers could cause delay and costs

   Until we complete the company-owned portion of our network, we will lease substantially all of our intercity communications capacity in North America, Europe and possibly elsewhere. As a result, we will be dependent on the providers of this capacity. In addition, we intend to lease a significant amount of capacity from local exchange carriers to connect our customers to our gateway sites. We are also dependent on third-party suppliers for substantial amounts of fiber, conduit, computers, software, switches/routers and related components that we will assemble and integrate into our network. If any of these relationships is terminated or a supplier fails to provide reliable services or equipment and we are unable to reach suitable alternative arrangements quickly, we may experience significant delays and additional costs. If that happens, we could be materially adversely affected.

Our industry is highly competitive with participants that have greater resources and existing customers

   Our industry, the communications and information services industry, is highly competitive. Many of our existing and potential competitors have financial, personnel, marketing and other resources significantly greater than ours. Many of these competitors have the added competitive advantage of an existing customer base. Significant new competitors could arise as a result of:

   . increased consolidation and strategic alliances in the industry resulting from recent Congressional and FCC actions;

   .  allowing foreign carriers to compete in the U.S. market;

   .  further technological advances; and

   .  further deregulation and other regulatory initiatives.

   If we are unable to compete successfully, our business could be materially adversely affected.

Rapid technological changes can lead to further competition

   The communications and information services industry is subject to rapid and significant changes in technology. In addition, the introduction of new products or technologies may reduce the cost or increase the supply of certain services similar to those that we plan to provide. As a result, our most significant competitors in the future may be new entrants to the communications and information services industry. These new entrants may not be burdened by an installed base of outdated equipment. Technological changes and the resulting competition on our operations could have a material adverse effect on us.

Increased industry capacity and other factors could lead to lower prices for our products and services

   There are currently three U.S. long distance fiber optic networks that are owned by each of AT&T, MCI WorldCom and Sprint, as well as numerous local networks. Others, including Qwest Communications International Inc., IXC Communications, Inc. and The Williams Companies, Inc., are deploying additional networks that use advanced technology similar to that of our network. These networks offer significantly more capacity than is currently available in the marketplace. This additional capacity may cause significant decreases in the prices for services. Prices may also decline due to capacity increases resulting from technological advances and strategic alliances, such as long distance capacity purchasing alliances among regional Bell operating companies. These price declines may be particularly severe if recent trends causing increased demand for capacity, such as Internet usage, change. Rapid growth in the use of the Internet is a recent phenomenon, and may not continue at the same rate.

We are subject to significant regulation that could change in an adverse manner

   Communications services are subject to significant regulation at the federal, state, local and international levels. These regulations affect us and our existing and potential competitors. Delays in receiving required regulatory approvals, completing interconnection agreements with incumbent local exchange carriers or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on us. In addition, future legislative, judicial, and regulatory agency actions could have a material adverse effect on us.

   Recent federal legislation provides for a significant deregulation of the U.S. telecommunications industry, including the local exchange, long distance and cable television industries. This legislation remains subject to judicial review and additional FCC rulemaking. As a result, we can not predict the legislation's effect on our future operations. Many regulatory actions are under way or are being contemplated by federal and state authorities regarding important items. These actions could have a material adverse effect on us.

Canadian law currently does not permit us to offer services in Canada

   Ownership of facilities that originate or terminate traffic in Canada is currently limited to Canadian carriers. This restriction will block our entry into the Canadian market unless appropriate arrangements can be made to address it.

Potential regulation of Internet service providers could adversely affect our operations

   The FCC has to date treated Internet service providers as enhanced service providers. Enhanced service providers are currently exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. The FCC is currently examining the status of Internet service providers and the services they provide. If the FCC were to determine that Internet service providers, or the services they provide, are subject to FCC regulation, including the payment of access charges and contribution to the universal service funds, it could have a material adverse effect on us.

   The FCC has also been considering whether local carriers are obligated to pay compensation to each other for the transport and termination of calls to Internet service providers when a local call is placed from an end user of one carrier to an Internet service provider served by the competing local exchange carrier. Recently, the FCC determined that it had no rule addressing inter-carrier compensation for these calls. In the absence of a federal rule, the FCC determined that it would not be unreasonable for a state commission, in some circumstances, to require payment of compensation for these calls. The FCC also released for comment alternative federal rules to govern compensation for these calls in the future. If state commissions, the FCC or the courts determine that inter-carrier compensation does not apply, carriers may be unable to recover their costs or will be compensated at a significantly lower rate. This could have a material adverse effect on us.

Network failure or delays and errors in transmissions expose us to potential liability

   Our network will use a collection of communications equipment, software, operating protocols and proprietary applications for the high speed transportation of large quantities of data among multiple locations. Given the complexity of our proposed network, it may be possible that data will be lost or distorted. Delays in data delivery may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software bugs that, despite our testing, may be discovered only after the network has been installed and is in use. The failure of any equipment or facility on the network could result in the interruption of customer service until we effect necessary repairs or install replacement equipment. Network failures, delays and errors could also result from natural disasters, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose us to customer liability or require expensive modifications that could have a material adverse effect on our business.

Intellectual property and proprietary rights of others could prevent us from using necessary technology to provide Internet Protocol voice services

   While we do not know of any technologies that are patented by others that we believe are necessary for us to provide Internet Protocol voice services, this necessary technology may in fact be patented by other parties either now or in the future. If this technology were held under patent by another person, we would have to negotiate a license for the use of that technology. We may not be able to negotiate such a license at a price that is acceptable to us. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using the technology and offering products and services incorporating the technology.

Our Year 2000 compliance efforts may not succeed, and PKS Systems may have liability from its Year 2000 customer projects

   We are conducting a review of our computer systems, including the computer systems used in our computer outsourcing business, to identify systems that could be affected by the Year 2000 computer issue. We are also developing and implementing a plan to resolve the issue. If any required plan to resolve the Year 2000 problem is unsuccessful, however, that result could have a material adverse effect on us. Until our review is completed and our plans are developed and completed, we cannot predict with certainty whether the cost of resolving the Year 2000 issue will be material.

   Our significant suppliers and customers, including those of our computer outsourcing business, may not be Year 2000 compliant in a timely manner and any noncompliance of these systems could have a material adverse effect on us.

   PKS Information Services, Inc., derives a substantial portion of its revenue from projects that its subsidiary, PKS Systems Integration LLC, conducts involving Year 2000 assessment and renovation services. These activities of PKS Systems expose us to potential risks that may include problems with services provided by PKS Systems to its customers and the potential for claims arising under PKS Systems' customer contracts. PKS Systems' attempts to contractually limit its exposure to liability for Year 2000 compliance issues may not be effective.

Foreign currency exchange rate fluctuations or repatriation could result in losses

   Our international expansion will cause our results of operations and the value of our assets to be affected by the exchange rates between the U.S. dollar and the currencies of the additional countries in which we have operations and assets. In some of these countries, prices of our products and services will be denominated in a currency other than the U.S. dollar. As a result, we may experience economic losses solely as a result of foreign currency exchange rate fluctuations, including a foreign currency's devaluation against the dollar. We may also in the future acquire interests in companies that operate in countries where the removal or conversion of currency is restricted. In addition, these restrictions could be imposed in countries where we conduct business after we begin our operations.

Environmental liabilities from our historical operations could be material

   Our operations and properties are subject to a wide variety of laws and regulations relating to environmental protection, human health and safety. These laws and regulations include those concerning the use and management of hazardous and non-hazardous substances and wastes. We have made and will continue to have to make significant expenditures relating to our environmental compliance obligations. There may be times when we are not in compliance with all these requirements.

   In connection with certain historical operations, we are a party to, or otherwise involved in, legal proceedings under state and federal law involving investigation and remediation activities at approximately 110 contaminated properties. We could be held liable, jointly and severally, and without regard to our own fault, for such investigation and remediation. The discovery of additional environmental liabilities related to our historical operations or changes in existing environmental requirements could have a material adverse effect on us.

Significant future declines in cash flow from coal operations

   More than half of our net revenues for 1998 were attributable to our coal mining operations. The level of cash flows generated in recent periods by our coal operations will not continue after the year 2000. These cash flow levels will decrease because the delivery requirements under our current long-term contracts decline significantly after that date. Moreover, without those contracts, our coal mining operations would not be able to operate profitably by selling their production on the spot markets. A substantial majority of our coal mining revenues are provided by three customer contracts.

Potential liabilities and claims arising from our coal operations could be significant

   Our coal operations are subject to extensive laws and regulations that impose stringent operational, maintenance, financial assurance, environmental compliance, reclamation, restoration and closure requirements. These requirements include those governing air and water emissions, waste disposal, worker health and safety, benefits for current and retired coal miners, and other general permitting and licensing requirements. We may not at all times be in compliance with all of these requirements. Liabilities or claims associated with this non-compliance could require us to incur material costs or suspend production. Mine reclamation costs that exceed our reserves for these matters also could require us to incur material costs.

Anti-takeover provisions in Level 3's charter and by-laws could limit our share price and delay a change of management

   Our certificate of incorporation and by-laws contain provisions that could make it more difficult or even prevent a third party from acquiring the company without the approval of our incumbent board of directors. These provisions, among other things:

  . divide our board of directors into three classes, with members of each class to be elected in staggered three-year terms;

  .  prohibit stockholder action by written consent in place of a meeting;

  . limit the right of stockholders to call special meetings of stockholders;

  . limit the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders; and

  . authorize our board of directors to issue preferred stock in one or more series without any action on the part of stockholders.

   These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and significantly impede the ability of the holders of our common stock to change management. In addition, we have adopted a poison pill rights plan, which has anti-takeover effects. Our rights plan, if triggered, will cause substantial dilution to a person or group that attempts to acquire our company on terms not approved by our board of directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

The terms of our debt agreements restrict us from making payments with respect to our common stock

   Our ability to pay cash dividends on, or repurchase shares of, our common stock is limited under the terms of our existing debt agreements. We do not currently intend to pay any cash dividends for the foreseeable future.

Sales of shares by certain stockholders or by Level 3 could depress our stock price

   We have registered approximately 4.68 million shares of common stock held by former securityholders of XCOM Technologies, Inc. and GeoNet Communications, Inc. These shares are not included in this offering. If all or a substantial portion of these shares are sold in the public market, our stock price may be adversely affected.

   The market price of our common stock could drop as a result of sales of a large number of our shares in the public market after the offering. The perception that sales may occur could have the same results. We will be subject to a 90 day black-out following the date of this prospectus supplement. During this black-out, we are not allowed to issue additional common stock except in limited circumstances or unless Salomon Smith Barney Inc. consents. One exception allows us to issue additional stock in connection with acquisitions. A second exception applies if we are included in a major market index.

   Our officers and directors will not be subject to any lock-up provision. Additional shares are issuable under our benefit programs depending on the extent to which our stock outperforms the S&P 500 by either rising at a higher rate or falling at a lower rate. The number of such shares that would be issued is based on a multiplier related to how much our stock outperforms the S&P 500.

                                USE OF PROCEEDS

   Our net proceeds from this offering are estimated to be $1.301 billion, or $1.496 billion if the underwriters' over-allotment option is exercised in full, after deducting estimated underwriting discounts and expenses. The net proceeds will be used for the implementation of the Business Plan. A portion of the net proceeds may also be used for working capital, general corporate purposes and acquisitions. Although we evaluate potential acquisitions from time to time, we have no agreement or understanding with any person to effect any material acquisition.

   Pending such utilization, we intend to invest the net proceeds of this offering in short-term investments.

                                 CAPITALIZATION

   The following table sets forth the consolidated capitalization of the Company as of December 31, 1998 and that capitalization as adjusted to give effect to the net proceeds from this offering, assuming no exercise of the underwriters' over-allotment option.

                                                          December 31, 1998
                                                        ------------------------
                                                         Actual     As Adjusted
                                                        ---------- -------------
                                                        (dollars in millions)
Cash and marketable securities......................... $    3,711   $    5,012
                                                        ==========   ==========
Current portion of long-term debt...................... $        5   $        5
                                                        ==========   ==========
Total long-term debt, less current portion............. $    2,641   $    2,641
Stockholders' equity
  Preferred stock, no par value; authorized 10,000,000
   shares; no shares outstanding actual and adjusted...         --           --
  Common Stock, $.01 par value; authorized 500,000,000
   shares; 307,874,706 shares outstanding actual and
   332,874,706 shares outstanding as adjusted..........          3            3
  Additional paid-in capital...........................        765        2,066
  Accumulated other comprehensive income...............          4            4
  Retained earnings....................................      1,319        1,319
                                                        ----------   ----------
    Total stockholders' equity.........................      2,091        3,392
                                                        ----------   ----------
Total capitalization...................................     $4,732   $    6,033
                                                        ==========   ==========

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

   Our common stock is quoted on the Nasdaq National Market under the symbol "LVLT." It began trading on the Nasdaq National Market on April 1, 1998, the day following the split-off. The table below sets forth, for the calendar quarters indicated, the high and low per share closing sale prices of our common stock as reported by the Nasdaq National Market. The prices set forth in the table have been adjusted to reflect the two-for-one split of our common stock effected as a stock dividend in August 1998.

                                                                    High   Low
      Year Ended December 31, 1998                                 ------ ------
      Second Quarter (from April 1, 1998)......................... $37.13 $24.00
      Third Quarter...............................................  42.13  29.78
      Fourth Quarter..............................................  43.13  24.00

      Year Ended December 31, 1999
      First Quarter (through March 3, 1999).......................  59.69  39.75

   On March 3, 1999, the closing price per share of our common stock was $55.00. We urge potential investors to obtain current market quotations before making any decision with respect to an investment in our common stock.

   We intend to retain future earnings for use in our business, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, we are effectively restricted under certain debt covenants from paying cash dividends on our common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This document contains forward looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to the Company. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. For a more detailed description of these risks, please see "Risk Factors."

Results of Operations

   In late 1997, the Company announced a plan to increase substantially its information services business and to expand the range of services it offers by building an advanced, international, facilities-based communications network based on IP technology. Since the Business Plan represents a significant expansion of the Company's communications and information services business, the Company does not believe that the Company's financial condition and results of operations for prior periods will serve as a meaningful indication of the Company's future financial condition or results of operations. The Company expects to incur substantial net operating losses for the foreseeable future, and there can be no assurance that the Company will be able to achieve or sustain operating profitability in the future.

   In addition, since the Company's current Business Plan represents a significant expansion of its communications and information services business and a change from its previous business direction, year-over-year comparisons to previous quarters may not serve as a meaningful indicator of the Company's future financial condition or results of operations.

 Fourth Quarter 1998

   For the fourth quarter of 1998, Level 3 reported consolidated revenues of $96 million. Revenue for the full year 1998 totaled $392 million. The net loss for the quarter was $35 million, or $0.11 a share. This includes a net pre-tax gain of $116 million related to certain Company investments, which principally represents a pre-tax gain of $90 million from the sale of the Company's interests in Cable Michigan, Inc., gains recognized in connection with issuances of stock by RCN Corporation ("RCN") and other asset dispositions. The net loss also includes a $21 million charge for third party software and associated development costs. Full year 1998 earnings of $730 million, or $2.42 a share, include a $608 million gain attributable to the discontinued construction operations. This gain was distributed to the former Class C shareholders at the March 31, 1998 separation of Level 3 from the Construction Group. The 1998 net loss from continuing operations was $202 million, or $0.67 per share.

   Revenue. Communications and information services revenue was $42 million, a 50% increase over fourth quarter 1997 revenue of $28 million. The year over year increase was primarily a result of the inclusion of revenue from the acquisitions completed during 1998--XCOM Technologies, Inc., GeoNet Communications, Inc., and miknet Internet Based Services GmbH. XCOM's revenue is derived primarily from reciprocal compensation fees paid by a regional telephone company. A recent FCC ruling could result in the elimination of reciprocal compensation. The fourth quarter also included revenue from new communication services that were launched in 10 U.S. cities at the end of the third quarter of 1998.

   Other revenue of $54 million includes $50 million from coal mining, a 14% decrease over fourth quarter 1997 coal revenue of $58 million. The decrease was due to an acceleration of customer shipments in earlier quarters of 1998. Full year 1998 coal revenue of $228 million was slightly ahead of full year 1997 revenue of $222 million.

   General and Administrative Expenses. Total general and administrative (G&A) expenses for the quarter were $117 million, an increase of 388% over the fourth quarter 1997 G&A expenses of $24 million. Fourth quarter 1998 results include approximately $84 million in G&A expenses associated with the expansion of the communications business, including expected additions in personnel. The Company added 300 employees to the communications business during the fourth quarter of 1998, bringing the total number of employees for Level 3 Communications, Inc. to approximately 2,200.

   Additional employee related expenses in the fourth quarter include $16 million of stock based compensation expense. During the second quarter of 1998, Level 3 introduced its Outperform Stock Option program, which requires the Company's stock to outperform the S&P 500 before the options have any value to an employee. These expenses are accounted for in accordance with SFAS No. 123, "Accounting For Stock-Based Compensation."

   Software Development. Approximately $20 million was charged against fourth quarter earnings for third party software and associated development costs. The charge was in accordance with new accounting rules (Statement of Position 98-1), which changed the allocation allowances of items that can be expensed or capitalized for internally developed software.

   Write-off of In-Process Research and Development. On April 23, 1998, the Company completed the acquisition of XCOM Technologies, a privately held company that developed certain components necessary for the Company to develop an interface between its Internet Protocol-based network and the PSTN.

   The Company accounted for this transaction, valued at $154 million, as a purchase. Of the total purchase price, $115 million was attributed to acquired in-process research and development, and was taken as a non-deductible charge to earnings in the second quarter of 1998.

   In October 1998, the SEC issued new guidelines, which are applied retroactively, for valuing acquired research and development. The Company believes its accounting for the acquisition was made in accordance with generally accepted accounting principles and established appraisal practices at the time of the acquisition. However, due to the significance of the charge relative to the total value of the acquisition, Level 3 plans to meet with the SEC to review the facts and assumptions. It is possible that the SEC will require the Company to restate its results. A reduction of any portion of this write-off would result in increased earnings per share for Level 3 for 1998 and increase the goodwill associated with the XCOM transaction, which is amortized over five years.

   Sale of Cable Michigan Interests. On November 10, 1998, the Company announced the completion of the sale of Cable Michigan to Avalon Cable of Michigan, Inc. Level 3 received approximately $129 million in cash, resulting in a gain of approximately $90 million.

   Capital Expenditures. Capital expenditures for the quarter were $501 million, up from $265 million in the third quarter of 1998. The significant increase was due to the acceleration of construction for both the inter-city and certain local networks in the U.S. and Europe. Full year capital expenditures totaled $910 million for 1998.

   Debt Offering. On December 2, 1998, Level 3 completed the sale of $833 million principal amount at maturity of 10.5% Senior Discount Notes due 2008 in a transaction that was exempt from registration under the Securities Act of 1933. The Company intends to use the net proceeds of the offering, which were approximately $486 million, to accelerate the implementation of the Business Plan.

   Subsequent Events. In January 1999, Level 3 acquired BusinessNet Limited, a leading London-based Internet service provider. This acquisition accelerated Level 3's entry into the UK market as BusinessNet had an established market focus on the financial and professional services community, specifically through its IntraCity(TM) network, offering access to financial and other Internet Protocol oriented services.

   Third Quarter 1998 vs. Third Quarter 1997

   The following discussion should be read in conjunction with the Company's consolidated condensed financial statements (including the notes thereto) included elsewhere herein.

   Revenue. Revenue for the quarters ended September 30, is summarized as follows (in millions):

                                                                       1998 1997
                                                                       ---- ----
   Communications and Information Services............................ $ 37 $27
   Coal Mining........................................................   64  50
   Other..............................................................    5   4
                                                                       ---- ---
                                                                       $106 $81
                                                                       ==== ===

   Communications and Information Services revenue consists of computer outsourcing revenue of $15 million, systems integration revenue of $14 million and $8 million of communications revenue from XCOM, subsequent to its acquisition in April 1998. XCOM's revenue is derived primarily from reciprocal compensation fees paid by a regional telephone company. The comparable amounts in 1997 for computer outsourcing and systems integration were $13 million and $14 million, respectively. Computer outsourcing revenues increased due to the addition of several new customers in late 1997 and early 1998. The acquisitions of two small firms, for a total of $15 million in the second quarter of 1998, resulted in $3 million of additional systems integration revenue. This increase was offset by the loss of a major contract in early 1998 and a decline in systems reengineering revenue. Revenue from communications services is expected to increase in the fourth quarter as the Company recognizes additional revenue from its IP related services.

   Coal mining revenue increased $14 million in the third quarter of 1998 compared to the same period in 1997. Additional alternate source coal sales to Commonwealth Edison Company was partially offset by the expiration of other long term contracts at the end of 1997 and lower priced contracts with new customers in 1998.

   Operating Expenses. Operating expenses increased 27% in 1998 to $47 million. Margin, as a percentage of revenue, declined from 40% in 1997 to 32% in 1998 for information services businesses. The early termination of a large contract in March of this year for the systems integration business resulted in lower staff utilization and a decrease in margins. Margins for the computer outsourcing business declined slightly in 1998. The start-up costs incurred to establish a second data center in Phoenix were partially offset by a decline in migration costs for new customers. Margins on coal sales increased 6% in the third quarter of 1998. An increase in sales of higher margin alternate source coal was partially offset by lower margins on coal sold from the Company's mines. If current market conditions continue, the Company will experience a significant decline in coal revenue and earnings over the next several years as delivery requirements under long-term contracts decline as these long-term contracts begin to expire.

   Depreciation and Amortization Expense. Depreciation and amortization expense increased to $11 million in 1998 from $5 million in 1997. Depreciation on equipment for computer outsourcing contracts and depreciation and amortization of assets acquired in the XCOM acquisition are primarily responsible for the increase. Additional depreciation is expected in the fourth quarter of 1998 as the Company commences operations on additional portions of its IP network.

   General and Administrative Expenses. General and administrative expenses increased significantly in 1998 to $96 million from $26 million in 1997 primarily due to the cost of activities associated with preparing for the expected launch of the IP related services. The Company incurred incremental compensation and travel costs for the substantial number of new employees that have been hired to begin implementation of the Business Plan, legal costs associated with obtaining licenses, agreements and technical facilities and other development costs associated with the Company's plans to begin offering services in 15 U.S. cities by the end of 1998. In addition to the costs to expand the communications and information services businesses, the Company recorded $12 million of non-cash compensation and professional service expenses in the third quarter of 1998 for expenses recognized under SFAS No. 123. General and administrative costs are expected to increase significantly in future periods as the Company implements the Business Plan.

   EBITDA. EBITDA which consists of earnings (losses) before interest, income taxes, depreciation, amortization, non-cash stock-based compensation and other non-operating income or expenses was $(25) million in 1998 and $18 million in 1997. The primary reason for the decrease between periods is the significant increase in general and administrative expenses, described above, incurred in connection with the implementation of the Company's Business Plan. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of the performance of the Company's businesses, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. See "Consolidated Condensed Statements of Cash Flows."

   Interest Income. Interest income increased significantly in 1998 to $53 million from $8 million in 1997 as the Company's average cash, cash equivalents and marketable securities balance approximated $3.7 billion in the third quarter of 1998. The Company's average cash, cash equivalents and marketable securities balance approximated $573 million in the comparable 1997 period. Pending utilization of the cash equivalents and marketable securities in implementing the Business Plan, the Company intends to invest the funds primarily in government and governmental agency securities. This investment strategy will provide for less yield on the funds, but is expected to reduce the risk to principal prior to using the funds in implementing the Business Plan.

   Interest Expense. Interest expense, net increased significantly in 1998 to $46 million from $3 million in 1997. Interest expense increased substantially due to the completion of the offering of $2 billion aggregate principal amount of 9.125% Senior Notes due 2008 issued on April 23, 1998. The amortization of debt issuance costs associated with the Senior Notes also increased interest expense in the third quarter. The Company capitalized $5 million of interest expense on network construction and systems development projects in the third quarter of 1998.

   Other Expense. Other expense, net increased in 1998 to $27 million. The increase in other expense is due to the losses incurred by the Company's equity method investees, primarily RCN. RCN is a full service provider of local, long distance Internet and cable television services to primarily residential users in the densely populated areas of the Northeast United States. RCN is incurring significant costs in developing its business plan including the acquisitions of several Internet service providers. The Company recorded $22 million of equity losses attributable to RCN in the third quarter of 1998. Partially offsetting these losses was the gain on RCN's stock activity. In 1998, RCN issued stock through a public offering and for certain acquisitions. These issuances resulted in a decrease in the Company's ownership percentage but an increase in the Company's proportionate share of RCN's equity. In accordance with its accounting policy, the Company recognized pre-tax gains of $21 million and $4 million in the second and third quarters of 1998, respectively. Also included in other expense are equity earnings in Commonwealth Telephone Enterprises, Inc., a Pennsylvania public utility providing telephone service, equity in losses of Cable Michigan, Inc., a cable television operator in the State of Michigan, and realized gains and losses on the sale of marketable securities, investments and other assets each not individually significant to the Company's results of operations.

   Income Tax Benefit. Income tax benefit differs from the statutory rate in 1998 primarily due to the $115 million nondeductible write-off of the in-process research and development costs related to the XCOM acquisition. The income tax provision in 1997 is slightly below the statutory rate due primarily to depletion allowances, tax exempt interest income and other individually insignificant deductions for tax purposes in excess of those recognized for financial reporting purposes.

   Discontinued Operations. In 1997, the United Kingdom implemented a "Windfall Tax" against privatized British utilities. The one-time tax was 23% of the difference between the value at the time of privatization and the utility's current value. The total impact of the tax to Level 3, directly through its investment in CE Electric UK, plc. and indirectly through its 30% ownership in CalEnergy, was $63 million in the third quarter of 1997.

   Nine Months 1998 vs. Nine Months 1997

   Revenue. Revenue for the nine months ended September 30, is summarized as follows (in millions):

                                                                      1998 1997
                                                                      ---- ----
   Communications and Information Services........................... $102 $ 67
   Coal Mining.......................................................  178  165
   Other.............................................................   16   10
                                                                      ---- ----
                                                                      $296 $242
                                                                      ==== ====

   Revenue increased 22% to $296 million in 1998 for the nine months ended September 30, 1998 compared to the same period in 1997. Systems integration revenue, which consists mostly of Year 2000 projects, increased 41% to $42 million in 1998. The Company's systems integration business was still in its early states of development in 1997 and the increase in revenue reflects the strong demand for system integration services. Also contributing to the growth of systems integration revenue was the acquisition of two small firms in the second quarter of 1998 which contributed $3 million of revenue. Revenue for the computer outsourcing business increased 24% to $46 million in 1998. The increase is attributable to the addition of several new customers in 1997 and early 1998. The remaining $14 million of communications revenue is primarily attributable to XCOM which was acquired in April 1998.

   Mining revenue increased 8% in 1998 to $178 million. Increases in alternate source coal sales were partially offset by a decrease in coal sold from the Company's mines. Coal sold from the Company's mines declined due to the expiration of a long-term contract in 1997.

   Operating Expenses. Operating expenses increased 18% to $138 million in 1998. Margin, as a percent of revenue, decreased 18% for the systems integration business as the early termination of a large contract resulted in a lower utilization of operating personnel. Gross margins for the computer outsourcing business increased 9% during the first nine months of 1998. A decrease in migration costs incurred in 1997 to implement new outsourcing contracts was partially offset by start up costs incurred for the second data center in Phoenix. Margins for the mining business increased by 3% in 1998. In 1998 an increase in higher margin alternate source coal sales were partially offset by the reduced margins on coal sold from the Company's mines. In 1997, margins were positively effected by the buyout of a spot coal contract. Under the buyout, the customer was able to cancel its contract commitments by making a payment equal to 60% of the price of the coal. These proceeds, with no corresponding costs, resulted in the higher margin for the period.

   Depreciation and Amortization Expense. Depreciation and amortization expense increased $9 million during the first nine months of 1998. Depreciation on the computer equipment purchased for general and administrative personnel, computer outsourcing businesses and the depreciation and amortization of equipment and goodwill acquired in the XCOM acquisition, were primarily responsible for the increase in depreciation expense.

   General and Administrative Expenses. General and administrative expenses increased significantly in 1998 due to the expansion of the communications and information services businesses. The hiring of approximately 800 employees to implement the IP business led to increases in compensation, relocation, travel and facilities expenses. In addition to regular compensation, the Company recognized $23 million of non-cash expense for stock options and warrants granted in the first nine months of 1998. The Company also incurred significant professional service fees associated with the initial development of a substantial, scalable business support infrastructure, specifically designed to enable the Company to offer services efficiently to its targeted customers. In addition, the Company also incurred legal costs associated with obtaining licenses, agreements and technical facilities and other development costs associated with the Business Plan.

   Write-off of In-Process Research and Development. Write-off of in-process research and development was $115 million in 1998. The in-process research and development costs were the portion of the purchase price allocated to the telephone network-to-IP network bridge technology acquired by the Company in the XCOM transaction and were estimated, through formal valuation, at $115 million. In accordance with generally accepted accounting principles, the $115 million was taken as a nondeductible charge against earnings in the second quarter of 1998.

   EBITDA. EBITDA declined to $(18) million in 1998 from $64 million in 1997. The increase in operating costs and general and administrative expenses associated with the expanding communications and information services businesses was primarily responsible for the decline.

   Interest Income. Interest income increased to $124 million in 1998 from $23 million in 1997. The $1.16 billion proceeds from the sale of the energy assets on January 2, and the $1.94 billion proceeds from the debt offering on April 28, were primarily responsible for the average cash, cash equivalents and marketable securities balance increasing from $514 million to $2.9 billion for the nine months ending September 30, 1997 and 1998, respectively. The increase in the average balance was directly responsible for the increase in interest income.

   Interest Expense. Interest expense, net increased to $86 million in 1998. The increase in interest expense is directly attributable to the interest on the Senior Notes and the amortization of the deferred debt issuance costs. The interest expense for 1997 is primarily attributable to the debt on the California toll road which is nonrecourse to the Company. The Company capitalized $6 million of interest expense on network construction and systems development projects in 1998.

   Other Expense. Other expense, net increased substantially in 1998 to $53 million from $11 million in 1997 due primarily to increased losses recognized by the Company's equity method investee, RCN. The Company's share of these losses approximated $75 million in 1998. RCN recognized a charge to earnings of approximately $52 million (of which the Company's share was $24 million) with respect to certain costs of the acquisitions associated with in process research and development activities. Partially offsetting these losses was the gain on RCN's stock activity of $25 million. In 1998, RCN issued stock through a public offering and for certain acquisitions. These issuances resulted in a decrease in the Company's ownership percentage but an increase in the Company's proportionate share of RCN's equity. It is the Company's policy to recognize a gain for the increase in the Company's proportionate share of RCN's equity. Also included in other expense are equity earnings in Commonwealth Telephone Enterprises, Inc., equity in losses of Cable Michigan, Inc., and realized gains and losses on the sale of marketable securities, investments and other assets each not individually significant to the Company's results of operations.

   Income Tax (Provision) Benefit. Income tax benefit differs from the expected statutory rate primarily due to the nondeductible write-off of the in-process research and development costs allocated in the XCOM transaction. The effective rate in 1997 is lower than the expected rate due to depletion allowances and tax exempt interest income.

   Discontinued Operations. Discontinued operations includes the one-time gain of $608 million recognized upon the distribution of the Construction Group to stockholders on March 31, 1998. Also included in discontinued operations is the gain, net of tax, of $324 million from the Company's sale of its energy assets to

CalEnergy on January 2, 1998. In 1997, the United Kingdom implemented a "Windfall Tax" against privatized British utilities. The total impact of the tax to Level 3, directly through its investment in CE Electric UK, plc. and indirectly through its 30% ownership in CalEnergy, was $63 million in 1997.

Financial Condition--September 30, 1998

   The Company's working capital increased substantially during 1998 due primarily to the sale of the Company's energy assets to CalEnergy for $1.16 billion on January 2, 1998, and the $1.94 billion of proceeds from the issuance of Senior Notes on April 28, 1998. The Company's working capital increased $2.1 billion to $3.5 billion on September 30, 1998. The Company's operations used $16 million of cash during the first nine months of 1998, primarily for the payment of 1998 estimated income taxes and the costs in implementing the Business Plan. These items were partially offset by funds provided by coal mining operations, the receipt of a $45 million federal tax refund, a $26 million payment from INTERNEXT, LLC, the acquirer of the right to use 24 fibers and associated facilities along the Company's entire U.S. intercity network, and interest income. The initial interest payment on the Company's 9.125% Senior Notes due 2008, $92 million, was made on November 2, 1998.

   Investing activities include the purchase of $5,132 million of marketable securities, the sales and maturities of marketable securities of $2,882 million, $409 million of capital expenditures, primarily for the expanding IP and information services business and $24 million of investments, principally $15 million for information services businesses. The Company also realized $26 million of proceeds from the sale of property, plant and equipment and other assets.

   Financing sources in 1998 consisted primarily of the net proceeds of $1.94 billion from the sale of Senior Notes in April, the conversion of 2.3 million shares of Class C Stock, with a redemption value of $122 million, into 21 million shares of Level 3 common stock (formerly Class D Stock) in January, proceeds from the sale of Level 3 common stock of $21 million and the exercise of stock options for $7 million. In 1998, Level 3 issued $183 million of stock for the acquisition of several IP businesses and reflected in the equity accounts the $164 million fair value of the issuance and forced conversion of the Class R Stock during the first nine months of 1998.

Liquidity and Capital Resources

   Since late 1997, the Company has substantially increased the emphasis it places on and the resources devoted to its communications and information services business. The Company has commenced the implementation of a plan to become a facilities-based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. To reach this goal, the Company plans to expand substantially the business of its subsidiary, PKS Information Services, Inc., ("PKSIS") and to create, through a combination of construction, purchase and leasing of facilities and other assets, an international, end-to-end, facilities-based communications network. The Company is designing its network based on IP technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

   The implementation of the Business Plan requires significant capital expenditures, a substantial portion of which will be incurred before any significant related revenues from the Business Plan are expected to be realized. These expenditures, together with the associated early operating expenses, will result in substantial negative operating cash flow and substantial net operating losses for the Company for the foreseeable future. Although the Company believes that its cost estimates and build-out schedule are reasonable, there can be no assurance that the actual construction costs or the timing of the expenditures will not deviate from current estimates. The Company's capital expenditures in connection with the Business Plan were approximately $910 million in 1998. The Company estimates that its capital expenditures in connection with the Business Plan will range from $2 billion to $3 billion in 1999. The Company's current liquidity in addition to the net proceeds from this offering, the Senior Notes and the Senior Discount Notes, the cost sharing agreement with INTERNEXT and the realization of value of certain non-core assets, should be sufficient to fund the currently committed portions of the Business Plan.

   The Company estimates that the implementation of the Business Plan, as currently contemplated, requires between $8 and $10 billion over the 10-year period of the plan. The Company's ability to implement the Business Plan and meet its projected growth is dependent upon its ability to secure substantial additional financing in the future. The Company expects to meet its additional capital needs with the proceeds from sales or issuance of equity securities, credit facilities and other borrowings, or additional debt securities. The Senior Notes were issued under an indenture which permits the Company and its subsidiaries to incur substantial amounts of debt. In addition, the Company may sell or dispose of existing businesses or investments to fund portions of the Business Plan. The Company may sell or lease capacity, its conduits or access to its conduits. There can be no assurance that the Company will be successful in producing sufficient cash flow, raising sufficient debt or equity capital on terms that it will consider acceptable, or selling or leasing fiber optic capacity or access to its conduits, or that proceeds of dispositions of the Company's assets will reflect the assets' intrinsic value. Further, there can be no assurance that expenses will not exceed the Company's estimates or that the financing needed will not likewise be higher than estimated. Failure to generate sufficient funds may require the Company to delay or abandon some of its future expansion or expenditures, which could have a material adverse effect on the implementation of the Business Plan.

   There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing will be on terms acceptable to the Company. If the Company is unable to obtain additional financing when needed, it may be required to scale back significantly its Business Plan and, depending upon cash flow from its existing businesses, reduce the scope of its plans and operations.

   In connection with implementing the Business Plan, management will continue reviewing the existing businesses of the Company to determine how those businesses will complement the Company's focus on communications and information services. If it is decided that an existing business is not compatible with the communications and information services business, the Company may dispose of that business.

   On June 4, 1998, Cable Michigan announced that its board of directors had reached a definitive agreement to sell the company to Avalon Cable of Michigan, Inc. for $40.50 per share in a cash-for-stock transaction. Level 3 received approximately $129 million when the transaction closed on November 6, 1998 and recognized pre-tax gain of approximately $90 million in the fourth quarter.

   New Accounting Pronouncements. In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which changes the way public companies report information about segments. SFAS No.131, which is based on the management approach to segment reporting includes requirements to report selected segment information quarterly, and entity-wide disclosures about products and services, major customers, and geographic data. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company will reflect the adoption of SFAS No. 131 in its December 31, 1998 financial statements.

   On March 4, 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). The effective date of this pronouncement is for fiscal years beginning after December 15, 1998, however, earlier application is encouraged and the Company is accounting for these costs in accordance with SOP 98-1 in 1998.

   On April 3, 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which provides guidance on the financial reporting of start-up and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company expects that the charge to earnings resulting from the adoption of SOP 98-5 will not be significant relative to the Company's financial position or results of operations.

   On June 15, 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 (January 1, 2000 for the Company). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at the fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not currently utilize derivative instruments, therefore the adoption of SFAS No. 133 is not expected to have a significant effect on the Company's results of operations or its financial position.

   Year 2000. The Company is in the process of conducting a review of its computer systems, including the computer systems used in the Company's computer outsourcing business, to identify systems that could be affected by the "Year 2000" computer issue. Based upon this review, the Company will develop and implement a plan to resolve any related issues. The Year 2000 issue results from computer programs written with date fields of two digits, rather than four digits, thus resulting in the inability of computer programs to distinguish between the year 1900 and 2000. The Company expects that its Year 2000 compliance project will be completed before the Year 2000 date change. During the execution of this project, the Company has and will continue to incur internal staff costs as well as consulting and other expenses. These costs will be expensed, as incurred, in compliance with generally accepted accounting principles. The expenses associated with this project, as well as the related potential effect on the Company's earnings, are not expected to have a material effect on its future operating results or financial condition. The source of funds for Year 2000 compliance costs will be cash on hand, and are expected to represent an immaterial amount of the Company's overall information systems budget. There can be no assurance, however, that the Year 2000 problem will not have a material adverse effect on the Company's business, financial condition, competitive position and results of operations.

   The Company anticipates that its plan to resolve related Year 2000 issues will be a multiphase plan that would include (1) assessment of the potential Year 2000 issues, (2) a detailed action plan based upon the results of its assessment of the potential issues, (3) remediation of systems and products that are identified in the assessment and the detailed plan as requiring correction or elimination, (4) testing of the results of the remediation efforts to assess Year 2000 readiness and (5) the implementation of the remediated systems and products. Additional details of the Company's plan will be outlined as they are finalized.

   The Company's wholly owned subsidiary, Level 3 Communications, LLC, is a new company that is implementing new technologies to provide IP technology-based communications services to its customers. This company has adopted a strategy to select technology vendors and suppliers that provide products that are represented by such vendors and suppliers to be Year 2000 compliant. In negotiating its vendor and supplier contracts, the company secures Year 2000 warranties that address the Year 2000 compliance of the applicable product(s). As part of the Company's Year 2000 compliance program, plans will be put into place to test these products to confirm they are Year 2000 compliant.

   The Company has initiated communications with its significant suppliers and customers, including those that will provide leased communications capacity to the Company as well as those of PKSIS's computer outsourcing business and, in particular, vendors of that business's computer outsourcing operating environments, to determine the extent to which the Company is vulnerable to the failure by such parties to remediate Year 2000 compliance issues. No assurance can be given, however, that the systems will be made Year 2000 compliant in a timely manner or that the noncompliance of the systems of any of these parties would not have a material adverse effect on the Company's business, financial condition, competitive position and results of operations.

   PKS Systems Integration LLC ("PKS Systems"), a subsidiary of PKSIS, provides a wide variety of information technology services to its customers. In fiscal year 1997, approximately 80% of the revenue generated by PKS Systems related to projects involving Year 2000 assessment and renovation services performed by PKS Systems for its customers. These contracts generally require PKS Systems to identify date-affected fields in certain application software of its customers and, in many cases, PKS Systems undertakes efforts to remediate those date-affected fields so that Year 2000 data may be processed. Thus, Year 2000 issues affect many of the services PKS Systems provides to its customers. This exposes PKS Systems to potential risks that may include problems with services provided by PKS Systems to its customers and the potential for claims arising under PKS Systems' customer contracts. PKS Systems attempts to contractually limit its exposure to liability for Year 2000 compliance issues. However, there can be no assurance as to the effectiveness of these contractual limitations.

   The expenses associated with this project by PKSIS, as well as the related potential effect on the Company's earnings, are not expected to have a material effect on its future operating results or financial condition. There can be no assurance, however, that the Year 2000 problem, and any loss incurred by any customers of PKSIS as a result of the Year 2000 problem, will not have a material adverse effect on the Company's financial condition and results of operations.

                               INDUSTRY OVERVIEW

History and Industry Development

   Telecommunications Industry. Prior to its court-ordered breakup in 1984 (the "Divestiture"), AT&T largely monopolized the telecommunications services in the United States even though technological developments had begun to make it economically possible for companies (primarily entrepreneurial enterprises) to compete for segments of the communications business.

   The present structure of the U.S. telecommunications market is largely the result of the Divestiture. As part of the Divestiture, seven local exchange holding companies were created to offer services in geographically defined areas called LATAs. The RBOCs were separated from the long distance provider, AT&T, resulting in the creation of two distinct market segments: local exchange and long distance. The Divestiture provided for direct, open competition in the long distance segment.

   The Divestiture did not provide for competition in the local exchange market. However, several factors served to promote competition in the local exchange market, including: (i) customer desire for an alternative to the RBOCs, also referred to as the ILECs; (ii) technological advances in the transmission of data and video requiring greater capacity and reliability than ILEC networks were able to accommodate; (iii) a monopoly position and rate of return-based pricing structure which provided little incentive for the ILECs to upgrade their networks; and (iv) the significant fees, called "access charges," that long distance carriers were required to pay to the ILECs to access the ILECs' networks.

   The first competitors in the local exchange market, designated as CAPs by the FCC, were established in the mid-1980s. Most of the early CAPs were entrepreneurial enterprises that operated limited networks in the central business districts of major cities in the United States where the highest concentration of voice and data traffic is found. Since most states prohibited competition for local switched services, early CAP services primarily consisted of providing dedicated, unswitched connections to long distance carriers and large businesses. These connections allowed high-volume users to avoid the relatively high prices charged by ILECs for dedicated, unswitched connections.

   As CAPs proliferated during the latter part of the 1980s, certain federal and state regulators issued rulings which favored competition and promised to open local markets to new entrants. These rulings allowed CAPs to offer a number of new services, including, in certain states, a broad range of local exchange services, including local switched services. Companies providing a combination of CAP and switched local services are sometimes referred to as CLECs. This pro-competitive trend continued with the passage of the Telecommunications Act of 1996 (the "Telecom Act"), which provided a legal framework for introducing competition to local telecommunications services throughout the United States.

   Over the last three years, several significant transactions have been announced representing consolidation of the U.S. telecom industry. Among the ILECs, Bell Atlantic Corporation and NYNEX Corporation merged in August 1997, Pacific Telesis Group and SBC Communications Inc. merged in April 1997, SBC Communications Inc. and Ameritech Corporation have proposed a merger and GTE Corporation and Bell Atlantic Corporation have proposed a merger. Major long distance providers have sought to enhance their positions in local markets, through transactions such as AT&T's acquisition of Teleport Communications Group and proposed acquisition of Tele-Communications, Inc. and WorldCom's mergers with MFS and Brooks Fiber Properties. They have also sought to otherwise improve their competitive positions, through transactions such as WorldCom's merger with MCI.

   Many international markets resemble that of the United States prior to the Divestiture. In many countries, traditional telecommunications services have been provided through a monopoly provider, frequently controlled by the national government, such as a Post, Telegraph and Telephone Company. In recent years, there has been a trend toward liberalization of many of these markets, particularly in Europe. Led by the introduction of competition in the United Kingdom, the European Union mandated open competition as of January 1998. Similar trends are emerging, albeit more slowly, in Asia.

   Internet Industry. The Internet is a global collection of interconnected computer networks that allows commercial organizations, educational institutions, government agencies and individuals to communicate electronically, access and share information and conduct business. The Internet originated with the ARPAnet, a restricted network that was created in 1969 by the United States Department of Defense Advanced Research Projects Agency to provide efficient and reliable long distance data communications among the disparate computer systems used by government-funded researchers and academic organizations. The networks that comprise the Internet are connected in a variety of ways, including by the public switched telephone network and by high speed, dedicated leased lines. Communications on the Internet are enabled by IP, an inter-networking standard that enables communication across the Internet regardless of the hardware and software used.

   Over time, as businesses have begun to utilize e-mail, file transfer and, more recently, intranet and extranet services, commercial usage has become a major component of Internet traffic. In 1989, the U.S. government effectively ceased directly funding any part of the Internet backbone. In the mid-1990s, contemporaneous with the increase in commercial usage of the Internet, a new type of provider called an ISP became more prevalent. ISPs offer access, e-mail, customized content and other specialized services and products aimed at allowing both commercial and residential customers to obtain information from, transmit information to, and utilize resources available on the Internet.

   ISPs generally operate networks composed of dedicated lines leased from ILECs, CLECs and ISPs using IP-based switching and routing equipment and server-based applications and databases. Customers are connected to the ISP's POP by facilities obtained by the customer or the ISP from either ILECs or CLECs through a dedicated access line or the placement of a circuit-switched local telephone call to the ISP.

   IP Communications Technology. There are two widely used switching technologies in currently deployed communications networks: circuit-switching systems and packet-switching systems. Circuit-switch based communications systems establish a dedicated channel for each communication (such as a telephone call for voice or fax), maintain the channel for the duration of the call, and disconnect the channel at the conclusion of the call. Packet-switch based communications systems format the information to be transmitted, such as e-mail, voice, fax and data into a series of shorter digital messages called "packets." Each packet consists of a portion of the complete message plus the addressing information to identify the destination and return address.

   Packet-switch based systems offer several advantages over circuit-switch based systems, particularly the ability to commingle packets from several communications sources together simultaneously onto a single channel. For most communications, particularly those with bursts of information followed by periods of "silence," the ability to commingle packets provides for superior network utilization and efficiency, resulting in more information being transmitted through a given communication channel. There are, however, certain disadvantages to packet-switch based systems as currently implemented. Rapidly increasing demands for data, in part driven by the Internet traffic volumes, are straining capacity and contributing to latency (delays) and interruptions in communications transmissions. In addition, there are concerns about the adequacy of the security and reliability of packet-switch based systems as currently implemented.

   Initiatives are under way to develop technology to address these disadvantages of packet-switch based systems. The Company believes that the evolving IP standard, which is a market based standard broadly adopted in the Internet and elsewhere, will remain a primary focus of these development efforts. The Company expects the benefits of these efforts to be improved communications throughout, reduced latency and declining networking hardware costs.

Telecommunications Services Market

   Overview of U.S. Market. The traditional U.S. market for telecommunications services can be divided into three basic sectors: long distance services, local exchange services and Internet access services. In 1997, it is estimated that local exchange services accounted for revenues of $92.4 billion, long distance services generated revenues of $104.6 billion and Internet services revenues totaled $6.3 billion. Revenues for both local exchange and long distance services include amounts charged by long distance carriers and subsequently paid to ILECs (or, where applicable, CLECs) for long distance access.

   Long Distance Services. A long distance telephone call can be envisioned as consisting of three segments. Starting with the originating customer, the call travels along an ILEC or CLEC network to a long distance carrier's POP. At the POP, the call is combined with other calls and sent along a long distance network to a POP on the long distance carrier's network near where the call will terminate. The call is then sent from this POP along an ILEC or CLEC network to the terminating customer. Long distance carriers provide only the connection between the two local networks, and pay access charges to LECs for originating and terminating calls.

   The following diagram is a simplified illustration of a typical long distance call:

                             [CHART APPEARS HERE]

   Local Exchange Services. A local call is one that does not require the services of a long distance carrier. In general, the local exchange carrier connects end user customers within a LATA and also provides the local portion of most long distance calls.

   The following diagram is a simplified illustration of a typical local call:

                              [CHART APPEARS HERE]

   Internet Service. Internet services are generally provided in at least two distinct segments. A local network connection is required from the ISP customer to the ISP's local facilities. For large, communication-intensive users and for content providers, these connections are typically unswitched, dedicated connections provided by ILECs or CLECs, either as independent service providers or, in some cases, by a company which is both a CLEC and an ISP. For residential and small/medium business users, these connections are generally PSTN connections obtained on a dial-up access basis as a local exchange telephone call. Once a local connection is made to the ISP's local facilities, information can be transmitted and obtained over a packet-switched IP data network, which may consist of segments provided by many interconnected networks operated by a number of ISPs. This collection of interconnected networks makes up the Internet. A key feature of Internet architecture and packet-switching is that a single dedicated channel between communication points is never established, which distinguishes Internet-based services from the PSTN.

   The following diagram is a simplified illustration of a typical Internet access service:

                              [CHART APPEARS HERE]

   Overview of International Market. The traditional market for telecommunications services outside of the United States can also be divided into three basic sectors: long distance services, local exchange services and Internet access services. In 1997, it is estimated that local exchange services accounted for revenues of $116.6 billion, long distance services generated revenues of $193.7 billion and Internet services revenues totaled $4.8 billion.

   IP Network and Interconnection. The Company is designing the Level 3 network to be optimized for IP-based communications, rather than circuit-switch based communications such as that utilized by the PSTN. The network is being designed with the goal of providing the Company with the ability to adapt its facilities, hardware and software to future technology developments in packet-switch based communications systems.

   There are many IP networks currently in operation. While generally adequate for data transmission needs, these networks usually are not configured to provide the voice quality, real-time communications requirements of a traditional telephone call. With current technology, this quality can only be achieved by providing a substantial cushion of communications capacity. In addition, existing voice-over IP services generally require either customized end-user equipment or the dialing of "access codes" or the following of other special procedures to initiate a call. There are also concerns about the reliability and security of existing IP-voice networks.

   The Company is developing its IP-voice services so that customers will not be required to dial access codes or follow other special procedures to initiate a call. The Company and other technology providers are developing soft-switch technology to enable the transmission of traffic seamlessly between a router-based IP network and the circuit-based PSTN. This technology is expected to provide the Level 3 network with the same ubiquity of the PSTN. Specifically, the Company's technology is expected to provide Level 3 with (1) the ability to originate PSTN telephone traffic from an ILEC's switch (when the origination point is not on the Level 3 network), (2) route the traffic over the Level 3 network and (3) deliver the traffic either (a) directly to its destination (if the destination is on the Level 3 network) or (b) to an interconnection point where the traffic is transferred back to the PSTN (the routing of traffic to this interconnection point will be determined based on a least-cost routing criteria). When this capability is fully developed, Level 3 expects to be able to obtain the benefits of packet-switch based communications protocols on its network, while allowing its customers to use their existing equipment, telephone numbers and dialing procedures, without additional access codes, for routing the call to the Level 3 network. Level 3 believes that by building its own network with significant excess capacity, expandability and the latest technological advances in network design and equipment and having the ability to route calls over the PSTN in the event of service disruptions, the other significant issues associated with IP-voice transmission (quality, latency, reliability and security) should be satisfactorily addressed. The Company plans to begin commercially testing its IP-voice transmission services in selected markets in the second quarter of 1999. See "Risk Factors--A failure to develop or acquire satisfactory voice or fax technology for Internet Protocol networks could adversely affect our business."

   On November 16, 1998, Level 3 and Bell Communications Research Inc. announced the merger of their respective specifications for a new protocol designed to bridge between the current circuit-based PSTN and emerging IP technology based networks.

   The merged specification, called the Media Gateway Control Protocol, or MGCP, represents a combination of the Internet Protocol Device Control, or IPDC specification developed by a consortium formed by Level 3 and made up of leading communications hardware and software companies, and the Simple Gateway Control protocol, developed by Bell Communications Research Inc. and Cisco Systems, Inc. The MGCP specification is available without a fee to service providers and hardware and software vendors interested in implementing it in their networks and equipment.

   The significance of MGCP is that when implemented it will provide customers with a seamless interconnection between traditional PSTN and the newer IP technology networks. Level 3 believes that this integration will enable customers to benefit from the lower cost of IP network services, including voice and fax, without modifying existing telephone and fax equipment or dialing access codes. Level 3 plans to use MGCP in the development of its own network.

                                    BUSINESS

   Level 3 engages in the information services, communications and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, the Company announced the Business Plan to increase substantially its information services business and to expand the range of services it offers by building an advanced, international facilities-based communications network based on IP technology.

History

   The Company was incorporated as Peter Kiewit Sons', Inc. in Delaware in 1941 to continue a construction business founded in Omaha, Nebraska in 1884. In subsequent years, the Company invested a portion of the cash flow generated by its construction activities in a variety of other businesses. The Company entered the coal mining business in 1943, the telecommunications business (consisting of MFS and, more recently, an investment in C-TEC Corporation and its successors RCN, Commonwealth Telephone and Cable Michigan, Inc. ) in 1988, the information services business in 1990 and the alternative energy business, through CalEnergy, in 1991. Level 3 also has made investments in several development-stage ventures.

   In the last three years, the Company has distributed to its stockholders a portion of its telecommunications business, split off its construction business and sold its investments in the alternative energy sector. In 1995, the Company distributed to the holders of Class D Stock all of its shares of MFS. In the seven years from 1988 to 1995, the Company invested approximately $500 million in MFS; at the time of the distribution to stockholders in 1995, the Company's holdings in MFS had a market value of approximately $1.75 billion. In December 1996, MFS was purchased by MCI WorldCom in a transaction valued at $14.3 billion.

   In December 1997, the Company's stockholders ratified the decision of the Board to effect the split-off separating the Construction Group. As a result of the split-off, which was completed on March 31, 1998, the Company no longer owns any interest in the Construction Group. In conjunction with the split-off, the Company changed its name to "Level 3 Communications, Inc.," and the Construction Group changed its name to "Peter Kiewit Sons', Inc."

   In January 1998, the Company completed the sale to CalEnergy of its energy investments, consisting primarily of a 24% equity interest in CalEnergy. The Company received proceeds of approximately $1.16 billion from this sale, and as a result recognized an after-tax gain of approximately $324 million in 1998.

   On November 6, 1998, Avalon Cable of Michigan, Inc. acquired all the outstanding stock of Cable Michigan. Level 3 received approximately $129 million in cash for its interest in Cable Michigan and recognized a pre-tax gain of approximately $90 million.

Business Plan

   Since late 1997, the Company has substantially increased the emphasis it places on and the resources devoted to its communications and information services business. Since that time, the Company has become a facilities-based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. The Company has expanded substantially the business of its subsidiary PKSIS and is creating, through a combination of construction, purchase and leasing of facilities and other assets, an international, end-to-end, facilities-based communications network. The Company is designing the Level 3 network based on IP technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

   Market and Technology Opportunity. The Company believes that, as technology advances, a comprehensive range of both consumer and business communications and information services will be provided over networks utilizing IP technology. These services will include traditional voice services and fax transmission, as well as other data services such as Internet access and virtual private networks. The Company believes this shift has begun, and over time should accelerate, for the following reasons:

  . Efficiency. As a packet-switched technology, IP technology generally uses network capacity more efficiently than the traditional circuit-switched PSTN. Therefore, certain services can be provided for lower cost over a network using IP technology, particularly those services which are not timing sensitive, such as e-mail and file transfer.

  . Flexibility. IP technology is an open protocol (a non-proprietary, published standard) which allows for market driven development of new uses and applications for IP networks. In contrast, the PSTN is based on proprietary protocols, which are governed and maintained by international standards bodies that are generally controlled by government-affiliated entities and slower to accept change.

  . Improving Technologies. The Company believes that IP's market based protocol will likely lead to technological advances that will address the problems currently associated with IP-based applications, including the difficulty achieving seamless interconnection with the PSTN, latency (delay through the network which can negatively affect timing sensitive communications such as voice and fax), quality and concerns about adequate security and reliability.

  . Standardized Interface. Web browsers were developed for the public Internet and are usable with many IP networks. Web browsers can provide a standardized interface to data and applications on an IP network. Standardized interfaces make it easier for end users to access and use these resources.

   Level 3's Strategy. The Company is seeking to capitalize on the benefits of IP technology by pursuing the Business Plan. Key elements of the Company's strategy include:

  . Become the Low Cost Provider of Communications Services. Level 3 is designing its network to provide high quality communications services at a lower cost and to incorporate more readily future technological improvements relative to older, less adaptable networks. For example, the Level 3 network is being constructed using multiple conduits to allow the Company to cost-effectively deploy future generations of optical networking components and thereby expand capacity and reduce unit costs. In addition, the Company's strategy is to maximize the use of open, non-proprietary interfaces in the design of its network software and hardware. This approach is intended to provide Level 3 with the ability to purchase the most cost-effective network equipment from multiple vendors.

  . Offer a Comprehensive Range of Communications Services. As the Business Plan is implemented, the Company intends to provide a comprehensive range of communications services over the Level 3 network, including private line, colocation, Internet access, managed modem and voice and fax transmission service. The Company is currently offering all of these services other than voice and fax transmission services.

  . Provide Seamless Interconnection to the PSTN. The Company and other technology providers are developing technology to allow seamless interconnection of the Level 3 network with the PSTN. A seamless interconnection will allow customers to use the Level 3 network, including voice and fax, without modifying existing telephone and fax equipment or existing dialing procedures (that is, without the need to dial access codes or follow other similar special procedures).

  . Accelerate Market Roll-out. To support the launch of its services and develop a customer base in advance of completing the construction of its network, Level 3 has begun offering services in 17 U.S. cities and in London and Frankfurt over leased local and intercity facilities. Over time, these leased networks will be displaced by networks that the Company is constructing.

  . Expand Target Market Opportunities. The Company has a direct sales force that targets large businesses. In addition, the Company has developed alternative distribution channels to gain access to a substantially larger base of potential customers than the Company could otherwise initially address through its direct sales force. Through the combination of a direct sales force and alternative distribution channels, the Company believes that it will be able to rapidly increase revenue-producing traffic on its network.

  . Develop Advanced Business Support Systems. The Company is developing a substantial, scalable and web-enabled business support system infrastructure specifically designed to enable the Company to offer services efficiently to its targeted customers. The Company believes that this system will reduce our operating costs, give our customers direct control over some of the services they buy from us and allow us to grow rapidly without redesigning the architecture of its business support system.

  . Leverage Existing Information Services Capabilities. The Company is expanding its existing capabilities in computer network systems integration, consulting, outsourcing and software reengineering, with particular emphasis on the conversion of legacy software systems to systems that are compatible with IP networks and web browser access.

  . Attract and Motivate High Quality Employees. The Company has developed programs designed to attract and retain employees with the technical skills necessary to implement the Business Plan. The programs include the Company's Shareworks stock purchase plan and its Outperform Stock Option program.

  Competitive Advantages. The Company believes that it has the following competitive advantages that, together with its strategy, will assist it in implementing the Business Plan:

  . Experienced Management Team. Level 3 has assembled a management team that it believes is well suited to implement the Business Plan. Most of Level 3's senior management was involved in leading the development and marketing of telecommunication products and in designing, constructing and managing intercity, metropolitan and international networks.

  .  Opportunity to Create a More Readily Upgradable Network
     Infrastructure. Level 3's network design strategy seeks to take advantage of recent innovations, incorporating many of the features that are not present in older communication networks and provides Level 3 flexibility to take advantage of future development and innovation.

  . Integrated End-to-End Network Platform. Level 3's strategy is to deploy network infrastructure in major metropolitan areas and to link these networks with significant intercity networks in North America and Europe. The Company believes that the integration of its local and intercity networks will expand the scope and reach of its on-net customer coverage, and facilitate the uniform deployment of technological innovations as the Company manages its future upgrade paths.

  . Systems Integration Capabilities. The Company believes that its ability to offer computer outsourcing and systems integration services, particularly services relating to allowing a customer's legacy systems to be accessed with web browsers, will provide additional opportunities for selling the Company's products and services.

The Level 3 Network

   An important element of the Business Plan is the development of the Level 3 network, an international, end-to-end network optimized for IP technology. Today, the Company is primarily offering its communications services using local and intercity facilities that are leased from third parties. This enables the Company to offer services during the construction of its own facilities. Over time, the portion of the Company's network that is owned by the Company will increase and the portion of the facilities leased will decrease. Over the next three to five years, the Company's network is expected to encompass:

   .  an intercity network covering nearly 16,000 miles in North America;

   .  backbone facilities in 40 North American markets;

   .  leased backbone facilities in 10 additional North American markets;

   .  an intercity network covering approximately 3,500 miles across Europe;

   . leased or owned backbone facilities in 13 European and 8 Pacific Rim markets; and

   .  transoceanic capacity.

See "Risk Factors--Difficulties in constructing our network could increase its estimated costs and delay its scheduled completion."

   Intercity Networks. The Company's nearly 16,000 mile fiber optic intercity network in North America will consist of the following:

  . Rights-of-way ("ROW") from a number of third parties including railroads, highway commissions and utilities. The Company is procuring these rights from sources which maximize the security and quality of the Company's installed network. As of February 2, 1999, the Company had use of approximately 14,400 miles of ROW which will satisfy approximately 93% of the ROW requirements for the North American intercity network. It has obtained these rights pursuant to agreements with Union Pacific Railroad Company, Burlington Northern & Santa Fe Railroad Company, Canadian Pacific Railway Co., Norfolk Southern Corporation and others.

  . Multiple conduits connecting local city networks in approximately 200 North American cities, in 50 of which the Company expects to have city networks. In general, Level 3 will install groups of 10 conduits in its intercity network, but will install groups of up to 12 conduits in areas where it expects network demand to be stronger. The Company believes that the availability of spare conduit will allow it to deploy future technological innovations in optical networking components as well as providing Level 3 with the flexibility to offer conduit to other entities.

  . Initial installation of optical fiber strands designed to accommodate dense wave division multiplexing transmission technology. This fiber allows deployment of equipment which transmits signals on 32 or more individual wavelengths of light per strand, thereby significantly increasing the capacity of the Company's network relative to older networks which generally use optical fiber strands that transmit fewer wavelengths of light per strand. In addition, the Company believes that the installation of newer optical fibers will allow a combination of greater wavelengths of light per strand, higher digital transmission speeds and greater spacing of network electronics. The Company also believes that each new generation of optical fiber will allow increases in the performance of these aspects of the fiber and will result in lower unit costs.

  . High speed SONET transmission equipment employing self-healing protection switching and designed for high quality and reliable transmission.

  . A design that maximizes the use of open, non-proprietary hardware and software interfaces to allow less costly upgrades as hardware and software technology improves.

   To support the launch of its services in the third quarter of 1998, the Company has leased intercity capacity from two providers, connecting the first 15 Level 3 North American markets. This leased capacity will be displaced over time by Level 3's North American intercity network.

   On July 20, 1998, Level 3 entered into a network construction cost-sharing agreement with INTERNEXT, LLC, a subsidiary of NEXTLINK Communications, Inc. The agreement, which is valued at $700 million, calls for INTERNEXT to acquire the right to use 24 fibers and certain associated facilities installed along the entire route of Level 3's North American intercity network in the United States. INTERNEXT will pay Level 3 as segments of the intercity network are completed which will reduce the overall cost of the network to the Company. The network as provided to INTERNEXT will not include the necessary electronics that allow the fiber to carry communications transmissions. Also, under the terms of the agreement, INTERNEXT has the right to an additional conduit for its exclusive use and to share costs and capacity in certain future fiber cable installations in Level 3 conduits.

   The following diagram depicts the currently planned North American intercity network when fully constructed:

                                     [MAP]

   The North American intercity network is expected to be completed during the first quarter of 2001. Deployment of the North American intercity network will be accomplished through simultaneous construction efforts in multiple locations, with different portions being completed at different times. As of December 31, 1998, the Company has completed 410 route miles of the intercity network and has an additional 850 route miles under construction.

   In Europe, the Company is deploying an approximately 3,500 mile fiber optic intercity network with characteristics similar to those of the North American intercity network. As in North America, the Company will provide initial service in Europe over a leased line and dark fiber network that will be displaced over time by the intercity network owned by the Company. The Company has recently begun development of the first approximately 1,750 mile portion of the European intercity network, with completion expected by the end of the third quarter of 2000. In the Pacific Rim, the Company currently intends to provide service over a leased line intercity network and long term leases of submarine cable capacity.

   In 1998, the Company entered into transoceanic capacity agreements for three systems which will link Level 3's North American, European and Pacific Rim intercity networks. One agreement provides for Level 3's participation in the construction of an undersea cable system that will connect Japan and the United States by mid-year 2000. The remaining two agreements were entered into by the Company for trans-Atlantic capacity.

   Local Market Infrastructure. The Company's local facilities include fiber optic networks, in a SONET ring configuration, connecting Level 3's intercity network gateway sites to ILEC and CLEC central offices, long distance carrier POPs, buildings housing communication-intensive end users and Internet peering and transit facilities.

   The Company has secured approximately 1.25 million square feet of space for its gateway facilities as of January 1999 and has completed the buildout of approximately 825,000 square feet of this space. The Company's gateway facilities are being designed to house local sales staff, operational staff, the Company's transmission and IP routing/switching facilities and technical space to accommodate colocation of equipment by high-volume Level 3 customers, such as ISPs, in an environmentally controlled, secure site with direct access to the Level 3 network through dual, fault tolerant connections. The Company has gateway facilities, which vary in size, in New York City, Washington, D.C., Philadelphia, Atlanta, Boston, Dallas, Houston, Chicago, Detroit, Denver, Seattle, San Francisco, San Jose, Los Angeles, San Diego, Manchester, New Hampshire and Providence, Rhode Island. The Company is offering a limited set of services (including private line, colocation services, Internet access and managed modem) at its gateway sites in these cities. The availability of these services varies by location.

   As of December 31, 1998, local network development was underway in 25 U.S. cities. In January 1999, the Company's initial local fiber loops became operational in three cities--Dallas, Denver and Seattle--with construction of loops in five additional cities expected to be completed in the second quarter of 1999.

   As of February 1, 1999, the Company had 107 approved ILEC colocation applications in 27 cities and completed construction in 38 of these central offices. As of February 1, 1999, the Company had entered into interconnection agreements with RBOCs covering 22 cities.

   The Company has negotiated master leases with several CLECs and ILECs to obtain leased capacity from those providers so that the Company can provide its clients with local transmission capabilities before its own local networks are complete and in locations not directly accessed by the Company's owned facilities.

   The launches of services in London and Frankfurt followed the Company's acquisitions of BusinessNet Limited, a leading UK ISP, in January 1999 and miknet Internet Based Services GmbH, a leading German ISP, in September 1998. The Company launched its international gateway in London in January 1999. The 75,000 square foot office and operations facility will be the hub of European operations and will house the operational center and network equipment, along with additional space for expansion and colocation services. The Company plans to offer services in and between Paris, Amsterdam and Frankfurt in 1999 and one additional European city, also in 1999.

Communication and Information Services

   In connection with the Business Plan, the Company is substantially increasing the emphasis it places on and the resources devoted to its communications and information services business. The Company intends to build on the strengths of its information services business and the benefits of the Level 3 network to offer a broad range of other services to business and other end users.

   Level 3 currently offers, through its subsidiary PKSIS, computer operations outsourcing and systems integration services to customers located throughout the United States as well as abroad. The Company's systems integration services help customers define, develop and implement cost-effective information services. The computer outsourcing services offered by the Company include networking and computing services necessary for older mainframe-based systems and newer client/server-based systems. The Company provides its outsourcing services to clients that want to focus their resources on core businesses, rather than expend capital and incur overhead costs to operate their own computing environments. Level 3 believes that it is able to utilize its expertise and experience, as well as operating efficiencies, to provide its outsourcing customers with levels of service equal to or better than those achievable by the customers themselves, while at the same time reducing the customers' cost for such services. This service is particularly useful for those customers moving from older computing platforms to more modern client/server networks.

   The Company offers reengineering services that allow companies to convert older legacy software systems to modern networked computing systems, with a focus on reengineering software to enable older software application and data repositories to be accessed by web browsers over the Internet or over private or limited access IP networks. Through its Suite 2000SM line of services, the Company provides customers with a multi-phased service for converting programs and applications so that date-related information is accurately processed and stored before and after the year 2000. The Company also provides customers with a combination of workbench tools and methodologies that provide a complete strategy for converting mainframe-based application systems to client/server architecture, while at the same time ensuring Year 2000 compliance. See "Risk Factors--Our Year 2000 compliance efforts may not succeed, and PKS Systems may have liability from its Year 2000 customer projects."

   As the Business Plan is being implemented, the Company is beginning to offer a comprehensive range of communications services, including the following:

  . Private Line and Special Access. Private line and special access services are established as a permanent physical connection between locations for the exclusive use of the customer. The Company is offering the following types of special access and private line services:

    . Private Line. This type of link is a dedicated line connecting two end-user locations for voice and data applications, including ISPs.

    . Carrier-to-Carrier Special Access. This type of link connects carriers (long distance providers, wireless providers, ILECs and CLECs) to other carriers.

    . End-user to Long Distance Provider Special Access. This type of link connects an end-user, such as a large business, with the local POP of its chosen long distance provider.

     The Company is currently offering its local special access and private line services with available transmission speeds from T1 to OC3 and OC48 and its long distance services will be offered at speeds from T1 to OC3 and OC48. The Company is initially marketing its special access and private line services to ISPs, resellers and medium to large corporate customers.

  . Colocation. The Company is offering its customers and other service providers the ability to locate their communications and networking equipment at Level 3's gateway sites in a safe and secure technical operating environment. The demand for these colocation services has increased as companies expand into geographic areas in which they do not have appropriate space or technical personnel to support their equipment and operations. At its operational colocation sites, the Company is offering customers AC/DC power, optional UPS power, emergency back-up generator power, HVAC, fire protection and security. Level 3 is also offering high-speed, reliable connectivity to the Level 3 leased network and other networks, including both local and wide area networks, the PSTN and Internet. These sites are being monitored and maintained 24 hours a day, seven days a week.

     Level 3 is offering customers, including ISPs, the opportunity to colocate their web-server computers at the Company's larger gateway sites, enabling them to take advantage of the marketing, customer service, internal company information ("intranets") and other benefits offered by such web presence. By colocating its web-server in a Level 3 facility, a customer has the ability to deploy a high-quality, high-reliability Internet presence without investing capital in data center space, multiple high-speed connections or other capital intensive infrastructure. Although the customer is responsible for maintaining the content and performance of its server, the Company's technicians will be available to monitor basic server operation. The Company will also offer redundant infrastructure consisting of multiple routers and connections to Internet backbones and is also offering IP services such as e-mail, news feeds and Domain Name Services.

  . Internet Access. The Company is beginning to offer Internet access to business customers, other carriers and ISPs. These services include high-capacity Internet connections ranging from T1 to OC3 transmission speeds. The Company has peering arrangements with approximately 60 ISPs and is currently purchasing transit from two major ISPs.

  . Managed Modem. The Company is offering to its customers an outsourced, turn-key infrastructure solution for the management of dial up access to either the public Internet or a corporate data network that may include access to the public Internet ("Managed Modem"). While ISPs are provided a fully managed dial-up network infrastructure for access to the public Internet, corporate customers that purchase Managed Modem services receive connectivity for remote users to support data applications such as telecommuting, e-mail retrieval, and client/server applications. For Managed Modem customers, Level 3 arranges for the provision of local network coverage, dedicated local telephone numbers (which the Managed Modem customer distributes to its customers in the case of an ISP or to its employees in the case of a corporate customer), racks and modems as well as dedicated connectivity from the customers location to the Level 3 gateway facility. Level 3 also provides monitoring of this infrastructure 24 hours a day, seven days a week. By providing a turn-key infrastructure modem solution, Level 3 believes that this product allows its customers to save both capital and operating costs.

  . Voice and Fax. The Company seeks to offer voice and fax services, including both real-time voice and fax transmission services, which are accessed using existing telephone and fax equipment and existing dialing procedures. The Company expects that these services will be offered at a quality level equal to that of the PSTN.

  . Special Services. The Company is offering dark fiber and conduit along its local and intercity networks on a long term lease basis. Dark fiber is the term that is used to describe fiber optic strands that are not connected to transmission equipment. A customer can obtain dark fiber and/or conduit in any combination of three ways: (1) segment by segment,
     (2) full ring or (3) the entire Level 3 network. Level 3 offers colocation space in its gateway and intercity retransmission facilities to these customers for the placement of their transmission electronics. Although Level 3 will not be responsible for the management of the customer's transmission electronics, Level 3 is contemplating providing installation and maintenance services for this equipment on a fee for service basis.

Distribution Strategy

   The Company's distribution strategy is to utilize a direct sales force as well as alternative distribution channels. Through the combination of a direct sales force and alternative distribution channels, the Company believes that it will be able to more rapidly access markets and increase revenue-producing traffic on its network. To implement its distribution strategy, the Company is developing an in-house direct sales force and several alternative distribution channels.

   The Company uses its direct sales force to market its available products and services directly to large communications-intensive businesses. In addition, the direct sales force targets national and international accounts. These communications-intensive customers would typically be connected directly to the Level 3 leased network using unswitched, dedicated facilities.

   As part of its distribution strategy, the Company is developing several alternative distribution channels. These include agents, resellers and wholesalers.

  . Agents are independent organizations that sell Level 3's products and services under the Level 3 brand name to end-users in exchange for revenue based commissions. The Company's agents generally focus on specific market segments (such as small and medium sized businesses) and have existing customer bases. Sales through this alternative distribution channel require Level 3 to provide the same type of services that would be provided in the case of sales through its own direct sales force such as order fulfillment, billing and collections, customer care and direct sales management.

  . Resellers are independent companies that purchase Level 3's products and services and then "repackage" these services for sale to their customers under their own brand name. Resellers generally require access to certain of the Company's business operating systems in connection with the sale of the Company's services to the resellers' customers. Sales through this distribution channel generally do not require Level 3 to provide order fulfillment, billing and collection and customer care.

  . Wholesalers are independent companies that purchase from the Company unbundled network and service capabilities in large quantities in order to market their own products and services under a brand name other than Level 3. Wholesalers have minimal dependence on the Company's business support systems in connection with the sale of services to their customers.

   The Company anticipates that participants in its alternative distribution channels will sell services directly to medium and small businesses and consumers. The Company expects these medium and small businesses and consumers to access the Level 3 network by using local switched services that are provided by CLECs or

ILECs or by utilizing newly emerging alternatives including various DSL modem technologies, cable modems and wireless access technologies.

Business Support System

   In order to pursue its direct sales and alternative distribution strategies, the Company is developing a set of integrated software applications designed to automate the Company's operational processes. Through the development of a robust, scalable business support system, the Company believes that it has the opportunity to develop a competitive advantage relative to traditional telecommunications companies. Whereas traditional telecommunications companies operate extensive legacy business support systems with compartmentalized architectures that limit their ability to scale rapidly and introduce enhanced services and features, the Company has developed a business support system architecture intended to maximize both reliability and scalability. See "Risk Factors--Our Business Plan requires the development of effective business support systems to implement customer orders and to provide and bill for services."

   Key design aspects of the business support system development program are:

  . integrated modular applications to allow the Company to upgrade specific applications as new products are available;

  . a scalable architecture that allows certain functions that would otherwise have to be performed by Level 3 employees to be performed by the Company's alternative distribution channel participants;

  . phased completion of software releases designed to allow the Company to test functionality on an incremental basis;

  . ""web-enabled" applications so that on-line access to all order entry, network operations, billing, and customer care functions is available to all authorized users, including Level 3's customers and resellers;

  . use of a three-tiered, client/server architecture that is designed to separate data and applications, and is expected to enable continued improvement of software functionality at minimum cost; and

  . maximum use of pre-developed or "shrink wrapped" applications, which will interface to Level 3's enterprise resource planning suites.

   The first three releases of the business support system have been delivered and contain functionality necessary to support the set of services presently offered. See "--Communication and Information Services."

Interconnection and Peering

   As a result of the Telecom Act, properly certificated companies may, as a matter of law, interconnect with ILECs on terms designed to help ensure economic, technical and administrative equality between the interconnected parties. The Telecom Act provides, among other things, that ILECs must offer competitors the services and facilities necessary to offer local switched services. See "--Regulation."

   As of February 1, 1999, the Company had entered into interconnection agreements covering 22 cities. The Company may be required to negotiate new or renegotiate existing interconnection agreements as Level 3 expands its operations in current and additional markets in the future.

   Peering agreements between the Company and ISPs are necessary in order for the Company to exchange traffic with those ISPs without having to pay transit costs. The Company has peering arrangements with approximately 60 ISPs and is currently purchasing transit from two major ISPs. The basis on which the large national ISPs make peering available or impose settlement charges is evolving as the provision of Internet access and related services has expanded. Recently, companies that have previously offered peering have cut back or eliminated peering relationships and are establishing new, more restrictive criteria for peering. In order to maintain certain of its peering relationships, Level 3 will have to meet these more restrictive criteria. See "Risk Factors--Burdensome peering and transit arrangements result in higher costs."

Employee Recruiting and Retention

   As of December 31, 1998, Level 3 had 1,225 employees in the communications portion of its business and PKSIS had approximately 959 employees, for a total of 2,184 employees. The Company believes that its ability to implement the Business Plan will depend in large part on its ability to attract and retain substantial numbers of additional qualified employees. In order to attract and retain highly qualified employees, the Company believes that it is important to provide (i) a work environment that encourages each individual to perform to his or her potential, (ii) a work environment that facilitates cooperation towards shared goals and (iii) a compensation program designed to attract the kinds of individuals the Company seeks and to align employees' interests with the Company's. The Company believes the Business Plan and its announced relocation to new facilities, currently being constructed in the Denver metropolitan area, help provide such a work environment. With respect to compensation programs, while the Company believes financial rewards alone are not sufficient to attract and retain qualified employees, the Company believes a properly designed compensation program is a necessary component of employee recruitment and retention. In this regard the Company's philosophy is to pay annual cash compensation which, if the Company's annual goals are met, is moderately greater than the cash compensation paid by competitors. The Company's non-cash benefit programs (including medical and health insurance, life insurance, disability insurance, etc.) are designed to be comparable to those offered by its competitors. See "Risk Factors--We may be unable to hire and retain sufficient qualified personnel; the loss of any of our key executive officers could adversely affect us."

   The Company believes that the qualified candidates it seeks place particular emphasis on equity-based long term incentive ("LTI") programs. The Company currently has two complementary programs: (i) the equity-based "Shareworks" program, which helps ensure that all employees have an ownership interest in the Company and are encouraged to invest risk capital in the Company's stock; and (ii) an innovative Outperform Stock Option ("OSO") program applicable to the Company's middle and senior management. The Shareworks program currently enables employees to contribute up to 7% of their compensation toward the purchase of restricted common stock. If an employee remains employed by the Company for three years from the date of purchase, the shares will vest and be matched by the Company with a grant of an equal number of shares of its common stock. The Shareworks program also provides that, subject to satisfactory Company performance, the Company's employees will be eligible annually for grants by the Company of its restricted common stock of up to 3% of the employees' compensation, which shares will vest three years from the grant date.

   With respect to middle and senior management, the Company has adopted the OSO program, which differs from LTI programs generally adopted by the Company's competitors that make employees eligible for conventional non-qualified stock options ("NQSOs"). While widely adopted, the Company believes such NQSO programs reward eligible employees when company stock price performance is inferior to investments of similar risks, dilute public stockholders in a manner not directly proportional to performance and fail to provide a preferred return on stockholders' invested capital over the return to option holders. The Company believes that the OSO program is superior to an NQSO-based program with respect to these issues while, at the same time, providing eligible employees a success-based reward balancing the associated risk.

   The OSO program was designed by the Company so that its stockholders receive a market related return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program aligns directly management's and stockholders' interests by basing stock option value on the Company's ability to outperform the market in general, as measured by the S&P 500 Index. The value received for options under the OSO plan is based on a formula involving a multiplier related to how much our common stock outperforms the S&P 500 Index. Participants in the OSO program do not realize any value from options unless our common stock price outperforms the S&P 500 Index. To the extent that our common stock outperforms the S&P 500, the value of OSOs to an option holder may exceed the value of NQSOs.

   Subsequent to the split-off, the Company adopted the recognition provisions of SFAS No. 123. Under SFAS No. 123, the fair value of an OSO (as computed in accordance with accepted option valuation models) on the date of grant is amortized over the vesting period of the OSO. The recognition provisions of SFAS No.

123 are applied prospectively upon adoption. As a result, they are applied to all stock awards granted in the year of adoption and are not applied to awards granted in previous years unless those awards are modified or settled in cash after adoption of the recognition provisions. While the Company has not yet determined the total effect of adopting the recognition provisions of SFAS No. 123, the adoption resulted in non-cash charges to operations in 1998 of approximately $39 million and will result in OSO program non-cash charges to operations for future periods that the Company believes will also be material. The amount of the non-cash charge will be dependent upon a number of factors, including the number of options granted and the fair value estimated at the time of grant.

Competition

   The communications and information services industry is highly competitive. Many of the Company's existing and potential competitors in the communications and information services industry have financial, personnel, marketing and other resources significantly greater than those of the Company, as well as other competitive advantages including existing customer bases. Increased consolidation and strategic alliances in the industry resulting from the Telecom Act, the opening of the U.S. market to foreign carriers, technological advances and further deregulation could give rise to significant new competitors to the Company.

   In the special access and private line services market, the Company's primary competitors will be IXCs, ILECs and CLECs. In the market for the colocation of CLECs, the Company will compete with ILECs and CLECs. Most of these competitors have a significant base of customers for whom they are currently providing colocation services. Due to the high costs to CLECs of switching colocation sites, the Company may have a competitive disadvantage relative to these competitors. The market for the colocation of web-servers is extremely competitive. In this market, the Company competes with ISPs and many others, including IXCs, companies that provide only web hosting/IP colocation services and a number of companies in the computer industry.

   For voice and fax services, the Company will compete primarily with national and regional network providers. There are currently three principal facilities-based long distance fiber optic networks (AT&T, Sprint and MCI WorldCom), as well as numerous ILEC and CLEC networks. Others, including Qwest, IXC and Williams, are building additional networks that employ advanced technology similar to that of the Level 3 Network and offer significantly more capacity to the marketplace. The additional capacity that is expected to become available in the next several years may cause significant decreases in the prices for services. The ability of the Company to compete effectively in this market will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors. IXCs and certain CLECs with excess fiber optic strands may be competitors in the dark fiber business. In the long distance market, the Company's primary competitors will include AT&T, MCI WorldCom and Sprint, all of whom have extensive experience in the long distance market. In addition, the Telecom Act will allow the RBOCs and others to enter the long distance market. These providers are also competitors in the provision of internet access. In local markets the Company will compete with ILECs and CLECs, many of whom have extensive experience in the local market. While the Company believes that IP technology will prove to be a viable technology for the transmission of voice and fax services, technology is not yet in place that will enable the Company to provide voice and fax services at an acceptable level of quality. There can be no assurance that the Company can develop or acquire such technology. See "Risk Factors--A failure to develop or acquire satisfactory voice or fax technology for Internet Protocol networks could adversely affect our business."

   The communications and information services industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber, and the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those which the Company plans on providing. Accordingly, in the future the Company's most significant competitors may be new entrants to the communications and information services industry, which are not burdened by an installed base of outmoded equipment.

Regulation

   The Company's communications services business will be subject to varying degrees of federal, state, local and international regulation.

 Federal Regulation

   The FCC regulates interstate and international telecommunications services. The FCC imposes extensive regulations on common carriers such as ILECs that have some degree of market power. The FCC imposes less regulation on common carriers without market power, such as the Company. The FCC permits these nondominant carriers to provide domestic interstate services (including long distance and access services) without prior authorization; but it requires carriers to receive an authorization to construct and operate telecommunications facilities, and to provide or resell telecommunications services, between the United States and international points. The Company has obtained FCC authorization to provide international services on a facilities and resale basis. The Company will be required to file tariffs for its interstate and international long distance services with the FCC before commencing operations.

   Under the Telecom Act, any entity, including cable television companies, and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecom Act is subject to numerous federal and state policy rulemaking proceedings and judicial review, there is still uncertainty as to what impact it will have on the Company. The Telecom Act is intended to increase competition. The Telecom Act opens the local services market by requiring ILECs to permit interconnection to their networks and establishing ILEC obligations with respect to:

  . Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

  . Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

  . Interconnection. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, colocation of the requesting carrier's equipment in an ILEC's premises must be offered, except where the ILEC can demonstrate space limitations or other technical impediments to colocation.

  . Unbundled Access. Requires all ILECs to provide nondiscriminatory access to unbundled network elements (including network facilities, equipment, features, functions, and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit).

  . Number Portability. Requires all ILECs and CLECs to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

  . Dialing Parity. Requires all ILECs and CLECs to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

  . Access to Rights-of-Way. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

   ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILECs remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

   In August 1996, the FCC released a decision (the "Interconnection Decision") establishing rules implementing the above-listed requirements and providing guidelines for review of interconnection agreements by state public utility commissions. The United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit") vacated certain portions of the Interconnection Decision. On January 25, 1999, the Supreme Court reversed the Eighth Circuit with respect to the FCC's jurisdiction to issue regulations governing local interconnection pricing (including regulations governing reciprocal compensation). The Supreme Court also found that the FCC had authority to promulgate a "pick and choose" rule and upheld most of the FCC's rules governing access to unbundled network elements. The Supreme Court, however, remanded to the FCC the standard by which the FCC identified the network elements that must be made available on an unbundled basis.

   The Eighth Circuit decisions and their recent reversal by the Supreme Court continue to cause uncertainty about the rules governing the pricing, terms and conditions of interconnection agreements. The Supreme Court's action in particular may require or trigger the renegotiation of existing agreements. Although state public utilities commissions have continued to conduct arbitrations, and to implement and enforce interconnection agreements during the pendency of the Eighth Circuit proceedings, the Supreme Court's recent ruling and further proceedings on remand (either at the Eighth Circuit or the FCC) may affect the scope of state commissions' authority to conduct such proceedings or to implement or enforce interconnection agreements. They could also result in new or additional rules being promulgated by the FCC. Given the general uncertainty surrounding the effect of the Eighth Circuit decisions and the recent decision of the Supreme Court reversing them, there can be no assurance that the Company will be able to continue to obtain or enforce interconnection terms that are acceptable to it or that are consistent with its business plans.

   The Telecom Act also codifies the ILECs' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The Telecom Act contains special provisions that modify previous court decrees that prevented RBOCs from providing long distance services and engaging in telecommunications equipment manufacturing. These provisions permit a RBOC to enter the long distance market in its traditional service area if it satisfies several procedural and substantive requirements, including obtaining FCC approval upon a showing that the RBOC has entered into interconnection agreements (or, under some circumstances, has offered to enter into such agreements) in those states in which it seeks long distance relief, the interconnection agreements satisfy a 14-point "checklist" of competitive requirements, and the FCC is satisfied that the RBOC's entry into long distance markets is in the public interest. To date, several petitions by RBOCs for such entry have been denied by the FCC, and none have been granted. The Telecom Act permitted the RBOCs to enter the out-of-region long distance market immediately upon its enactment.

   In October 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. This order applies to all non-dominant interstate carriers, including AT&T. The order does not apply to the RBOCs or other local exchange providers. The FCC order was issued pursuant to authority granted to the FCC in the Telecom Act to "forbear" from regulating any telecommunications services provider if the FCC determines that the public interest will be served. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the implementation of the FCC order pending its review of the order on the merits. Currently, that temporary stay remains in effect.

   If the stay is lifted and the FCC order becomes effective, telecommunications carriers such as the Company will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. The obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934. While tariffs provided a means of providing notice of prices, terms and conditions, the Company intends to rely primarily on its sales force and direct marketing to provide such information to its customers.

   The Company's costs of providing long distance services, as well as its revenues from providing local services, will both be affected by changes in the "access charge" rates imposed by ILECs on long distance carriers for origination and termination of calls over local facilities. In two orders released on December 24, 1996, and May 16, 1997, the FCC made major changes in the interstate access charge structure. In the December 24th order, the FCC removed restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on the Company's ability to price its interstate access services competitively. The May 16th order substantially increased the amounts that ILECs subject to the FCC's price cap rules ("price cap LECs") recover through monthly flat-rate charges and substantially decreased the amounts that these LECs recover through traffic sensitive (per-minute) access charges. In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The plan will include rules that are expected to be established sometime in 1999 that may grant price cap LECs increased pricing flexibility upon demonstrations of increased competition (or potential competition) in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material effect on the Company's revenues and costs. Several parties have appealed the May 16th order. Those appeals were consolidated and transferred to the Eighth Circuit. On August 19, 1998, the Eighth Circuit upheld the FCC's access charge reform rules.

   Beginning in June 1997, every RBOC advised CLECs that they did not consider calls in the same local calling area from their customers to CLEC customers, who are ISPs, to be local calls under the interconnection agreements between the RBOCs and the CLECs. The RBOCs claim that these calls are exchange access calls for which exchange access charges would be owed. The RBOCs claimed, however, that the FCC exempted these calls from access charges so that no compensation is owed to the CLECs for transporting and terminating such calls. As a result, the RBOCs threatened to withhold, and in many cases did withhold, reciprocal compensation for the transport and termination of such calls. To date, twenty-nine state commissions have ruled on this issue in the context of state commission arbitration proceedings or enforcement proceedings. In every state, to date, the state commission has determined that reciprocal compensation is owed for such calls. Several of these cases are presently on appeal. Reviewing courts have upheld the state commissions in the four decisions rendered to date on appeal. Appeals from these decisions are pending in the Fifth, Seventh and Ninth U.S. Circuit Courts of Appeal. On February 25, 1999, the FCC issued a Declaratory Ruling on the issue of inter-carrier compensation for calls bound to ISPs. The FCC ruled that the calls are jurisdictionally interstate calls, not local calls. The FCC, however, determined that this issue was not dispositive of whether inter-carrier compensation is owed. The FCC noted a number of factors which would allow the state commissions to leave their decisions requiring the payment of compensation undisturbed. The Company cannot predict the effect of the FCC's ruling on existing state decisions, or the outcome of pending appeals or of additional pending cases. The FCC also issued proposed rules to address inter-carrier compensation in the future. If no compensation is provided for these calls, it could have an adverse effect on the Company.

   The FCC has to date treated ISPs as "enhanced service providers," exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. Nevertheless, regulations governing disclosure of confidential communications, copyright, excise tax, and other requirements may apply to the Company's provision of Internet access services. The Company cannot predict the likelihood that state, federal or foreign governments will impose additional regulation on the Company's Internet business, nor can it predict the impact that future regulation will have on the Company's operations.

   In December 1996, the FCC initiated a Notice of Inquiry regarding whether to impose regulations or surcharges upon providers of Internet access and information services (the "Internet NOI"). The Internet NOI sought public comment upon whether to impose or continue to forebear from regulation of Internet and other packet-switched network service providers. The Internet NOI specifically identifies Internet telephony as a subject for FCC consideration. On April 10, 1998, the FCC issued a Report to Congress on its implementation of the universal service provisions of the Telecom Act. In that Report, the FCC stated, among other things, that the provision of transmission capacity to ISPs constitutes the provision of telecommunications and is, therefore, subject to common carrier regulations. The FCC indicated that it would reexamine its policy of not requiring an ISP to contribute to the universal service mechanisms when the ISP provides its own transmission facilities and engages in data transport over those facilities in order to provide an information service. Any such contribution by a facilities-based ISP would be related to the ISP's provision of the underlying telecommunications services. In the Report, the FCC also indicated that it would examine the question of whether certain forms of "phone-to-phone IP telephony" are information services or telecommunications services. It noted that the FCC did not have an adequate record on which to make any definitive pronouncements on that issue at this time, but that the record the FCC had reviewed suggests that certain forms of phone-to-phone IP telephony appear to have similar functionality to non-IP telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain IP telephony services are subject to FCC regulations as telecommunications services, the FCC noted it may find it reasonable that the ISPs pay access charges and make universal service contributions similar to non-IP-based telecommunications service providers. The FCC also noted that other forms of IP telephony appear to be information services. The Company cannot predict the outcome of these proceedings or other FCC proceedings that may effect the Company's operations or impose additional requirements, or regulations or charges upon the Company's provision of Internet access services.

   On May 8, 1997, the FCC issued an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new universal service funds to support telecommunications and information services provided to qualifying schools and libraries (with an annual cap of $2.25 billion) and to rural health care providers (with an annual cap of $400 million). The FCC also expanded the federal subsidies for local exchange telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as the Company, as well as certain other entities, must pay for these programs. The Company's contribution to these universal service funds will be based on its telecommunications service end-user revenues. The extent to which the Company's services are viewed as telecommunications services or as information services will impact the amount of the Company's contributions, if any. As indicated in the preceding paragraph, that issue has not been resolved. Currently, the FCC assesses such payments on the basis of a provider's revenue for the previous year. Since the Company had no significant telecommunications service revenues in 1997, it was not liable for subsidy payments in any material amount during 1998. With respect to subsequent years, however, the Company is currently unable to quantify the amount of subsidy payments that it will be required to make and the effect that these required payments will have on its financial condition because of uncertainties concerning the size of the universal fund and uncertainties concerning the classification of its services. In the May 8th order, the FCC also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the Fifth Circuit Court of Appeals where they are currently pending. The FCC's universal service program may also be altered as a result of the agency's reconsideration of its policies, or by future Congressional action.

 State Regulation

   The Telecom Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILECs are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other procompetitive measures. Because the implementation of the Telecom Act is subject to numerous state rulemaking proceedings on these issues, it is currently difficult to predict how quickly full competition for local services, including local dial tone, will be introduced.

   State regulatory agencies have jurisdiction when Company facilities and services are used to provide intrastate services. A portion of the Company's traffic may be classified as intrastate and therefore subject to state regulation. The Company expects that it will offer more intrastate services (including intrastate switched services) as its business and product lines expand and state regulations are modified to allow increased local services competition. To provide intrastate services, the Company generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. The Company currently is authorized to provide telecommunications services in Arkansas (facilities-based IXC), California, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Georgia, Idaho, Illinois, Indiana, Kentucky, Maryland, Massachusetts, Michigan, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New York, Ohio, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia, Washington, and Wyoming.

   The Company has pending applications for authority to provide telecommunications service in Alabama, Arizona, Iowa, Kansas, Louisiana, Maine, Minnesota, Mississippi, New Mexico, North Carolina, North Dakota, Oklahoma, South Dakota, Vermont, West Virginia, Wisconsin, and Utah.

 Local Regulation

   The Company's networks will be subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city-by-city, county-by-county and state-by-state basis. To install its own fiber optic transmission facilities, the Company will need to obtain rights-of-way over private and publicly owned land. There can be no assurance that rights-of-way that are not already secured will be available to the Company on economically reasonable or advantageous terms.

 Canadian Regulation

   The Canadian Radio-Television and Telecommunications Commission (the "CRTC") generally regulates long distance telecommunications services in Canada. Regulatory developments over the past several years have terminated the historic monopolies of the regional telephone companies, bringing significant competition to this industry for both domestic and international long distance services, but also lessening regulation of domestic long distance companies. Resellers, which, as well as facilities-based carriers, now have interconnection rights, but which are not obligated to file tariffs, may not only provide transborder services to the U.S. by reselling the services provided by the regional companies and other entities but also may resell the services of the monopoly international carrier, Teleglobe Canada ("Teleglobe"), including offering international switched services provisioned over leased lines. Although the CRTC formerly restricted the practice of "switched hubbing" over leased lines through intermediate countries to a third country, the CRTC recently lifted this restriction. The Teleglobe monopoly on international services and submarine cable landing rights terminated as of October 1, 1998, although the provision of Canadian international facilities-based services remains restricted to "Canadian carriers" with majority ownership by Canadians. Ownership of non-international facilities are limited to Canadian carriers but the Company can own international submarine cables landing in Canada. The Company cannot, under current or foreseen law, enter the Canadian market as a provider of facilities-based domestic services. Pending proceedings address issues such as the scope of contribution charges payable to the telephone companies to offset some of the capital and operating costs of interconnection as well as deregulation of the long distance services of the incumbent regional telephone companies.

   While competition is now emerging in other Canadian telecommunications market segments, the Company believes that the regional companies continue to retain a substantial majority of the local and calling card markets. Beginning in May 1997, the CRTC released a number of decisions opening to competition the Canadian local telecommunications services market, which decisions were made applicable in the territories of all Stentor member companies except SaskTel (although Saskatchewan has subsequently allowed local service competition in that province). As a result, networks operated by CLECs may now be interconnected with the networks of the ILECs. Facilities-based ILECs are subject to the same majority Canadian ownership "Canadian carrier" requirements as facilities-based long distance carriers. CLECs have the same status as ILECs, but they do not have universal service or customer tariff-filing obligations. CLECs are subject to certain consumer protection safeguards and other CRTC regulatory oversight requirements. CLECs must file interconnection tariffs for services to interexchange service providers and wireless service providers. Certain ILEC services must be provided to CLECs on an unbundled basis and subject to mandatory pricing, including central office codes, subscriber listings, and local loops in small urban and rural areas. For a five-year period, certain other important CLEC services must be provided on an unbundled basis at mandated prices. ILECs, which, unlike CLECs, remained fully regulated, will not be subject to rate of return regulation for an initial four-year period beginning May 1, 1997, but their services must not be priced below cost. Interexchange contribution payments are now pooled and distributed among ILECs and CLECs according to a formula based on their respective proportions of residential lines, with no explicit contribution payable from local business exchange or directory revenues. CLECs must pay an annual telecommunications fee based on their proportion of total CLEC operating revenues. All bundled and unbundled local services (including residential lines and other bulk services) may now be resold, but ILECs need not provide these services to resellers at wholesale prices. Transmission facilities-based local and long distance carriers (but not resellers) are entitled to colocate equipment in ILEC central offices pursuant to terms and conditions of tariffs and intercarrier agreements. Certain local competition issues are still to be resolved. The CRTC has ruled that resellers cannot be classified as CLECs, and thus are not entitled to CLEC interconnection terms and conditions.

The Company's Other Businesses

   The Company's other businesses include its investment in the C-TEC Companies (as defined), coal mining, the SR91 Tollroad (as defined) and certain other assets. The Company recently completed the sale of its interests in United Infrastructure Company, CalEnergy and Kiewit Investment Management Corp.

 C-TEC Companies

   On September 30, 1997, C-TEC completed a tax-free restructuring, which divided C-TEC into three public companies (the "C-TEC Companies"): C-TEC, which changed its name to Commonwealth Telephone, RCN and Cable Michigan. The Company's interests in the C-TEC Companies are held through a holding company (the "C-TEC Holding Company"). The Company owns 90% of the common stock of the C-TEC Holding Company, and preferred stock of the C-TEC Holding Company with a liquidation value of approximately $467 million as of December 31, 1998. The remaining 10% of the common stock of the C-TEC Holding Company is held by David
C. McCourt, a director of the Company who was formerly the Chairman of C-TEC. In the event of a liquidation of the C-TEC Holding Company, the Company would first receive the liquidation value of the preferred stock. Any excess of the value of the C-TEC Holding Company above the liquidation value of the preferred stock would be split according to the ownership of the common stock.

   Commonwealth Telephone. Commonwealth Telephone is a Pennsylvania public utility providing local telephone service to a 19-county, 5,191 square mile service territory in Pennsylvania. Commonwealth Telephone services approximately 259,000 main access lines. Commonwealth Telephone also provides network access and long distance services to IXCs. Commonwealth Telephone's business customer base is diverse in size as well as industry, with very little concentration. A subsidiary, Commonwealth Communications Inc. provides telecommunications engineering and technical services to large corporate clients, hospitals and universities in the northeastern United States. Another subsidiary, Commonwealth Long Distance operates principally in Pennsylvania, providing switched services and resale of several types of services, using the networks of several long distance providers on a wholesale basis. As of December 31, 1998, the C-TEC Holding Company owned approximately 48.3% of the outstanding common stock of Commonwealth Telephone.

   On October 23, 1998, Commonwealth Telephone completed a rights offering of
3.7 million shares of its common stock. In the offering, Level 3 exercised all rights it received and purchased approximately 1.8 million additional shares of Commonwealth Telephone common stock for an aggregate subscription price of $37.7 million.

   RCN. RCN is a full service provider of local, long distance, Internet and cable television services primarily to residential users in densely populated areas in the Northeast. RCN operates as a competitive telecommunications service provider in New York City and Boston. RCN also owns cable television operations in New York, New Jersey and Pennsylvania; a 40% interest in Megacable, S.A. de C.V., Mexico's second largest cable television operator; and has long distance operations (other than the operations in certain areas of Pennsylvania). RCN is developing advanced fiber optic networks to provide a wide range of telecommunications services, including local and long distance telephone, video programming and data services (including high speed Internet access), primarily to residential customers in selected markets in the Boston to Washington, D.C. corridor. During the first quarter of 1998, RCN acquired Ultranet Communications, Inc. and Erols Internet, Inc., two ISPs with operations in the Boston to Washington, D.C. corridor. As of December 31, 1998, the C-TEC Holding Company owned approximately 41.0% of the outstanding common stock of RCN.

   Cable Michigan. Cable Michigan is a cable television operator in the State of Michigan which, as of December 31, 1997, served approximately 204,000 subscribers including approximately 39,400 subscribers served by Mercom. Clustered primarily around the Michigan communities of Grand Rapids, Traverse City, Lapeer and Monroe (Mercom), Cable Michigan's systems serve a total of approximately 400 municipalities in suburban markets and small towns. On June 4, 1998, Cable Michigan announced that it had agreed to be acquired by Avalon Cable. Level 3 received approximately $129 million in cash when the transaction closed on November 6, 1998.

 Coal Mining

   The Company is engaged in coal mining through its subsidiary, KCP Inc. ("KCP"). KCP has a 50% interest in three mines, which are operated by a subsidiary of Peter Kiewit Sons', Inc. ("New PKS"). Decker Coal Company ("Decker") is a joint venture with Western Minerals, Inc., a subsidiary of The RTZ Corporation PLC. Black Butte Coal Company ("Black Butte") is a joint venture with Bitter Creek Coal Company, a subsidiary of Union Pacific Resources Group Inc. Walnut Creek Mining Company ("Walnut Creek") is a general partnership with Phillips Coal Company, a subsidiary of Phillips Petroleum Company. The Decker mine is located in southeastern Montana, the Black Butte mine is in southwestern Wyoming, and the Walnut Creek mine is in east-central Texas. The coal mines use the surface mining method. For a discussion of certain risks associated with the coal mining business, see "Risk Factors-- Environmental liabilities from our historical operations could be material," "--Significant future declines in cash flow from coal operations" and "--Potential liabilities and claims arising from our coal operations could be significant."

   The coal produced from the KCP mines is sold primarily to electric utilities, which burn coal in order to produce steam to generate electricity. Approximately 89% of sales are made under long-term contracts, and the remainder are made on the spot market. Approximately 79%, 80% and 80% of KCP's revenues in 1997, 1996 and 1995, respectively, were derived from long-term contracts with Commonwealth Edison Company (with Decker and Black Butte) and The Detroit Edison Company (with Decker). The primary customer of Walnut Creek is the Texas-New Mexico Power Company ("TNP"). KCP also has other sales commitments, including those with Sierra Pacific, Idaho Power, Solvay Minerals, Pacific Power & Light, Minnesota Power, and Mississippi Power, that provide for the delivery of approximately 13 million tons through 2005. The level of cash flows generated in recent periods by the Company's coal operations will not continue after the year 2000 because the delivery requirements under the Company's current long-term contracts decline significantly.

   Under a mine management agreement, KCP pays a subsidiary of New PKS an annual fee equal to 30% of KCP's adjusted operating income. The fee in 1998 was $34 million.

   The coal industry is highly competitive. KCP competes not only with other domestic and foreign coal suppliers, some of whom are larger and have greater capital resources than KCP, but also with alternative methods of generating electricity and alternative energy sources. In 1996, KCP's production represented 1.5% of total U.S. coal production. Demand for KCP's coal is affected by economic, political and regulatory factors. For example, recent "clean air" laws may stimulate demand for low sulfur coal. KCP's western coal reserves generally have a low sulfur content (less than one percent) and are currently useful principally as fuel for coal-fired, steam-electric generating units.

   KCP's sales of its western coal, like sales by other western coal producers, typically provide for delivery to customers at the mine. A significant portion of the customer's delivered cost of coal is attributable to transportation costs. Most of the coal sold from KCP's western mines is currently shipped by rail to utilities outside Montana and Wyoming. The Decker and Black Butte mines are each served by a single railroad. Many of their western coal competitors are served by two railroads and such competitors' customers often benefit from lower transportation costs because of competition between railroads for coal hauling business. Other western coal producers, particularly those in the Powder River Basin of Wyoming, have lower stripping ratios (that is, the amount of overburden that must be removed in proportion to the amount of minable coal) than the Black Butte and Decker mines, often resulting in lower comparative costs of production. As a result, KCP's production costs per ton of coal at the Black Butte and Decker mines can be as much as four and five times greater than production costs of certain competitors. KCP's production cost disadvantage has contributed to its agreement to amend its long-term contract with Commonwealth Edison Company to provide for delivery of coal from alternate source mines rather than from Black Butte. Because of these cost disadvantages, KCP does not expect that it will be able to enter into long-term coal purchase contracts for Black Butte and Decker production as the current long-term contracts expire. In addition, these cost disadvantages may adversely affect KCP's ability to compete for spot sales in the future.

   The Company is required to comply with various federal, state and local laws and regulations concerning protection of the environment. KCP's share of land reclamation expenses in 1998 was approximately $4 million. KCP's share of accrued estimated reclamation costs was $96 million at the end of 1998. The Company did not make significant capital expenditures for environmental compliance with respect to the coal business in 1998. The Company believes its compliance with environmental protection and land restoration laws will not affect its competitive position since its competitors in the mining industry are similarly affected by such laws. However, failure to comply with environmental protection and land restoration laws, or actual reclamation costs in excess of the Company's accruals, could have an adverse effect on the Company's business, results of operations, or financial condition.

 SR91 Tollroad

   The Company has invested $12 million for a 65% equity interest and lent $5.1 million to California Private Transportation Company L.P. ("CPTC"), which developed, financed, and currently operates the 91 Express Lanes, a ten mile, four-lane tollroad in Orange County, California (the "SR91 Tollroad"). The fully automated highway uses an electronic toll collection system and variable pricing to adjust tolls to demand. Capital costs at completion were $130 million, $110 million of which was funded with debt that was not guaranteed by Level 3. However, certain defaults by Level 3 on its outstanding debt and certain judgments against Level 3 can result in default under this debt of CPTC. Revenue collected over the 35-year franchise period is used for operating expenses, debt repayment, and profit distributions. The SR91 Tollroad opened in December 1995 and achieved operating break-even in 1996. Approximately 91,500 customers have registered to use the tollroad as of December 1998, and weekday volumes typically exceed 27,000 vehicles per day during December 1998.

Employees

   As of December 31, 1998, Level 3 had 1,225 employees in the communications portion of its business and PKSIS had approximately 959 employees, for a total of 2,184 employees.

Properties

   The Company has announced that it has acquired 46 acres in the Northwest corner of the Interlocken office park within the City of Broomfield, Colorado, and within Boulder County, Colorado limits and will build a campus facility that is expected to encompass eventually over 500,000 square feet of office space. Construction has begun on this facility, and it is anticipated that the first phase of this facility will be completed by the summer of 1999. In addition, the Company has leased approximately 250,000 square feet of temporary office space in Louisville, Colorado to allow for the relocation of the majority of its employees (other than those of PKSIS) while its permanent facilities are under construction. Properties relating to the Company's coal mining segment are described under "--The Company's Other Businesses" above. In connection with certain existing and historical operations, the Company is subject to environmental risks. See "Risk Factors-- Environmental liabilities from our historical operations could be material."

   The Company has approximately 1.25 million square feet of space for its gateway facilities. The Company's gateway facilities are being designed to house local sales staff, operational staff, the Company's transmission and IP routing/switching facilities and technical space to accommodate colocation of equipment by high-volume Level 3 customers.

   PKSIS maintains its corporate headquarters in Omaha, Nebraska and leases approximately 35,000 square feet of office space in Omaha. The computer outsourcing business of PKSIS is located at an 89,000 square foot office space in Omaha and at a 60,000 square foot computer center in Tempe, Arizona. PKSIS maintains additional office space in Phoenix, Atlanta, Omaha and Parsippany for its systems integration business.

Legal Proceedings

   The Company and its subsidiaries are parties to many pending legal proceedings. Management believes that any resulting liabilities for legal proceedings, beyond amounts reserved, will not materially affect the Company's financial condition, future results of operations, or future cash flows.

                                   MANAGEMENT

Directors and Executive Officers

   Set forth below is information as of February 25, 1999 about each director and each executive officer of the Company. The executive officers of the Company have been determined in accordance with the rules of the SEC.

   Name                  Age                             Position
   ----                  ---                             --------
Walter Scott, Jr........  67 Chairman of the Board
James Q. Crowe..........  49 President, Chief Executive Officer and Director
R. Douglas Bradbury.....  48 Executive Vice President, Chief Financial Officer and Director
Kevin J. O'Hara.........  38 Executive Vice President and Chief Operating Officer
Colin V.K. Williams.....  59 Executive Vice President
Mark L. Gershien........  48 Senior Vice President
Michael D. Jones........  41 Senior Vice President and Acting Chief Executive Officer of PKSIS
Thomas C. Stortz........  47 Senior Vice President, General Counsel and Secretary
Philip B. Fletcher......  66 Director
William L. Grewcock.....  73 Director
Richard R. Jaros........  47 Director
Robert E. Julian........  59 Director
David C. McCourt........  42 Director
Kenneth E. Stinson......  56 Director
Michael B. Yanney.......  65 Director

Other Management

   Set forth below is information as of February 25, 1999 about the following members of senior management of the Company.

   Name                  Age                             Position
   ----                  ---                             --------
Daniel P. Caruso........  35 Senior Vice President
Donald H. Gips..........  39 Senior Vice President
Joseph M. Howell, III...  52 Senior Vice President
Gail P. Smith...........  39 Senior Vice President
Thomas Sweeney..........  38 Senior Vice President
Ronald J. Vidal.........  38 Senior Vice President
Sureel A. Choksi........  26 Vice President and Treasurer

   Walter Scott, Jr. has been the Chairman of the Board of the Company since September 1979, and a director of the Company since April 1964. Mr. Scott has been Chairman Emeritus of New PKS since the split-off. Mr. Scott is also a director of New PKS, Berkshire Hathaway Inc., Burlington Resources Inc., CalEnergy, ConAgra, Inc., Commonwealth Telephone, RCN, U.S. Bancorp and Valmont Industries, Inc.

   James Q. Crowe has been the President and Chief Executive Officer of the Company since August 1997, and a director of the Company since June 1993. Mr. Crowe was President and Chief Executive Officer of MFS from June 1993 to June 1997. Mr. Crowe also served as Chairman of the Board of WorldCom from January 1997 until July 1997, and as Chairman of the Board of MFS from 1992 through 1996. Mr. Crowe is presently a director of New PKS, Commonwealth Telephone, RCN and InaCom Communications, Inc.

   R. Douglas Bradbury has been Executive Vice President and Chief Financial Officer of the Company since August 1997, and a director of the Company since March 1998. Mr. Bradbury served as Chief Financial Officer of MFS from 1992 to 1996, Senior Vice President of MFS from 1992 to 1995, and Executive Vice President of MFS from 1995 to 1996.

   Kevin J. O'Hara has been Executive Vice President of the Company since August 1997, and Chief Operating Officer of the Company since March 1998. Prior to that, Mr. O'Hara served as President and Chief Executive Officer of MFS Global Network Services, Inc. from 1995 to 1997, and as Senior Vice President of MFS and President of MFS Development, Inc. from October 1992 to August 1995. From 1990 to 1992, he was a Vice President of MFS Telecom, Inc. ("MFS Telecom").

   Colin V.K. Williams has been Executive Vice President of the Company since July 1998 and President of Level 3 International, Inc. since July 1998. Prior to joining the company, Mr. Williams was Chairman of WorldCom International, Inc., where he was responsible for the international communications business and the development and operation of WorldCom's fiber networks overseas. In 1993 Mr. Williams initiated and built the international operations of MFS. Prior to joining MFS, Mr. Williams was Corporate Director, Business Development at British Telecom from 1988 until 1992.

   Mark L. Gershien has been Senior Vice President, Sales of the Company since January 1998. Prior to that, Mr. Gershien was Vice President/General Manager of MFS during 1993, Division President of MFS from 1993 to 1995, Chief Operating Officer of MFS Telecom from May 1995 to July 1996, President of MFS Telecom from 1996 to 1997, and Senior Vice President, National Accounts of MFS/WorldCom from 1997 to 1998.

   Michael D. Jones has been the Acting Chief Executive Officer of PKSIS since December 1998. Mr. Jones also has served as Senior Vice President and Chief Information Officer of the Company since December 1998. Prior to that, Mr. Jones was Vice President and Chief Information Officer of Corporate Express, Inc. from May 1994 to May 1998.

   Thomas C. Stortz has been Senior Vice President, General Counsel and Secretary of the Company since September 1998. Prior to that, he served as Vice President and General Counsel of Peter Kiewit Sons', Inc. and Kiewit Construction Group, Inc. from April 1991 to September 1998. He has served as a director of Peter Kiewit Sons', Inc., RCN, C-TEC, Kiewit Diversified Group Inc. and CCL Industries, Inc.

   Philip B. Fletcher has been a director of the Company since February 1999. Mr. Fletcher was Chairman of the Board of ConAgra, Inc. from May 1993 until September 1998. Mr. Fletcher was Chief Executive Officer of ConAgra, Inc. from September 1992 to September 1997. Mr. Fletcher is a director of ConAgra, Inc. and chairman of its executive committee.

   William L. Grewcock has been a director of the Company since January 1968. Prior to the split-off, Mr. Grewcock was Vice Chairman of the Company for more than five years. He is presently a director of New PKS.

   Richard R. Jaros has been a director of the Company since June 1993 and served as President of the Company from 1996 to 1997. Mr. Jaros served as Executive Vice President of the Company from 1993 to 1996 and Chief Financial Officer of the Company from 1995 to 1996. He also served as President and Chief Operating Officer of CalEnergy from 1992 to 1993, and is presently a director of CalEnergy, Commonwealth Telephone and RCN.

   Robert E. Julian has been a director of the Company since March 31, 1998. Mr. Julian has also been Chairman of the Board of PKSIS since 1995. From 1992 to 1995 Mr. Julian served as Executive Vice President and Chief Financial Officer of the Company.

   David C. McCourt has been a director of the Company since March 31, 1998. Mr. McCourt has also served as Chairman and Chief Executive Officer of Commonwealth Telephone and RCN since October 1997. From 1993 to 1997 Mr. McCourt served as Chairman of the Board and Chief Executive Officer of C-TEC.

   Kenneth E. Stinson has been a director of the Company since January 1987. Mr. Stinson has been Chairman of the Board and Chief Executive Officer of New PKS since the Split-Off. Prior to the Split-Off, Mr. Stinson was Executive Vice President of the Company for more than the last five years. Mr. Stinson is also a director of ConAgra, Inc. and Valmont Industries, Inc.

   Michael B. Yanney has been a director of the Company since March 31, 1998. He has served as Chairman of the Board, President and Chief Executive Officer of America First Companies L.L.C. for more than the last five years. Mr. Yanney is also a director of Burlington Northern Santa Fe Corporation, RCN, Forest Oil Corporation and Mid-America Apartment Communities, Inc.

   Daniel P. Caruso has been Senior Vice President, Network Services of the Company since October 1997. Prior to that, Mr. Caruso was Senior Vice President, Local Service Delivery of WorldCom from December 1992 to September 1997 and was a member of the senior management of Ameritech from June 1986 to November 1992.

   Donald H. Gips has been Senior Vice President, Corporate Development of the Company since November 1998. Prior to that, Mr. Gips served in the White House as Chief Domestic Policy Advisor to Vice President Gore from April 1997 to April 1998. Before working at the White House, Mr. Gips was at the Federal Communications Commission as the International Bureau Chief and Director of Strategic Policy from January 1994 to April 1997. Prior to his government service, Mr. Gips was a management consultant at McKinsey and Company.

   Joseph M. Howell, III has been Senior Vice President, Corporate Marketing of the Company since October 1997. Prior to that, Mr. Howell was Senior Vice President of MFS/WorldCom from 1993 to 1997.

   Gail P. Smith has been Senior Vice President, International Sales and Marketing of the Company since December 1998. Prior to that, Ms. Smith was Vice President and General Manager of WorldCom International Networks from November 1994 to July 1997 and European Marketing Director during the start-up phase of MFS International.

   Thomas P. Sweeney has been Senior Vice President, Marketing of the Company since December 1997. Prior to that, Mr. Sweeney was Vice President, Sales Operations of MFS Intelenet, Inc. ("MFS Intelenet") from 1995 to 1996, Senior Vice President, Marketing of MFS Intelenet from 1996 to 1997 and Senior Vice President, Business Development of MFS/WorldCom during 1997.

   Ronald J. Vidal has been Senior Vice President, New Ventures of the Company since October 1997. Prior to that, Mr. Vidal was a Vice President of MFS/WorldCom from September 1992 to October 1997. Mr. Vidal joined the Company in construction project management in July 1983.

   Sureel A. Choksi has been Vice President and Treasurer of the Company since January 1999. Prior to that, Mr. Choksi was a Director of Finance at the Company from 1997 to 1998, an Associate at TeleSoft Management, LLC in 1997 and an Analyst at Gleacher Natwest from 1995 to 1997.

   The Board is divided into three classes, designated Class I, Class II and Class III, each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the Board. The Class I Directors currently consist of Walter Scott, Jr., James Q. Crowe and Philip B. Fletcher, with one vacancy; the Class II Directors consist of William L. Grewcock, Richard R. Jaros, Robert E. Julian and David C. McCourt; and the Class III Directors consist of R. Douglas Bradbury, Kenneth E. Stinson and Michael B. Yanney. The term of the initial Class I Directors will terminate on the date of the 2001 annual meeting of stockholders; the term of the initial Class II Directors will terminate on the date of the 1999 annual meeting of stockholders; and the term of the initial Class III Directors will terminate on the date of the 2000 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for three-year terms. The Company's officers are elected annually to serve until each successor is elected and qualified or until his death, resignation or removal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of January 1, 1999 and as adjusted to reflect the sale of shares in this offering (without giving effect to the underwriters' over-allotment option), by the Company's directors, executive officers, and directors and executive officers as a group, and each person known by the Company to beneficially own more than 5% of the outstanding common stock.

                                                       Percent of common stock
                                                         beneficially owned
                                                       -----------------------
                                   Number of shares of Before the   After the
Name                                  common stock     offering is offering is
----                               ------------------- ----------- -----------
Walter Scott, Jr.(1)..............     34,980,455         11.3%       10.4%
James Q. Crowe....................     11,327,614          3.7         3.4
R. Douglas Bradbury(2)............      2,805,190            *           *
Mark L. Gershien(3)...............        204,000            *           *
Kevin J. O'Hara(4)................      1,881,180            *           *
Colin V.K. Williams...............        426,344            *           *
Philip B. Fletcher................          5,000            *           *
William L. Grewcock(5)............     11,525,428          3.7         3.4
Richard R. Jaros(6)...............      3,497,498          1.1         1.0
Robert E. Julian..................      3,993,580          1.3         1.2
David C. McCourt..................        115,000            *           *
Kenneth E. Stinson................        729,728            *           *
Michael B. Yanney.................        100,000            *           *
Directors and Executive Officers
 as a Group (15 persons)..........     72,227,376         23.3        21.5
Donald L. Sturm(7)................     18,373,750          5.9         5.5

--------
 * Less than 1%.
(1) Includes 99,700 shares of common stock held by the Suzanne Scott Irrevocable Trust as to which Mr. Scott shares voting and investment powers.
(2) Includes 250,000 shares of common stock subject to vested non-qualified stock options.
(3) Includes 104,000 shares of common stock subject to vested non-qualified stock options.
(4) Includes 46,000 shares of common stock held by Kevin J. O'Hara Family LTD Partnership. Includes 125,000 shares of common stock subject to vested non-qualified stock options.
(5) Includes 1,154,600 shares of common stock held by Grewcock Family Limited Partnership. Includes 351,230 shares of common stock held by the Bill & Berniece Grewcock Foundation as to which Mr. Grewcock shares voting and investment powers.
(6) Includes 370,000 shares of common stock held by the Jaros Family Limited Partnership. Includes 1,200,000 shares of common stock held by Mr. Jaros and 800,000 shares of common stock subject to options held by a grantor trust, of which Mr. Jaros is the residual beneficiary. See "Certain Transactions and Relationships."
(7) Mr. Sturm's business address is 3033 East First Avenue, Denver, Colorado 80206. Based solely on Mr. Sturm's Schedule 13D dated May 5, 1998, adjusted for a subsequent stock dividend, Mr. Sturm owns 15,610,310 shares of common stock, and has voting and investment power with respect to 2,613,440 shares held by trusts and partnerships established for family members and beneficially owns 150,000 shares as a member of the board of directors of the University of Denver.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

   All share information has been adjusted to reflect the Company's 2-for-1 stock split, effected as a stock dividend in August 1998.

   In connection with his retention as Chief Executive Officer of the Company, Mr. Crowe entered into an engagement agreement (the "Engagement Agreement") with the Company. Under the Engagement Agreement, the Company acquired from Mr. Crowe, Mr. Bradbury and an additional individual, Broadband Capital Group, L.L.C., a company formed to develop investment opportunities, for a purchase price of $68,523, the owners' cash investment in that company. Pursuant to the Engagement Agreement, the Company sold 10,000,000 shares of Class D Stock to Mr. Crowe and 2,500,000 shares of Class D Stock to Mr. Bradbury, in each case at $5.425 per share. The Engagement Agreement also provided that the Company would make available for sale, from time to time prior to the consummation of the split-off, to certain employees of the Company designated by Mr. Crowe in connection with the implementation of the Business Plan ("Business Plan Employees"), up to an aggregate of 10,500,000 shares of Class D Stock.

   On August 5, 1997, the Company purchased a jet aircraft from a company controlled by Mr. Crowe for $5.7 million, the price paid by the company for the aircraft in June 1997. The Company and Mr. Crowe have entered into an aircraft operating lease, under which Mr. Crowe may lease the aircraft for personal use at rates specified by certain Federal Aviation Administration regulations. The Company anticipates that Mr. Crowe will lease approximately 15% of the aircraft's annual flight time, and will pay the Company approximately $70,000 per year at the current lease rate.

   The Company entered into a separation agreement with Mr. Jaros, a director of the Company, in connection with the resignation of Mr. Jaros as President of the Diversified Group effective July 31, 1997. Under the separation agreement, the Company paid Mr. Jaros $1.8 million on July 31, 1997 and agreed to pay Mr. Jaros the balance of his 1997 salary ($187,500) between August 1 and December 31, 1997 and a bonus payment of $262,350 when the Company made its customary executive bonus payments in 1998. The Company also agreed to amend the option agreements with Mr. Jaros with respect to the options to purchase 1,500,000 shares of Class D Stock at $4.04 per share granted to Mr. Jaros in 1995, and the options to purchase 500,000 shares of Class D Stock at $4.95 per share granted to Mr. Jaros in 1996, to provide that those options would be fully vested on July 31, 1997, and would be exercisable at any time during the ten-year term of the original option agreements.

   On July 1, 1998, the Company issued 187,706 shares of its common stock to Mr. Williams, an Executive Vice President of the Company, in connection with the Company's acquisition of UltraLine (Bermuda) Limited, a company owned by Mr. Williams. The value of the transaction, based upon the trading price of its common stock on that date, was approximately $5 million.

   On June 18, 1998, Level 3 entered into a contract with New PKS for the construction of Level 3's nearly 16,000 mile North American intercity network. Construction, which is expected to be completed during the first quarter of 2001, will cost an estimated $2 billion. In 1998, Level 3 incurred costs under this contract of approximately $87.0 million. In addition, Level 3 has retained New PKS as the general contractor for the construction of Level 3's campus headquarters facility being built in the City of Broomfield, Colorado. In 1998, Level 3 incurred costs under this contract of approximately $22.7 million.

   In connection with the split-off, Level 3 and New PKS entered into various agreements intended to implement the split-off, including a separation agreement and a tax-sharing agreement.

   Separation Agreement. Level 3 and New PKS entered into a separation agreement (the "Separation Agreement") relating to the allocation of certain risks and responsibilities between New PKS and Level 3 after the split-off and certain other matters. The Separation Agreement provides that each of New PKS and Level 3 will indemnify the other with respect to the activities of its subsidiary business groups, except as specifically provided under other agreements between the companies. The cross-indemnities are intended to allocate financial responsibility to New PKS for liabilities arising out of the construction businesses formerly conducted by Level 3, and to allocate to Level 3 financial responsibility for liabilities arising out of the non-construction businesses conducted by Level 3. The Separation Agreement also allocates between New PKS and Level 3 certain corporate-level risk exposures not readily allocable to either the construction businesses or the non-construction businesses.

   The Separation Agreement provides that each of Level 3 and New PKS will be granted access to certain records and information in the possession of the other company, and requires that each of Level 3 and New PKS retain all such information in its possession for a period of ten years following the split-off. Under the Separation Agreement, each company is required to give the other company prior notice of any intention to dispose of any such information.

   The Separation Agreement provides that, except as otherwise set forth therein or in any related agreement, costs and expenses in connection with the split-off will be paid 82.5% by Level 3 and 17.5% by New PKS. On March 18, 1998, Level 3 and New PKS entered into an amendment to the Separation Agreement that provides that New PKS will bear substantially all of those expenses if the Level 3 Board determines to force conversion of all outstanding Class R Stock of Level 3 on or before July 15, 1998 (a "Forced Conversion Determination"). The Level 3 Board made such a determination and, accordingly, substantially all of those expenses will be borne by New PKS.

   Tax Sharing Agreement. Level 3 and New PKS have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines each company's rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to operations for tax years (or portions thereof) ending prior to the split-off and with respect to certain tax attributes of Level 3 and New PKS after the split-off. Under the Tax Sharing Agreement, with respect to periods (or portions thereof) ending on or before the split-off, Level 3 and New PKS generally will be responsible for paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities) that are allocable to the non-construction business and the construction business, respectively.

   The Tax Sharing Agreement also provides that Level 3 and New PKS will indemnify the other from certain taxes and expenses that would be assessed on New PKS and Level 3, respectively, if the split-off were determined to be taxable, but solely to the extent that such determination arose out of the breach by Level 3 or New PKS, respectively, of certain representations made to the Internal Revenue Service in connection with the private letter ruling issued with respect to the split-off. Under the Tax Sharing Agreement, if the split-off were determined to be taxable for any other reason, those taxes and certain other taxes associated with the split-off (together, "Split-Off Taxes") would be allocated 82.5% to Level 3 and 17.5% to New PKS. The Tax Sharing Agreement, however, provides that Split-Off Taxes will be allocated one-half to each of Level 3 and New PKS if a Forced Conversion Determination is made. As a result of the Forced Conversion Determination, the Split-Off Taxes will be so allocated. Finally, the Tax Sharing Agreement provides, under certain circumstances, for certain liquidated damage payments from Level 3 to New PKS if the split-off were determined to be taxable, which are intended to compensate stockholders of New PKS indirectly for taxes assessed upon them in that event. Those liquidated damage payments, however, are reduced because of the Forced Conversion Determination.

   Mine Management Agreement. In 1992, New PKS and Level 3 entered into a mine management agreement (the "Mine Management Agreement") pursuant to which a subsidiary of New PKS, Kiewit Mining Group Inc. ("KMG"), provides mine management and related services for Level 3's coal mining properties. In consideration of the provision of such services, KMG receives a fee equal to thirty percent of the adjusted operating income of the coal mining properties. The term of the Mine Management Agreement expires on January 1, 2016.

   In connection with the split-off, the Mine Management Agreement was amended to provide KMG with a right of offer in the event that Level 3 were to determine to sell any or all of its coal mining properties. Under the right of offer, Level 3 would be required to offer to sell those properties to KMG at the price that Level 3 would seek to sell the properties to a third party. If KMG were to decline to purchase the properties at that price, Level 3 would be free to sell them to a third party for an amount greater than or equal to that price. If Level 3 were to sell the properties to a third party, thus terminating the Mine Management Agreement, it would be required to pay KMG an amount equal to the discounted present value to KMG of the Mine Management Agreement, determined, if necessary, by an appraisal process.

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

   A general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of common stock applicable to Non-U.S. Holders (as defined) of common stock is set forth below. In general, a "Non-U.S. Holder" is a person other than: (i) a citizen or resident (as defined for United States federal income or estate tax purposes, as the case may be) of the United States; (ii) a corporation or other entity taxable as a corporation organized in or under the laws of the United States or a political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if and only if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States trustees have the authority to control all substantial decisions of the trust. The discussion is based on current law and is provided for general information only. The discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder and does not address all aspects of United States federal income and estate tax laws that may be relevant to Non-U.S. Holders that may be subject to a special treatment under such laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers). This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK.

Dividends

   In general, the gross amount of dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or any lower rate prescribed by an applicable tax treaty) unless the dividends are (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and a Form 4224 is filed with the withholding agent or (ii) if a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder. If either exception applies, the dividend will be taxed at ordinary U.S. federal income tax rates. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim the benefit of an applicable treaty rate or otherwise claim a reduction of, or exemption from, the withholding obligation pursuant to the above described rules. In the case of a Non-U.S. Holder that is a corporation, effectively connected income may also be subject to the branch profits tax, except to the extent that an applicable tax treaty provides otherwise.

Sale of Common Stock

   Generally, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of his common stock unless: (i) the Company has been, is, or becomes a "U.S. real property holding corporation" for federal income tax purposes, such Non-U.S. Holder owned more than 5% of the common stock sold during a specified period, and certain other requirements are met; (ii) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States; (iii) the common stock is disposed of by an individual Non-U.S. Holder who holds the common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition or (iv) the Non-U.S. Holder is an individual who lost his U.S. citizenship within the last 10 years and such loss had, as one of its principal purposes, the avoidance of taxes, and the gains are considered derived from sources within the United States. The Company believes that it has not been, is not currently and, based upon its current business plans, is not likely to become a U.S. real property holding corporation. Non-U.S. Holders should consult applicable treaties, which may exempt from United States taxation gains realized upon the disposition of common stock in certain cases.

Estate Tax

   Common stock owned or treated as owned by an individual Non-U.S. Holder at the time of his death will be includible in the individual's gross estate for United States federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to United States federal estate tax.

Backup Withholding and Information Reporting Requirements

   On October 14, 1997, the IRS issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards (the "Final Regulations"). The Final Regulations were intended to be effective with respect to payments made after December 31, 1998. The IRS has, however, recently issued a notice stating that such Final Regulations will not be effective until January 1, 2000.

   Except as provided below, this section describes rules applicable to payments made on or before the Final Regulations take effect. Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting and backup withholding rules) generally will not apply to (i) dividends paid to Non-U.S. Holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or (ii) dividends paid on the common stock to a Non-U.S. Holder at an address outside the United States. The Company will be required to report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

   In the case of a Non-U.S. Holder that sells common stock to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the IRS, unless the holder certifies its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. In the case of a Non-U.S. Holder that sells common stock to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the IRS (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder or certain other conditions are met, or the holder otherwise establishes an exemption. A Non-U.S. Holder will generally not be subject to information reporting or backup withholding if such Non-U.S. Holder sells the common stock to or through a foreign office of a non-United States broker.

   Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder is allowable as a credit against the holder's U.S. federal income tax, which may entitle the Non-U.S. Holder to a refund, provided that the holder furnishes the required information to the IRS. In addition, certain penalties may be imposed by the IRS on a Non-U.S. Holder who is required to supply information but does not do so in the proper manner.

   The Final Regulations eliminate the general current law presumption that dividends paid to an address in a foreign country are paid to a resident of that country. In addition, the Final Regulations impose certain certification and documentation requirements on Non-U.S. Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty.

   Prospective purchasers of common stock are urged to consult their tax advisors as to the application of the current rules regarding backup withholding and information reporting and as to the effect, if any, of the Final Regulations on their acquisition, ownership and disposition of the common stock.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and Level 3 has agreed to sell to such underwriter, the number of shares set forth opposite the name of such underwriter.

                                                                        Number
        Name                                                          of shares
        ----                                                          ----------
  Salomon Smith Barney Inc...........................................  6,377,500
  Goldman, Sachs & Co.  .............................................  6,377,500
  Credit Suisse First Boston Corporation.............................  2,125,000
  Merrill Lynch, Pierce, Fenner & Smith Incorporated.................  2,125,000
  J.P. Morgan Securities Inc. .......................................  2,125,000
  Morgan Stanley & Co. Incorporated..................................  2,125,000
  BancBoston Robertson Stephens Inc. ................................    430,000
  Bear, Stearns & Co. Inc. ..........................................    430,000
  Donaldson, Lufkin & Jenrette Securities Corporation................    430,000
  Hambrecht & Quist LLC..............................................    430,000
  Lazard Freres & Co. LLC............................................    430,000
  NationsBanc Montgomery Securities LLC..............................    430,000
  Warburg Dillon Read LLC............................................    430,000
  Dain Rauscher Wessels, a division of Dain Rauscher Incorporated....    245,000
  Kirkpatrick, Pettis, Smith, Polian Inc. ...........................    245,000
  The Robinson-Humphrey Company, LLC.................................    245,000
                                                                      ----------
    Total............................................................ 25,000,000
                                                                      ==========

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

   The underwriters, for whom Salomon Smith Barney Inc., Goldman, Sachs & Co., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to certain dealers at the public offering price less a concession not in excess of $1.14 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share on sales to certain other dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the representatives.

   Level 3 has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,750,000 additional shares of its common stock at the public offering price less the underwriting discount. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   Level 3 has agreed that, for a period of 90 days from the date of this prospectus supplement, it will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, issue, announce the offering or issuance of, register, cause to be registered or announce the registration or intended registration of, in any case for its own account, any shares of common stock of Level 3, including any such shares beneficially or indirectly owned or controlled by Level 3, or any securities convertible into or exchangeable for common stock, except for: (1) up to 2,000,000 shares of common stock issued in connection with acquisitions, provided that this limit may be exceeded if the purchaser of such shares agrees to be bound for any remaining portion of the 90-day "black-out"period, (2) common stock issued in connection with the acquisition of BusinessNet Limited, (3) common stock issued pursuant to any employee benefit plan, stock ownership or stock option plan or dividend reinvestment plan in effect on the date hereof or options granted pursuant to any such plan in effect on the date hereof, provided that such options cannot be exercised for any remaining portion of the 90-day "black-out" period, (4) common stock issued in connection with the inclusion of Level 3's common stock in any Major Market Index (as defined in the underwriting agreement), (5) maintaining the effectiveness of any registration statement in place on the date hereof or otherwise permitted to be filed under this paragraph, (6) common stock issued in connection with the exercise of warrants outstanding on the date hereof, (7) common stock issued to prospective employees in connection with such employees being hired by Level 3 and (8) common stock issued in this offering. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these "black-out" agreements at any time without notice.

   The common stock is quoted on the Nasdaq National Market under the symbol "LVLT."

   The following table shows the underwriting discounts and commissions to be paid to the underwriters by Level 3 in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                       No exercise Full exercise
                                                       ----------- -------------
   Per Share.......................................... $      1.89  $      1.89
   Total.............................................. $47,250,000  $54,337,500

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

   In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in Level 3's common stock on the Nasdaq National Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effective in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of Level 3's common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

   Level 3 estimates that its total expenses of this offering will be $2 million.

   The representatives have performed certain investment banking and advisory services for Level 3 from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for Level 3 in the ordinary course of their business.

   Level 3 has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                               OTHER INFORMATION

   Effective as of August 26, 1998, as described in our Current Report on Form 8-K dated August 31, 1998, we engaged Arthur Andersen LLP to act as our new independent public accountants, replacing PricewaterhouseCoopers LLP.

                                 LEGAL MATTERS

   The validity of the common stock offered through this prospectus supplement will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters relating to this offering will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   The consolidated balance sheets of Level 3 Communications, Inc. as of December 28, 1996 and December 27, 1997, and the related statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 27, 1997, as well as the consolidated balance sheets of RCN Corporation and Subsidiaries as of December 31, 1996 and 1997 and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, as well as the balance sheets of Kiewit Construction & Mining Group, a business group of Peter Kiewit Sons', Inc., as of December 28, 1996 and December 27, 1997 and the related statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 27, 1997, as well as the consolidated balance sheets of the Diversified Group, a business group of Peter Kiewit Sons', Inc. as of December 28, 1996 and December 27, 1997 and the related statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 27, 1997, incorporated by reference in this registration statement, have been included or incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                               GLOSSARY OF TERMS

 access......................  Telecommunications services that permit long distance carriers to use local exchange facilities to originate
                               and/or terminate long distance service.

 access charges..............  The fees paid by long distance carriers to LECs for originating and terminating long distance calls on the
                               LECs' local networks.

 backbone....................  A centralized high-speed network that interconnects smaller, independent networks. It is the through-portion
                               of a transmission network, as opposed to spurs which
                               branch off the through-portions.

 CAP.........................  Competitive Access Provider. A company that provides its customers with an alternative to the local exchange
                               company for local transport of private line and special
                               access telecommunications services.

 capacity....................  The information carrying ability of a telecommunications facility.

 carrier.....................  A provider of communications transmission services by fiber, wire or radio.

 Central Office..............  Telephone company facility where subscribers' lines are joined to switching equipment for connecting other
                               subscribers to each other, locally and long distance.

 CLEC........................  Competitive Local Exchange Carrier. A company that competes with LECs in the local services market.

 colocation..................  Colocation refers to the physical location of a telecommunication carrier's equipment in ILEC or CLEC
                               premises to facilitate the interconnection of their
                               respective switching/routing equipment.

 common carrier..............  A government-defined group of private companies offering telecommunications services or facilities to the general
                               public on a non-discriminatory basis.

 conduit.....................  A pipe, usually made of metal, ceramic or plastic, that protects buried cables.

 dedicated lines.............  Telecommunications lines reserved for use by particular customers.

 dialing parity..............  The ability of a competing local or toll service provider to provide telecommunications services in such a manner
                               that customers have the ability to route automatically,
                               without the use of any access code, their
                               telecommunications to the service provider of the
                               customers' designation.

 equal access................  The basis upon which customers of interexchange carriers are able to obtain access to their Primary Interexchange
                               Carriers' (PIC) long distance telephone network by
                               dialing "1", thus eliminating the need to dial additional
                               digits and an authorization code to obtain such access.

 facilities-based carriers...  Carriers that own and operate their own network and equipment.

 fiber optics................  A technology in which light is used to transport information from one point to another. Fiber optic cables
                               are thin filaments of glass through which light beams are
                               transmitted over long distances carrying enormous amounts
                               of data. Modulating light on thin strands of glass
                               produces major benefits including high bandwidth,
                               relatively low cost, low power consumption, small space
                               needs and total insensitivity to electromagnetic
                               interference.


 Gbps........................  1000 Mbps.

 ILEC........................  Incumbent Local Exchange Carrier. A company historically providing local telephone service. Often refers to one of
                               the Regional Bell Operating Companies (RBOCs). Often
                               referred to as "LEC" (Local Exchange Carrier).

 interconnection.............  Interconnection of facilities between or among local exchange carriers, including potential physical
                               colocation of one carrier's equipment in the other
                               carrier's premises to facilitate such interconnection.

 InterLATA...................  Telecommunications services originating in a LATA and terminating outside of that LATA.

 Internet....................  A global collection of interconnected computer networks which use a specific communications protocol.

 IntraLATA...................  Telecommunications services originating and terminating in the same LATA.

 IP..........................  Internet Protocol. Network protocols that allow computers with different architectures and operating system
                               software to communicate with other computers on the
                               Internet.

 ISDN........................  Integrated Services Digital Network. An information transfer standard for transmitting digital voice and data
                               over telephone lines at speeds up to 128 Kbps.

 ISPs........................  Internet Service Providers. Companies formed to provide access to the Internet to consumers and business
                               customers via local networks.

 IXC.........................  Interexchange Carrier. A telecommunications company that provides telecommunications services between local
                               exchanges on an interstate or intrastate basis. A
                               transmission rate. One kilobit equals 1,024 bits of
                               information.

 Kbps........................  Kilobits per second. A transmission rate. One kilobit equals 1,024 bits of information.

 LATA........................  Local Access and Transport Area. A geographic area composed of contiguous local exchanges, usually but not
                               always within a single state. There are approximately 200
                               LATAs in the United States.

 leased line.................  Telecommunications line dedicated to a particular customer along predetermined routes.

 LEC.........................  Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area
                               in which calls generally are transmitted without toll
                               charges. LECs include both ILECs and CLECs.

 local exchange..............  A geographic area determined by the appropriate state regulatory authority in which calls generally are
                               transmitted without toll charges to the calling or called
                               party.

 local loop..................  A circuit that connects an end user to the LEC central office within a LATA.

 long distance carriers
  (interexchange carriers)...  Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long
                               distance carrier may offer services over its own or
                               another carrier's facilities.


 Mbps........................  Megabits per second. A transmission rate. One megabit equals 1,024 kilobits.

 multiplexing................  An electronic or optical process that combines a large number of lower speed transmission lines into one high
                               speed line by splitting the total available bandwidth
                               into narrower bands (frequency division), or by allotting
                               a common channel to several different transmitting
                               devices, one at a time in sequence (time division).

 NAP.........................  Network Access Point. A location at which ISPs exchange each other's traffic.

 OC3.........................  A data communications circuit consisting of three DS3s capable of transmitting data at 155 Mbps.

 OC48........................  A data communications circuit consisting of forty-eight
                               DS3s capable of transmitting data at approximately 2.45
                               Gbps.

 peering.....................  The commercial practice under which ISPs exchange each other's traffic without the payment of settlement
                               charges. Peering occurs at both public and private
                               exchange points.

 POP.........................  Point of Presence. Telecommunications facility where a communications provider locates network equipment used to
                               connect customers to its network backbone.

 private line................  A dedicated telecommunications connection between end user locations.

 PSTN........................  Public Switched Telephone Network. That portion of a local exchange company's network available to all users
                               generally on a shared basis (i.e., not dedicated to a
                               particular user). Traffic along the public switched
                               network is generally switched at the local exchange
                               company's central offices.

 RBOCs.......................  Regional Bell Operating Companies. Originally, the seven local telephone companies (formerly part of AT&T)
                               established as a result of the AT&T Divestiture.
                               Currently consists of five local telephone companies as a
                               result of the mergers of Bell Atlantic with NYNEX and SBC
                               with Pacific Telesis.

 reciprocal compensation.....  The compensation of a new competitive local exchange carrier for termination of a local call by the local
                               exchange carrier on the new carrier's network, which is
                               the same as the compensation that the new carrier pays
                               the local exchange carrier for termination of local calls
                               on the local exchange carrier network.

 resale......................  Resale by a provider of telecommunications services (such as a LEC) of such services to other providers or carriers
                               on a wholesale or a retail basis.

 router......................  Equipment placed between networks that relays data to those networks based upon a destination address contained
                               in the data packets being routed.

 SONET.......................  Synchronous Optical Network. An electronics and network architecture for variable bandwidth products which
                               enables transmission of voice, data and video
                               (multimedia) at very high speeds. SONET ring architecture
                               provides for virtually instantaneous restoration of
                               service in the event of a fiber cut by automatically
                               rerouting traffic in the opposite direction around the
                               ring.


 special access services.....  The lease of private, dedicated telecommunications lines or "circuits" along the network of a local exchange
                               company or a CAP, which lines or circuits run to or from
                               the long distance carrier POPs. Examples of special
                               access services are telecommunications lines running
                               between POPs of a single long distance carrier, from one
                               long distance carrier POP to the POP of another long
                               distance carrier or from an end user to a long distance
                               carrier POP.

 switch......................  A device that selects the paths or circuits to be used for transmission of information and establishes a
                               connection. Switching is the process of interconnecting
                               circuits to form a transmission path between users and it
                               also captures information for billing purposes.

 TI..........................  A data communications circuit capable of transmitting data at 1.544 Mbps.

 unbundled...................  Services, programs, software and training sold separately from the hardware.

 unbundled access............  Access to unbundled elements of a telecommunications services provider's network including network facilities,
                               equipment, features, functions and capabilities, at any
                               technically feasible point within such network.

 web site....................  A server connected to the Internet from which Internet users can obtain information.

 wireless....................  A communications system that operates without wires.
                               Cellular service is an example.

 world wide web or web.......  A collection of computer systems supporting a communications protocol that permits multimedia
                               presentation of information over the Internet.

 xDSL........................  A term referring to a variety of new Digital Subscriber
                               Line technologies. Some of these new varieties are
                               asymmetric with different data rates in the downstream
                               and upstream directions. Others are symmetric. Downstream
                               speeds range from 384 Kbps (or "SDSL") to 1.5 to 8 Mbps
                               ("ADSL").

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

                         Index to Financial Statements

                                                                          Page
                                                                          ----
Financial Statements as of September 30, 1998 and for the three months and nine months ended September 30, 1998 and September 30, 1997
 (unaudited):
  Consolidated Condensed Statements of Operations........................  F-2
  Consolidated Condensed Balance Sheet...................................  F-3
  Consolidated Condensed Statements of Cash Flows........................  F-5
  Consolidated Statement of Changes in Stockholders' Equity..............  F-6
  Notes to Consolidated Condensed Financial Statements...................  F-7
Financial Statements as of December 27, 1997 and December 28, 1996 and
 for the three years ended December 27, 1997:
  Report of Independent Accountants...................................... F-18
  Consolidated Statements of Earnings.................................... F-19
  Consolidated Balance Sheets............................................ F-20
  Consolidated Statements of Cash Flows.................................. F-22
  Consolidated Statements of Changes in Stockholders' Equity............. F-24
  Notes to Consolidated Financial Statements............................. F-26

   Schedules not indicated above have been omitted because of the absence of the conditions under which they are required or because the information called for is shown in the consolidated financial statements or in the notes thereto.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                      Three Months Ended    Nine Months Ended
                                         September 30,        September 30,
                                      ------------------    -----------------
                                        1998       1997       1998      1997
                                      ---------  ---------  --------  --------
                                       (dollars in millions, except share
                                                      data)
Revenue.............................. $     106  $      81  $    296  $    242
Costs and Expenses:
  Operating expenses.................        47         37       138       117
  Depreciation and amortization......        11          5        24        15
  General and administrative
   expenses..........................        96         26       199        61
  Write-off of in process research &
   development.......................       --         --        115       --
                                      ---------  ---------  --------  --------
    Total costs and expenses.........       154         68       476       193
                                      ---------  ---------  --------  --------
Earnings (Loss) from Operations......       (48)        13      (180)       49
Other Income (Expense):
  Interest income....................        53          8       124        23
  Interest expense, net..............       (46)        (3)      (86)      (10)
  Other, net, principally equity
   losses of unconsolidated
   entities..........................       (27)       (10)      (53)      (11)
                                      ---------  ---------  --------  --------
    Total other income (expense).....       (20)        (5)      (15)        2
                                      ---------  ---------  --------  --------
Earnings (Loss) Before Income Taxes
 and Discontinued Operations.........       (68)         8      (195)       51
Income Tax (Provision) Benefit.......        23         (2)       28       (17)
                                      ---------  ---------  --------  --------
Earnings (Loss) from Continuing
 Operations..........................       (45)         6      (167)       34
Discontinued Operations:
  Gain on split-off of construction
   operations........................       --         --        608       --
  Gain on disposition of energy
   business, net of income tax
   expense of $174...................       --         --        324       --
  Energy, net of income tax benefit
   of $26 and $19....................       --         (50)      --        (37)
  Construction, net of income tax
   expense of $21 and $56............       --          34       --         84
                                      ---------  ---------  --------  --------
  Earnings (loss) from discontinued
   operations........................       --         (16)      932        47
                                      ---------  ---------  --------  --------
Net Earnings (Loss).................. $     (45) $     (10) $    765  $     81
                                      =========  =========  ========  ========
Earnings (Loss) Per Share:
 Continuing Operations:
  Basic.............................. $    (.15) $     .03  $   (.56) $    .14
                                      =========  =========  ========  ========
  Diluted............................ $    (.15) $     .03  $   (.56) $    .14
                                      =========  =========  ========  ========
 Discontinued Operations:
  Basic.............................. $     --   $    (.21) $   3.11  $   (.15)
                                      =========  =========  ========  ========
  Diluted............................ $     --   $    (.21) $   3.11  $   (.15)
                                      =========  =========  ========  ========
 Net Earnings (Loss):
  Basic.............................. $    (.15) $    (.18) $   2.55  $   (.01)
                                      =========  =========  ========  ========
  Diluted............................ $    (.15) $    (.18) $   2.55  $   (.01)
                                      =========  =========  ========  ========
 Net Earnings (Loss), excluding gain
  on split-off of construction
  operations:
  Basic.............................. $    (.15) $    (.18) $    .52  $   (.01)
                                      =========  =========  ========  ========
  Diluted............................ $    (.15) $    (.18) $    .52  $   (.01)
                                      =========  =========  ========  ========

     See accompanying notes to consolidated condensed financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEET
                                  (unaudited)

                                                             September 30,
                                                                 1998
                                                         ---------------------
                                                         (dollars in millions,
                                                          except share data)
Assets
Current Assets
  Cash and cash equivalents.............................        $  653
  Marketable securities.................................         2,980
  Restricted securities.................................            24
  Accounts receivable...................................            59
  Other.................................................            56
                                                                ------
Total Current Assets....................................         3,772
Property, Plant and Equipment, less accumulated
 depreciation and amortization of $232..................           594
Investments.............................................           313
Other Assets............................................           181
                                                                ------
                                                                $4,860
                                                                ======



     See accompanying notes to consolidated condensed financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED CONDENSED BALANCE SHEET
                                  (unaudited)

                                                              September 30,
                                                                  1998
                                                          ---------------------
                                                          (dollars in millions,
                                                           except share data)
Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable.......................................        $  126
  Current portion of long-term debt......................             6
  Accrued reclamation and other mining costs.............            16
  Accrued interest.......................................            80
  Deferred income taxes..................................             6
  Income taxes payable...................................             6
  Other..................................................            37
                                                                 ------
Total Current Liabilities................................           277
Long-Term Debt, less current portion.....................         2,140
Deferred Income Taxes....................................            92
Accrued Reclamation Costs................................            96
Other Liabilities........................................           157
Stockholders' Equity:
  Preferred stock, no par value, authorized 10,000,000
   shares; no shares outstanding.........................           --
  Common Stock, $.01 par value:
    Common Stock, authorized 500,000,000 shares;
     307,187,326 shares outstanding......................             3
  Additional paid-in capital.............................           736
  Accumulated other comprehensive income.................             5
  Retained earnings......................................         1,354
                                                                 ------
Total Stockholders' Equity...............................         2,098
                                                                 ------
                                                                 $4,860
                                                                 ======


     See accompanying notes to consolidated condensed financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                          Nine Months Ended
                                                            September 30,
                                                        -----------------------
                                                           1998        1997
                                                        -----------  ----------
                                                        (dollars in millions)
Cash flows from continuing operations:
  Net cash (used in) provided by continuing
   operations.......................................... $       (16) $     167
Cash flows from investing activities:
  Proceeds from sales and maturities of marketable
   securities..........................................       2,882        160
  Purchases of marketable securities...................      (5,132)      (168)
  Change in restricted securities......................         --           4
  Acquisitions and investments.........................         (24)       (32)
  Proceeds from sale of property, plant and equipment
   and other investments...............................          26          1
  Capital expenditures.................................        (409)       (20)
                                                        -----------  ---------
    Net cash used in investing activities..............      (2,657)       (55)
Cash flows from financing activities:
  Payments on long-term debt including current
   portion.............................................          (7)        (2)
  Issuance of long-term debt, net......................       1,937         17
  Issuances of common stock............................          21         49
  Proceeds from exercise of stock options..............           7        --
  Dividends paid.......................................         --         (12)
  Exchange of Class B&C Stock for Common Stock, net....         122         72
                                                        -----------  ---------
    Net cash provided by financing activities..........       2,080        124
Cash flows from discontinued operations:
  Proceeds from sale of energy operations..............       1,159        --
  Investments in discontinued energy operations........         --         (34)
                                                        -----------  ---------
    Net cash provided by (used in) discontinued
     operations........................................       1,159        (34)
Cash and cash equivalents of C-TEC at the beginning of
 1997..................................................         --         (76)
                                                        -----------  ---------
Net change in cash and cash equivalents................         566        126
Cash and cash equivalents at beginning of year.........          87        147
                                                        -----------  ---------
Cash and cash equivalents at end of period............. $       653  $     273
                                                        ===========  =========
Non-Cash investing activities:
  Issuance of stock for acquisitions:
    XCOM Technologies, Inc............................. $       154  $     --
    GeoNet Communications, Inc.........................          19        --
    Other..............................................          10        --

   The activities of the Construction & Mining Group have been removed from the Consolidated Condensed Statements of Cash Flows.

     See accompanying notes to consolidated condensed financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  For the nine months ended September 30, 1998
                                  (unaudited)

                          Class   Common                 Other
                           B&C    Stock   Additional  Accumulated
                          Common (Class D  Paid-in   Comprehensive Retained
                          Stock  in 1997)  Capital   Income (Loss) Earnings   Total
                          ------ -------- ---------- ------------- --------  -------
                                            (dollars in millions)
Balance at December 28,
 1997...................   $  1    $  8      $427        $ (5)     $ 1,799   $ 2,230
Common Stock:
  Issuance of Common
   Stock................    --        1       203         --           --        204
  Stock options
   exercised............    --        1         7         --            (1)        7
  Designation of par
   value to $.01........    --       (8)        8         --           --        --
  Stock dividend........    --        1        (1)        --           --        --
  Stock option grants...    --      --         25         --           --         25
  Income tax benefit
   from exercise of
   options..............    --      --         12         --           --         12
Class R Stock:
  Issuance of Class R
   Stock................    --      --         92         --           (92)      --
  Forced conversion of
   Class R Stock to
   Common Stock.........    --      --         72         --           (72)      --
Class C Stock:
  Repurchases...........    --      --        (25)        --           --        (25)
  Conversion of
   debentures...........    --      --         10         --           --         10
Net Earnings............    --      --        --          --           765       765
Other Comprehensive
 Loss...................    --      --        --           (5)         --         (5)
Split-off of the
 Construction & Mining
 Group..................     (1)    --        (94)         15       (1,045)   (1,125)
                           ----    ----      ----        ----      -------   -------
Balance at September 30,
 1998...................   $--     $  3      $736        $  5      $ 1,354   $ 2,098
                           ====    ====      ====        ====      =======   =======


     See accompanying notes to consolidated condensed financial statements.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

   The financial statements of Level 3 Communications, Inc. and subsidiaries ("Level 3" or the "Company") contained herein are unaudited and, in the opinion of management, contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented. The Company's accounting policies and certain other disclosures are set forth in the notes to the consolidated financial statements contained elsewhere herein, for the year ended December 27, 1997. These financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto. The preparation of the consolidated condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and the reported amount of revenue and expenses during the reported period. Actual results could differ from these estimates.

   In 1997, the Company agreed to sell its energy assets to CalEnergy Company, Inc. ("CalEnergy") and to separate the construction operations ("Construction & Mining Group") from the Company. On January 2, 1998, the Company completed the sale of its energy assets to CalEnergy. On March 31, 1998, the Company completed the split-off of the Construction & Mining Group to stockholders that held Class C Stock. Therefore, the results of operations of both businesses have been classified as discontinued operations on the statements of operations for all periods presented. Only the results of operations of the energy business have been reflected as discontinued on the statement of cash flows.

   The Company is currently constructing its communications network. Costs associated directly with the uncompleted network and interest expense incurred during construction are capitalized. As segments of the network become operational, the assets will be depreciated over their useful lives.

   The Company is currently developing business support systems. The external direct costs of software, materials and services, payroll and payroll related expenses for employees directly associated with the project, and interest costs incurred when developing the business support systems are capitalized. Upon completion of the project, the total cost of the business support systems will be amortized over its useful life.

   The capitalized business support systems and network construction costs incurred to date of $364 million, have been classified as assets under construction within Property, Plant & Equipment in the accompanying consolidated condensed balance sheet.

   The results of operations for the three and nine months ended September 30, 1998, are not necessarily indicative of the results to be expected for the full year.

   On May 1, 1998, the Company's Board of Directors changed Level 3's fiscal year end from the last Saturday in December to a calendar year end. The additional five days in the 1998 fiscal year will be reflected in the Company's Form 10-K for the period ended December 31, 1998.

   Where appropriate, items within the consolidated condensed financial statements have been reclassified from the previous periods to conform to current period presentation.

2. Reorganization--Discontinued Construction Operations

   On March 31, 1998, a separation of the Company's Construction & Mining Group and Diversified Group was completed through the split-off of the Construction and Mining Group (the "Split-off").

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The Company recognized a gain of $608 million equal to the difference between the carrying value of the Construction & Mining Group and its fair value in accordance with the Financial Accounting Standards Board Emerging Issues Tax Force Issue 96-4. No taxes were provided on this gain due to the tax-free nature of the Split-off. The Company then reflected the fair value of the Construction & Mining Group as a distribution to the Class C stockholders.

   In connection with the Split-off, Level 3 and the Construction & Mining Group entered into various agreements including a Separation Agreement, a Tax Sharing Agreement and an amended Mine Management Agreement.

   The Separation Agreement, as amended, provides for the allocation of certain risks and responsibilities between Level 3 and the Construction & Mining Group and for cross-indemnifications that are intended to allocate financial responsibility to the Construction & Mining Group for liabilities arising out of the construction business and to allocate to Level 3 financial responsibility for liabilities arising out of the non-construction businesses. The Separation Agreement also allocates certain corporate-level risk exposures not readily allocable to either the construction businesses or the non-construction businesses.

   Under the Tax Sharing Agreement, with respect to periods, or portions thereof, ending on or before the Split-off, Level 3 and the Construction & Mining Group generally will be responsible for paying the taxes relating to such returns, including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities, that are allocable to the non-construction businesses and construction businesses, respectively. The Tax Sharing Agreement also provides that Level 3 and the Construction & Mining Group will indemnify the other from certain taxes and expenses that would be assessed if the Split-off were determined to be taxable, but solely to the extent that such determination arose out of the breach by Level 3 or the Construction & Mining Group, respectively, of certain representations made to the Internal Revenue Service in connection with the private letter ruling issued with respect to the Split-off. If the Split-off were determined to be taxable for any other reason, those taxes would be allocated equally to Level 3 and the Construction & Mining Group. Finally, under certain circumstances, Level 3 would make certain liquidated damage payments to the Construction & Mining Group if the Split-off was determined to be taxable, in order to indirectly compensate Class C stockholders for taxes assessed upon them in that event.

   In connection with the Split-off, the Mine Management Agreement, pursuant to which the Construction & Mining Group provides mine management and related services to Level 3's coal mining operations, was amended to provide the Construction & Mining Group with a right of offer in the event that Level 3 were to determine to sell any or all of its coal mining properties. Under the right of offer, Level 3 would be required to offer to sell those properties to the Construction & Mining Group. If the Construction & Mining Group were to decline to purchase the properties at that price, Level 3 would be free to sell them to a third party for an amount greater than or equal to that price. If Level 3 were to sell the properties to a third party, thus terminating the Mine Management Agreement, it would be required to pay the Construction & Mining Group an amount equal to the discounted present value of the Mine Management Agreement, determined, if necessary, by an appraisal process.

   Following the Split-off, the Company's common stock began trading on The Nasdaq National Market on April 1, 1998, under the symbol "LVLT". In connection with the Split-off, the construction business was renamed "Peter Kiewit Sons', Inc." and the Class D Stock became the common stock of Level 3 Communications, Inc. ("Common Stock"). Accordingly, the separate financial statements of Peter Kiewit Sons', Inc. should be obtained to review the results of operations of the Construction & Mining Group for the three and nine months ended September 30, 1997.

   The Company's certificate of incorporation gave stockholders the right to exchange their Class C Stock for Class D Stock under a set conversion formula. That right was eliminated as a result of the Split-off. To replace

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES that conversion right, Class C stockholders received 6.5 million shares of a new Class R Convertible Stock ("Class R Stock") in January 1998, which was convertible into Level 3 Common Stock in accordance with terms ratified by stockholders in December 1997. The Company reflected in the equity accounts the exchange of the conversion right and issuance of the Class R Stock at its fair value of $92 million at the date of the Split-off.

   On May 1, 1998, the Board of Directors of Level 3 Communications, Inc. determined to force conversion of all shares of the Company's Class R Stock into common stock of the Company, effective May 15, 1998. The Class R Stock was converted into Level 3 Common Stock in accordance with the formula set forth in the Certificate of Incorporation of the Company. The formula provided for a conversion ratio equal to $25, divided by the average of the midpoints between the high and low sales prices for Level 3 Common Stock on each of the fifteen trading days during the period beginning April 9 and ending April 30. The average for that period was $32.14, adjusted for the stock dividend issued August 10, 1998. Accordingly, each holder of Class R Stock received .7778 of a share of Level 3 Common Stock for each share of Class R Stock held. In total
6.5 million shares of Class R Stock were converted into 5.1 million shares of Common Stock. The value of the Class R Stock at the time of the forced conversion was $25 times the 6.5 million shares outstanding, or $164 million. The Company recognized the additional $72 million of value upon conversion of the Class R Stock to Common Stock. As a result of the forced conversion, certain adjustments were made to the cost sharing and risk allocation provisions of the Separation Agreement and Tax Sharing Agreement between the Company and Peter Kiewit Sons', Inc. which reduced the costs and risks allocated to the Company.

   The Company has embarked on a plan to become a facilities-based provider (that is, a provider that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services) of a broad range of integrated communications services. To reach this goal, the Company plans to expand substantially the business of its PKS Information Services, Inc. subsidiary and to create, through a combination of construction, purchase and leasing of facilities and other assets, an international, end-to-end, facilities-based communications network (the "Business Plan"). The Company is designing the network based on Internet Protocol ("IP") technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

3. Discontinued Energy Operations

   On January 2, 1998, the Company completed the sale of its energy assets to CalEnergy. Level 3 recognized an after-tax gain on the disposition of $324 million and the after-tax proceeds of approximately $967 million from the transaction are being used to fund in part the Business Plan. Results of operations for the period through January 2, 1998, were not considered significant and the gain on disposition was calculated using the carrying amount of the energy assets as of December 27, 1997.


4. Earnings Per Share

   Basic earnings per share have been computed using the weighted average number of shares during each period. Diluted earnings per share have been computed by including stock options considered to be potentially dilutive common shares.

   The Company had a loss from continuing operations for the three and nine month periods ended September 30, 1998, therefore, no potential common shares related to Company stock options have been included in the computation of the diluted earnings per share because the resulting computation would be anti-dilutive. For the periods ending September 30, 1997, potentially dilutive stock options are calculated in accordance with the treasury stock method which assumes that proceeds from exercise of all options are used to repurchase common stock at the average market value. The number of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the options.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The following details the earnings (loss) per share calculations for Level 3 Common Stock:

                                     Three Months Ended    Nine Months Ended
                                        September 30,        September 30,
                                     --------------------  ------------------
                                       1998       1997       1998      1997
                                     ---------  ---------  --------  --------
Earnings (loss) from continuing
 operations (in millions)........... $     (45) $       6  $   (167) $     34
Earnings (loss) from discontinued
 energy operations..................       --         (50)      932       (37)
                                     ---------  ---------  --------  --------
Net earnings (loss)................. $     (45) $     (44) $    765  $     (3)
                                     =========  =========  ========  ========
Total number of weighted average
 shares outstanding used to compute
 basic earnings per share (in
 thousands).........................   306,515    245,854   300,151   245,130
Additional dilutive stock options...       --         540       --        540
                                     ---------  ---------  --------  --------
Total number of shares used to
 compute dilutive earnings per
 share..............................   306,515    246,394   300,151   245,670
                                     =========  =========  ========  ========
Continuing operations:
  Basic earnings (loss) per share... $    (.15) $     .03  $   (.56) $    .14
                                     =========  =========  ========  ========
  Diluted earnings (loss) per
   share............................ $    (.15) $     .03  $   (.56) $    .14
                                     =========  =========  ========  ========
Discontinued operations:
  Basic earnings (loss) per share... $     --   $    (.21) $   3.11  $   (.15)
                                     =========  =========  ========  ========
  Diluted earnings (loss) per
   share............................ $     --   $    (.21) $   3.11  $   (.15)
                                     =========  =========  ========  ========
Net earnings (loss):
  Basic earnings (loss) per share... $    (.15) $    (.18) $   2.55  $   (.01)
                                     =========  =========  ========  ========
  Diluted earnings (loss) per
   share............................ $    (.15) $    (.18) $   2.55  $   (.01)
                                     =========  =========  ========  ========
Net earnings (loss) excluding gain
 on split-off of construction
 operations:
  Basic earnings (loss) per share... $    (.15) $    (.18) $    .52  $   (.01)
                                     =========  =========  ========  ========
  Diluted earnings (loss) per
   share............................ $    (.15) $    (.18) $    .52  $   (.01)
                                     =========  =========  ========  ========

   The Company had 19,690,144 options outstanding that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the three and nine month periods ended September 30, 1998.

   Effective August 10, 1998, and December 26, 1997, the Company issued dividends of one share and four shares of Level 3 Common Stock (previously Class D Stock) for each share of Level 3 Common Stock outstanding. All share information and per share data have been restated to reflect these stock dividends.

5. Acquisitions

   On April 23, 1998, the Company acquired XCOM Technologies, Inc. ("XCOM"), a privately held company that has developed technology which the Company believes will provide certain key components necessary for the Company to develop an interface between its IP-based network and the public switched telephone network. The Company issued approximately 5.3 million restricted shares of Level 3 Common Stock and 0.8 million options and warrants to purchase Level 3 Common Stock in exchange for all the stock, options and warrants of XCOM.

   The Company accounted for this transaction, valued at $154 million, as a purchase. Of the total purchase price, $115 million was attributable to in-process research and development, and was taken as a nondeductible

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES charge to earnings in the second quarter of 1998. The purchase price exceeded the fair value of the net assets acquired by $30 million which was recognized as goodwill and is being amortized over five years.

   On September 30, 1998, Level 3 acquired GeoNet Communications, Inc. ("GeoNet"), a regional Internet service provider located in Northern California. The Company issued approximately 0.6 million shares and options in exchange for GeoNet's capital stock, which based on Level 3's closing price on September 30, valued the transaction at approximately $19 million. Goodwill of $20 million was recognized from this transaction and will be amortized over five years.

   XCOM's and GeoNet's 1997 and 1998 operating results prior to the acquisitions were not significant relative to the Company's results.

   For the Company's acquisitions, the excess purchase price over the fair market value of the underlying assets was allocated to goodwill, other intangible assets and property based upon preliminary estimates of fair value. The Company does not believe that the final purchase price allocation will vary significantly from the preliminary purchase price allocation.

6. Investments

   In September 1997, C-TEC Corporation ("C-TEC") announced that its Board of Directors had approved the planned restructuring of C-TEC into three publicly traded companies effective September 30, 1997. Under the terms of the restructuring C-TEC stockholders received stock in the following companies:

     Commonwealth Telephone Enterprises, Inc., containing the local telephone group and related engineering business;

     Cable Michigan, Inc. containing the cable television operation; and

     RCN Corporation, Inc. which consists of RCN Telecom Services; C-TEC, existing cable systems in the Boston-Washington D.C. corridor; and the investment in Megacable S.A. de C.V., a cable operator in Mexico. RCN Telecom Services is a provider of packaged local and long distance telephone, video and internet access services provided over fiber optic networks to residential customers.


   As a result of the restructuring, Level 3 owns less than 50% of each of the outstanding shares and voting rights of each entity, and therefore accounts for each entity using the equity method.

   On June 4, 1998, Cable Michigan announced that its Board of Directors had reached a definitive agreement to sell the company to Avalon Cable for $40.50 per share in a cash-for-stock transaction. Level 3 received approximately $129 million when the transaction closed on November 6, 1998 and expects to recognize a pre-tax gain of approximately $90 million in the fourth quarter.

   On September 25, 1998, Commonwealth Telephone Enterprises, Inc. ("CTCO") announced that it was commencing a rights offering of 3.7 million shares of its common stock. Under the terms of the offering, each stockholder received one right for every five shares of CTCO Common Stock or CTCO Class B Common Stock held. The rights enabled the holder to purchase CTCO Common Stock at a subscription price of $21.25 per share. Each right also carried the right to oversubscribe at the subscription price for the offered shares not purchased pursuant to the initial exercise of rights.

   Level 3, which owned approximately 48% of CTCO prior to the rights offering, exercised its 1.8 million rights it received with respect to the shares it held. Messrs. Walter Scott, Jr., James Q. Crowe and David C. McCourt, members of the Board of Directors of both Level 3 and CTCO, agreed to oversubscribe for all the other shares offered for sale in the rights offering. The commitments of Messrs. Scott, Crowe, McCourt and other stockholders, resulted in Level 3 maintaining its 48% ownership interest in CTCO after the rights offering.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   The following is summarized financial information of the three entities created as a result of the C-TEC restructuring for the three and nine months ended September 30, 1998 and 1997, and as of September 30, 1998 (in millions):

                                               Three Months     Nine Months
                                                  Ended            Ended
                                              September 30,    September 30,
                                              ---------------  ---------------
                                               1998    1997     1998     1997
                                              ------  -------  -------  ------
Operations:
Commonwealth Telephone Enterprises:
  Revenue.................................... $   58  $    50  $   167  $  145
  Net income available to common stockhold-
   ers.......................................      3        6       12      18
  Level 3's share:
    Net income...............................      2        3        6       9
    Goodwill amortization....................    --       --        (1)     (1)
                                              ------  -------  -------  ------
      Equity in net income................... $    2  $     3  $     5  $    8
                                              ======  =======  =======  ======
Cable Michigan:
  Revenue.................................... $   23  $    21  $    66  $   61
  Net loss available to common stockholders..     (3)     --        (9)     (3)
  Level 3's share:
    Net (loss) income........................     (1)     --        (4)     (2)
    Goodwill amortization....................     (1)     --        (3)     (2)
                                              ------  -------  -------  ------
      Equity in net loss..................... $   (2) $   --   $    (7) $   (4)
                                              ======  =======  =======  ======
RCN Corporation:
  Revenue.................................... $   58  $    31  $   148  $   92
  Net loss available to common stockholders..    (53)     (15)    (170)    (35)
  Level 3's share:
    Net loss.................................    (22)      (7)     (75)    (17)
    Goodwill amortization....................    --       --       --      --
                                              ------  -------  -------  ------
      Equity in net loss..................... $  (22) $    (7) $   (75) $  (17)
                                              ======  =======  =======  ======

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

                                               Commonwealth
                                                Telephone    Cable       RCN
                                               Enterprises  Michigan Corporation
                                               ------------ -------- -----------
                                                   1998       1998      1998
                                               ------------ -------- -----------
Financial Position:
Current assets................................     $ 70      $  16     $1,185
Other assets..................................      339        112        705
                                                   ----      -----     ------
  Total assets................................      409        128      1,890
Current liabilities...........................       71         22        178
Other liabilities.............................      287        154      1,251
Minority interest.............................      --          14         59
                                                   ----      -----     ------
  Total liabilities...........................      358        190      1,488
                                                   ----      -----     ------
  Net assets (liabilities)....................     $ 51      $ (62)    $  402
                                                   ====      =====     ======
Level 3's share:
  Equity in net assets (liabilities)..........     $ 25      $ (30)    $  164
  Goodwill....................................       55         69        --
                                                   ----      -----     ------
                                                   $ 80      $  39     $  164
                                                   ====      =====     ======

   The Company recognizes gains from the sale, issuance and repurchase of stock by its subsidiaries and equity method investees. During 1998, RCN issued stock in a public offering and for certain acquisitions. The increase in the Company's proportionate share of RCN's net assets as a result of these transactions resulted in pre-tax gains of $4 million and $25 million to the Company for the three months and nine months ended September 30, 1998, respectively.

   On September 30, 1998, Level 3 owned approximately 48%, 48% and 41% of the outstanding shares of Commonwealth Telephone, Cable Michigan and RCN, respectively. The market value of the Company's investment in the three entities on September 30, 1998, was $216 million, $116 million and $346 million, respectively.

7. Long Term Debt

   On April 28, 1998, the Company received $1.94 billion of proceeds from an offering of $2 billion aggregate principal amount 9.125% Senior Notes Due 2008 (the "Senior Notes"). The Senior Notes are senior, unsecured obligations of the Company, ranking pari passu with all existing and future senior unsecured indebtedness of the Company. The Senior Notes contain certain covenants, which among others, limit consolidated debt, dividend payments, and transactions with affiliates. The Company is using the net proceeds of the Senior Notes in connection with the implementation of its Business Plan to increase substantially its information services business and to expand the range of services it offers by building an advanced international, facilities-based communications network based on IP technology. Debt issuance costs of $65 million have been capitalized and will be amortized over the term of the notes. The Company capitalized $5 million of interest expense and amortized debt issuance costs related to network construction and systems development projects in the third quarter of 1998 and $6 million for the nine months ended September 30, 1998.

8. Level 3 Stock Plan

   Subsequent to the Split-off, the Company adopted the recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123")

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES when it adopted an outperform stock option program ("OSO"). Under SFAS No. 123, the fair value of an option (as computed in accordance with accepted option valuation models) on the date of grant is amortized over the vesting period of the option. The recognition provisions of SFAS No. 123 are applied prospectively upon adoption. As a result, the recognition provisions are applied to all stock awards granted in the year of adoption and are not applied to awards granted in previous years unless those awards are modified or settled in cash after adoption of the recognition provisions.

   The OSO program was designed by the Company so that its stockholders receive a market return on their investment before OSO holders receive any return on their options. The Company believes that the OSO program aligns directly management's and stockholders' interests by basing stock option value on the Company's ability to outperform the market in general, as measured by the Standard & Poor's ("S&P") 500 Index. Participants in the OSO program do not realize any value from options unless the Level 3 Common Stock price outperforms the S&P 500 Index. When the stock price gain is greater than the corresponding gain on the S&P 500 Index, the value received for options under the OSO plan is based on a formula involving a multiplier related to the level by which the Level 3 Common Stock outperforms the S&P 500 Index. To the extent that the Level 3 Common Stock outperforms the S&P 500, the value of OSOs to an option holder may exceed the value of non-qualified stock options.

   The Company believes that the fair value method of accounting more appropriately reflects the substance of the transaction between an entity that issues stock options, or other stock-based instruments, and its employees and consultants; that is, an entity has granted something of value to an employee and consultants (the stock option or other instrument) generally in return for their continued employment and services. The Company believes that the value of the instrument granted to employees and consultants should be recognized in financial statements because nonrecognition implies that either the instruments have no value or that they are free to employees and consultants, neither of which is an accurate reflection of the substance of the transaction. Although the recognition of the value of the instruments results in compensation or professional expenses in an entity's financial statements, the expense differs from other compensation and professional expenses in that these charges will not be settled in cash, but rather, generally, through issuance of common stock.

   The Company believes that the adoption of SFAS No. 123 will result in material non-cash charges to operations in 1998 and thereafter. The amount of the non-cash charge will be dependent upon a number of factors, including the number of options granted and the fair value of each option estimated at the time of its grant. The expense recognized for options granted to employees and consultants for services performed for the three and nine months ended September 30, 1998, was $12 million and $23 million, respectively. In addition to the expense recognized, the Company capitalized $2 million of non-cash compensation for employees directly involved in the construction of the IP network and the development of the business support systems. On a pro forma basis, adopting SFAS No. 123 would not have had a material effect on the results of operations for the three and nine month periods in 1997.


9. Comprehensive Income

   In the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". The standard requires the display and reporting of comprehensive income which includes all changes in stockholders' equity with the exception of additional investments by stockholders or distributions to stockholders. Comprehensive income for the Company includes net earnings
(loss), unrealized gains (losses) on securities and foreign currency translation adjustments, which are charged or credited to the cumulative translation account within stockholders' equity.

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

   Comprehensive income (loss) for the three and nine months ended September 30, 1998 and 1997 was as follows (in millions):

                                     Three Months Ended    Nine Months Ended
                                        September 30,        September 30,
                                     --------------------  -------------------
                                       1998       1997       1998       1997
                                     ---------  ---------  ---------  --------
Net earnings (loss)................. $     (45) $     (10) $     765  $     81
Other comprehensive income (loss)
 before tax:
  Foreign currency translation ad-
   justments........................       --          (1)         1        (2)
  Unrealized holding gains (losses)
   arising during period............        (4)        14         (1)       (7)
  Reclassification adjustment for
   (gains) losses included in net
   earnings.........................       --         --          (8)      --
                                     ---------  ---------  ---------  --------
  Other comprehensive income (loss),
   before tax.......................        (4)        13         (8)       (9)
  Income tax benefit (provision)
   related to items of other
   comprehensive income (loss)......         1         (5)         3         2
                                     ---------  ---------  ---------  --------
  Other comprehensive income (loss)
   net of taxes.....................        (3)         8         (5)       (7)
                                     ---------  ---------  ---------  --------
Comprehensive income (loss)......... $     (48) $      (2) $     760  $     74
                                     =========  =========  =========  ========

10. New Accounting Pronouncements

   In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS No. 131"), which changes the way public companies report information about segments. SFAS No.131, which is based on the management approach to segment reporting includes requirements to report selected segment information quarterly, and entity wide disclosures about products and services, major customers, and geographic data. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company will reflect the adoption of SFAS No. 131 in its December 31, 1998 financial statements.

   On March 4, 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). The effective date of this pronouncement is for fiscal years beginning after December 15, 1998, however, earlier application is encouraged and the Company is accounting for these costs in accordance with SOP 98-1 in 1998.


   On April 3, 1998, the AcSEC issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", ("SOP 98-5"), which provides guidance on the financial reporting of start-up and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company expects that the charge to earnings resulting from the adoption of SOP98-5 will not be significant relative to the Company's financial position or results of operations.

   On June 15, 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 (January 1, 2000 for the Company). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at the fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not currently utilize derivative instruments, therefore the adoption of SFAS No. 133 is not expected to have a significant effect on the Company's results of operations or its financial position.

11. Business Developments

   On March 23, 1998, the Company and Frontier Communications International, Inc. ("Frontier") entered into an agreement ("Frontier Agreement") enabling the Company to lease approximately 8,300 miles of OC-12 network capacity on Frontier's new 13,000 mile SONET fiber optic, IP-capable network, currently under construction for a period of up to five years. The leased network will initially connect 15 of the larger cities across the United States. While requiring an aggregate minimum payment of $165 million over its five-year term, the Frontier Agreement does not impose monthly minimum consumption requirements on the Company, allowing the Company to order, alter or terminate circuits as it deems appropriate. The Company recognized costs in the third quarter of 1998 as portions of the network became operational.

   On April 2, 1998, the Company announced it had reached a definitive agreement with Union Pacific Railroad Company ("Union Pacific") granting the Company rights-of-way along Union Pacific's rail routes for construction of the Company's North American intercity network. The Company expects that the Union Pacific agreement will satisfy substantially all of its anticipated right-of-way requirements west of the Mississippi River and approximately 50% of the right-of-way requirements for its North American intercity network. The agreement provides for initial fixed payments of up to $8 million to Union Pacific upon execution of the agreement and throughout the construction period, recurring payments in the form of cash, communications capacity, and other communications services based on the number of conduits that are operational and certain construction obligations of the Company to provide fiber or conduit connections for Union Pacific at the Company's incremental cost of construction.

   On June 23, 1998, the Company signed a master easement agreement with Burlington Northern and Sante Fe Railway Company ("BNSF"). The agreement grants Level 3 right-of-way access to BNSF rail routes in as many as 28 states, over which to build its network. Under the easement agreement, Level 3 will make annual payments to BNSF and provide communications capacity to BNSF for its internal requirements. The amount of the annual payments is dependent upon the number of conduits installed, the number of conduits with fiber, and the number of miles of conduit installed along BNSF's route.

   On June 18, 1998, Level 3 selected Peter Kiewit Sons', Inc. ("Kiewit") to build its 15,000 mile intercity communications network. The overall cost of the project is estimated at $2 billion. Construction of the network began in the third quarter of 1998 and is expected to be completed during the first quarter of 2001. The contract provides that Kiewit be reimbursed for its costs relating to all direct and indirect project level costs. In addition, Kiewit will have the opportunity to earn an award fee that will be based on cost and speed of construction, quality, safety and program management. The award fee will be determined by Level 3's assessment of Kiewit's performance in each of these areas.

   On July 20, 1998, Level 3 entered into a network construction cost-sharing agreement with INTERNEXT, LLC, a subsidiary of NEXTLINK Communications, Inc. valued at $700 million. The agreement calls for INTERNEXT to acquire the right to use 24 fibers and certain associated facilities installed along the entire route of Level 3's 15,000 mile intercity fiber optic network in the United States. INTERNEXT will pay Level 3 as segments of the intercity network are completed which will reduce the overall cost of the network to the Company.

   The network as provided to INTERNEXT will not include the necessary electronics that allow the fiber to carry communications transmissions. INTERNEXT will be restricted from selling or leasing fiber to unaffiliated

                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES companies for the next four years. Also, under the terms of the agreement, INTERNEXT has the right to an additional conduit for its exclusive use and to share costs and capacity in certain future fiber cable installations in Level 3 conduits.

   On August 3, 1998, Level 3 and a group of 32 other global telecommunications companies entered into an agreement to construct an undersea cable system connecting Japan and the United States by mid-year 2000. The parties to this agreement are investing in excess of $1 billion to build the network, of which Level 3 is expected to contribute approximately $130 million. In addition, each party will have joint responsibility for network oversight, maintenance and administration.

   On October 14, Level 3 announced that it had signed an agreement with Global Crossing Ltd. for trans-oceanic capacity on Global Crossing's fiber optic cable network. The agreement, covering 25 years and valued at approximately $100 million, will provide Level 3 with as-needed dedicated capacity across the Atlantic Ocean. Level 3 will have the option of utilizing capacity on other segments of Global Crossing's worldwide network.

12. Other Matters

   Prior to the Split-off, as of January 1 of each year, holders of Class C Stock had the right to convert Class C Stock into Class D Stock, subject to certain conditions. In January 1998, holders of Class C Stock converted 2.3 million shares, with a redemption value of $122 million, into 21 million shares of Level 3 Common Stock (formerly Class D Stock).

   The Company is involved in various lawsuits, claims and regulatory proceedings incidental to its business. Management believes that any resulting liability for legal proceedings beyond that provided should not materially affect the Company's financial position, future results of operations or future cash flows.

                       Report of Independent Accountants

The Board of Directors and Stockholders
Level 3 Communications, Inc. and Subsidiaries
(formerly, Peter Kiewit Sons', Inc.)

We have audited the consolidated financial statements of Level 3
Communications, Inc. and Subsidiaries (formerly, Peter Kiewit Sons', Inc.) on pages F-19 through F-54. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Level 3 Communications, Inc. and Subsidiaries as of December 27, 1997 and December 28, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 27, 1997 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Omaha, Nebraska
March 30, 1998

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

                      Consolidated Statements of Earnings
                  For the three years ended December 27, 1997

                                   1997             1996             1995
                              ---------------  ---------------  --------------
                               (dollars in millions, except per share data)
Revenue.....................  $           332  $           652  $          580
Cost of Revenue.............             (175)            (384)           (345)
                              ---------------  ---------------  --------------
                                          157              268             235
General and Administrative
 Expenses...................             (114)            (181)           (190)
                              ---------------  ---------------  --------------
Operating Earnings..........               43               87              45
Other (Expense) Income:
  Equity losses, net........              (43)              (9)             (5)
  Investment income, net....               45               56              45
  Interest expense, net.....              (15)             (33)            (23)
  Gain on subsidiary's stock
   transactions, net........              --               --                3
  Other, net................                1                6             125
                              ---------------  ---------------  --------------
                                          (12)              20             145
Equity Loss in MFS..........              --               --             (131)
                              ---------------  ---------------  --------------
Earnings Before Income
 Taxes, Minority Interest
 and Discontinued
 Operations.................               31              107              59
Income Tax Benefit (Provi-
 sion)......................               48               (3)             79
Minority Interest in Net
 Loss (Income) of Subsidiar-
 ies........................                4              --              (12)
                              ---------------  ---------------  --------------
Income from Continuing Oper-
 ations.....................               83              104             126
Discontinued Operations:
  Construction, net of
   income tax (expense) of
   ($107), ($72) and ($60)..              155              108             104
  Energy, net of income tax
   benefit (expense) of $1,
   ($9) and ($8)............               10                9              14
                              ---------------  ---------------  --------------
Income from Discontinued Op-
 erations...................              165              117             118
                              ---------------  ---------------  --------------
Net Earnings................  $           248  $           221  $          244
                              ===============  ===============  ==============
Earnings Per Share:
  Continuing Operations:
   Class D Stock
    Basic...................  $           .66  $           .90  $         1.17
                              ===============  ===============  ==============
    Diluted.................  $           .66  $           .90  $         1.17
                              ===============  ===============  ==============
  Net Income:
   Class C Stock
    Basic...................  $         15.99  $         10.13  $         7.78
                              ===============  ===============  ==============
    Diluted.................  $         15.35  $          9.76  $         7.62
                              ===============  ===============  ==============
   Class D Stock
    Basic...................  $           .74  $           .97  $         1.29
                              ===============  ===============  ==============
    Diluted.................  $           .74  $           .97  $         1.29
                              ===============  ===============  ==============

          See accompanying notes to consolidated financial statements.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

                          Consolidated Balance Sheets
                    December 27, 1997 and December 28, 1996

                                                                  1997    1996
                                                                 ------  ------
                                                                  (dollars in
                                                                   millions)
Assets
Current Assets:
  Cash and cash equivalents..................................... $   87  $  147
  Marketable securities.........................................    678     372
  Restricted securities.........................................     22      17
  Receivables, less allowance of $-, and $3.....................     42      76
  Investment in discontinued operations--energy.................    643     608
  Other.........................................................     22      26
                                                                 ------  ------
Total Current Assets............................................  1,494   1,246
Property, Plant and Equipment, at cost:
  Land..........................................................     15      18
  Buildings and leasehold improvements..........................    122     159
  Equipment.....................................................    275     810
                                                                 ------  ------
                                                                    412     987
Less accumulated depreciation and amortization..................   (228)   (345)
                                                                 ------  ------
Net Property, Plant and Equipment...............................    184     642
Investments.....................................................    383     189
Investments in Discontinued Operations--Construction............    652     562
Intangible Assets, net..........................................     21     353
Other Assets....................................................     45      74
                                                                 ------  ------
                                                                 $2,779  $3,066
                                                                 ======  ======



           See Note 17 for 1997 pro forma balance sheet information. See accompanying notes to consolidated financial statements.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

                          Consolidated Balance Sheets
              December 27, 1997 and December 28, 1996--(Continued)

                                                           1997        1996
                                                        ----------  ----------
                                                        (dollars in millions)
Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable..................................... $       31  $       79
  Current portion of long-term debt:
   Telecommunications..................................        --           55
   Other...............................................          3           2
  Accrued reclamation and other mining costs...........         19          19
  Deferred income taxes................................         15           5
  Other................................................         21          87
                                                        ----------  ----------
Total Current Liabilities..............................         89         247

Long-Term Debt, less current portion:
  Telecommunications...................................        --          207
  Other................................................        137         113
Deferred Income Taxes..................................         83         148
Accrued Reclamation Costs..............................        100          98
Other Liabilities......................................        139         216
Minority Interest......................................          1         218
Stockholders' Equity:
 Preferred stock, no par value, authorized 250,000
  shares: no shares outstanding in 1997 and 1996.......        --          --
 Common stock, $.0625 par value, $2.1 billion aggregate
  redemption value:
  Class B, authorized 8,000,000 shares: no shares
   outstanding in 1997 and 263,468 outstanding in
   1996................................................        --          --
  Class C, authorized 125,000,000 shares: 10,132,343
   outstanding in 1997 and 10,743,173 outstanding in
   1996................................................          1           1
  Class D, authorized 500,000,000 shares: 135,517,140
   outstanding in 1997 and 115,901,215 outstanding in
   1996................................................          8           1
  Class R, authorized 8,500,000 shares: no shares
   outstanding in 1997 and 1996........................        --          --
 Additional paid-in capital............................        427         235
 Foreign currency adjustment...........................         (7)         (7)
 Net unrealized holding gain...........................          2          23
 Retained earnings.....................................      1,799       1,566
                                                        ----------  ----------
Total Stockholders' Equity.............................      2,230       1,819
                                                        ----------  ----------
                                                        $    2,779  $    3,066
                                                        ==========  ==========

           See Note 17 for 1997 pro forma balance sheet information. See accompanying notes to consolidated financial statements.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

                     Consolidated Statements of Cash Flows
                  For the three years ended December 27, 1997

                                                           1997   1996   1995
                                                           -----  -----  -----
                                                              (dollars in
                                                               millions)
Cash flows from continuing operations:
  Income from continuing operations....................... $  83  $ 104  $ 126
  Adjustments to reconcile income from continuing
   operations to net cash provided by continuing
   operations:
    Depreciation, depletion and amortization..............    24    132     96
    Gain on sale of property, plant and equipment, and
     other investments....................................    (9)    (3)    (7)
    Gain on subsidiary's stock transactions, net..........   --     --      (3)
    Compensation expense attributable to stock options....    21    --     --
    Equity losses, net....................................    43     10    130
    Minority interest in subsidiaries.....................    (4)   --      12
    Retirement benefits paid..............................    (7)    (6)    (2)
    Federal income tax refunds............................   146    --      35
    Deferred income taxes.................................  (103)   (68)  (152)
    Change in working capital items:
      Receivables.........................................    (9)    (1)    11
      Other current assets................................    (1)     6    --
      Payables............................................    (3)     9     (3)
      Other liabilities...................................    (5)    13     34
    Other.................................................     6    --      (4)
                                                           -----  -----  -----
Net cash provided by continuing operations................   182    196    273
Cash flows from investing activities:
  Proceeds from sales and maturities of marketable
   securities.............................................   167    378    383
  Purchases of marketable securities......................  (452)  (311)  (440)
  Increase in restricted securities.......................    (2)    (2)    (2)
  Investments and acquisitions, net of cash acquired......   (42)   (59)  (136)
  Proceeds from sale of property, plant and equipment, and
   other investments......................................     1      7     14
  Capital expenditures....................................   (26)  (117)  (118)
  Other...................................................     3     (8)    (2)
                                                           -----  -----  -----
Net cash used in investing activities..................... $(351) $(112) $(301)

          See accompanying notes to consolidated financial statements.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

               Consolidated Statements of Cash Flows--(Continued)
                  For the three years ended December 27, 1997


                                                      1997    1996     1995
                                                     ------- -------  -------
                                                     (dollars in millions)
Cash flows from financing activities:
  Long-term debt borrowings......................... $   17  $    38  $    49
  Payments on long-term debt, including current
   portion..........................................     (2)     (60)     (49)
  Issuances of common stock.........................    138      --         2
  Issuances of subsidiaries' stock..................    --         1      --
  Repurchases of common stock.......................    --       (11)      (3)
  Dividends paid....................................    (12)     (11)     --
  Exchange of Class C Stock for Class D Stock, net..     72       20      155
                                                     ------  -------  -------
Net cash provided by (used in) financing activi-
 ties...............................................    213      (23)     154

Cash flows from discontinued operations:
  Discontinued energy operations....................      3        5        8
  Investments in discontinued energy operations.....    (31)    (282)    (101)
  Proceeds from sales of discontinued packaging op-
   erations.........................................    --       --        29
                                                     ------  -------  -------
Net cash used in discontinued operations............    (28)    (277)     (64)
Cash and cash equivalents of C-TEC in 1997 and MFS
 in 1995 at beginning of year.......................    (76)     --       (22)
Effect of exchange rates on cash....................    --       --         2
                                                     ------  -------  -------
Net change in cash and cash equivalents.............    (60)    (216)      42
Cash and cash equivalents at beginning of year......    147      363      321
                                                     ------  -------  -------
Cash and cash equivalents at end of year............ $   87  $   147  $   363
                                                     ======  =======  =======
Supplemental disclosure of cash flow information:
  Taxes paid........................................ $   62  $    55  $   132
  Interest paid.....................................     13       38       33
Noncash investing and financing activities:
  Conversion of CalEnergy convertible debentures to
   common stock..................................... $  --   $    66  $   --
  Dividend of investment in MFS.....................    --       --       399
  Issuance of C-TEC redeemable preferred stock for
   acquisition......................................    --       --        39

The activities of the Construction & Mining Group have been removed from the Statements of Cash Flows.

          See accompanying notes to consolidated financial statements.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

           Consolidated Statements of Changes in Stockholders' Equity
                  For the three years ended December 27, 1997

                                                                      Net
                          Class B&C Class D Additional  Foreign   Unrealized
                           Common   Common   Paid-in    Currency    Holding   Retained
                            Stock    Stock   Capital   Adjustment Gain (Loss) Earnings Total
                          --------- ------- ---------- ---------- ----------- -------- -----
                                                 (dollars in millions)
Balance at December 31,
 1994...................     $ 1      $ 1      $182       $(7)        $(8)     $1,567  $1,736
Issuances of stock......     --       --         29       --          --          --       29
Repurchases of stock....     --       --         (1)      --          --           (5)     (6)
Foreign currency adjust-
 ment...................     --       --        --          1         --          --        1
Net unrealized holding
 gain...................     --       --        --        --           25         --       25
Net earnings............     --       --        --        --          --          244     244
Dividends:(a)
 Class C ($1.05 per
  common share).........     --       --        --        --          --          (12)    (12)
 Class D ($.10 per
  common share).........     --       --        --        --          --          (11)    (11)
MFS dividend............     --       --        --        --          --         (399)   (399)
                             ---      ---      ----       ---         ---      ------  ------
Balance at December 30,
 1995...................       1        1       210        (6)         17       1,384   1,607
Issuances of stock......     --       --         27       --          --          --       27
Repurchases of stock....     --       --         (2)      --          --          (14)    (16)
Foreign currency adjust-
 ment...................     --       --        --         (1)        --          --       (1)
Net unrealized holding
 gain...................     --       --        --        --            6         --        6
Net earnings............     --       --        --        --          --          221     221
Dividends: (b)
 Class C ($1.30 per
  common share).........     --       --        --        --          --          (13)    (13)
 Class D ($.10 per
  common share).........     --       --        --        --          --          (12)    (12)
                             ---      ---      ----       ---         ---      ------  ------
Balance at December 28,
 1996...................     $ 1      $ 1      $235       $(7)        $23      $1,566  $1,819


          See accompanying notes to consolidated financial statements.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

    Consolidated Statements of Changes in Stockholders' Equity--(Continued)
                  For the three years ended December 27, 1997

                                                                     Net
                         Class B&C Class D Additional  Foreign   Unrealized
                          Common   Common   Paid-in    Currency    Holding   Retained
                           Stock    Stock   Capital   Adjustment Gain (Loss) Earnings Total
                         --------- ------- ---------- ---------- ----------- -------- ------
                                                (dollars in millions)
Balance at December 28,
 1996...................    $ 1      $ 1      $235       $(7)        $23      $1,566  $1,819
Issuances of stock......    --       --        172       --          --          --      172
Repurchases of stock....    --       --        --        --          --           (2)     (2)
Option activity.........    --       --         27       --          --          --       27
Class D stock split.....    --         7        (7)      --          --          --      --
Foreign currency
 adjustment.............    --       --        --        --          --          --      --
Net unrealized holding
 loss...................    --       --        --        --          (21)        --      (21)
Net earnings............    --       --        --        --          --          248     248
Dividends: (c)
  Class C ($1.50 per
   common share)........    --       --        --        --          --          (13)    (13)
                            ---      ---      ----       ---         ---      ------  ------
Balance at December 27,
 1997...................    $ 1      $ 8      $427       $(7)        $ 2      $1,799  $2,230
                            ===      ===      ====       ===         ===      ======  ======

--------
(a) Includes $.60 and $.10 per share for dividends on Class C and Class D Stock, respectively, declared in 1995 but paid in January 1996.

(b) Includes $.70 and $.10 per share for dividends on Class C and Class D Stock, respectively, declared in 1996 but paid in January 1997.

(c) Includes $.80 per share for dividends on Class C declared in 1997 but paid in January 1998.


          See accompanying notes to consolidated financial statements.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

                   Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Principles of Consolidation

   The consolidated financial statements include the accounts of Level 3 Communications, Inc. and subsidiaries (formerly Peter Kiewit Sons', Inc.) ("Level 3" or "the Company"), which are engaged in enterprises primarily related to construction, coal mining, energy generation, information services, and telecommunications. Fifty-percent-owned mining joint ventures are consolidated on a pro rata basis. Investments in other companies in which the Company exercises significant influence over operating and financial policies, including construction joint ventures and energy projects, are accounted for by the equity method. The Company accounts for its share of the operations of the construction joint ventures on a pro rata basis in the consolidated statements of earnings. All significant intercompany accounts and transactions have been eliminated.

   In 1997, the Company agreed to sell its energy assets to CalEnergy Company, Inc. ("CalEnergy") and to spin-off the construction business. Therefore, the assets and liabilities and results of operations of both businesses have been classified as discontinued operations on the consolidated balance sheet, statements of earnings and cash flows. (See notes 2 and 3)

   On September 5, 1997, C-TEC Corporation ("C-TEC") announced that its board of directors had approved the planned restructuring of C-TEC into three publicly traded companies. The transaction was effective September 30, 1997. As a result of the restructuring plan, the Company owns less than 50% of the outstanding shares and voting rights of each entity, and therefore has accounted for each entity using the equity method as of the beginning of 1997. In accordance with Generally Accepted Accounting Principles, C-TEC's financial position, results of operations and cash flows are consolidated in the 1996 and 1995 financial statements.

   The results of operations of MFS Communications Company, Inc. ("MFS"), (which later merged into WorldCom Inc.) prior to its spin-off on September 30, 1995, have been classified as a single line item on the statements of earnings

   The Company invests in the portfolios of the Kiewit Mutual Fund, ("KMF"), a registered investment company. KMF is not consolidated in the Company's financial statements.

Description of Business Groups

   Holders of Class C Stock ("Construction & Mining Group") and Class D Stock ("Diversified Group") are stockholders of the Company. The Construction & Mining Group ("KCG") contains the Company's traditional construction and materials operations performed by Kiewit Construction Group Inc. The Diversified Group through Kiewit Diversified Group, Inc. contains coal mining properties owned by Kiewit Coal Properties Inc., energy investments, including a 24% interest in CalEnergy and a 30% interest in CE Electric UK plc ("CE Electric"), investments in international energy projects, information services businesses, telecommunications companies owned by C-TEC, as well as other assets. Corporate assets and liabilities which are not separately identified with the ongoing operations of the Construction & Mining Group or the Diversified Group are allocated equally between the groups.

Construction Contracts

   KCG operates generally within the United States and Canada as a general contractor and engages in various types of construction projects for both public and private owners. Credit risk is minimal with public (government) owners since KCG ascertains that funds have been appropriated by the governmental project owner prior to commencing work on public projects. Most public contracts are subject to termination at the

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)


(1) Summary of Significant Accounting Policies (Continued)

election of the government. In the event of termination, KCG is entitled to receive the contract price on completed work and reimbursement of termination related costs. Credit risk with private owners is minimized because of statutory mechanics liens, which give KCG high priority in the event of lien foreclosures following financial difficulties of private owners.

   The construction industry is highly competitive and lacks firms with dominant market power. A substantial portion of KCG's business involves construction contracts obtained through competitive bidding. The volume and profitability of KCG's construction work depends to a significant extent upon the general state of the economies in which it operates and the volume of work available to contractors. KCG's construction operations could be adversely affected by labor stoppages or shortages, adverse weather conditions, shortages of supplies, or other governmental action.

   KCG recognizes revenue on long-term construction contracts and joint ventures on the percentage-of-completion method based upon engineering estimates of the work performed on individual contracts. Provisions for losses are recognized on uncompleted contracts when they become known. Claims for additional revenue are recognized in the period when allowed. It is at least reasonably possible that engineering estimates of the work performed on individual contracts will be revised in the near term.

Coal Sales Contracts

   Level 3's coal is sold primarily under long-term contracts with electric utilities, which burn coal in order to generate steam to produce electricity. A substantial portion of Level 3's coal sales were made under long-term contracts during 1997, 1996 and 1995. The remainder of Level 3's sales are made on the spot market where prices are substantially lower than those in the long-term contracts. As the long-term contracts expire, a higher proportion of Level 3's sales will occur on the spot market.

   The coal industry is highly competitive. Level 3 competes not only with other domestic and foreign coal suppliers, some of whom are larger and have greater capital resources than Level 3, but also with alternative methods of generating electricity and alternative energy sources. Many of Level 3's competitors are served by two railroads and, due to the competition, often benefit from lower transportation costs than Level 3 which is served by a single railroad. Additionally, many competitors have lower stripping ratios than Level 3, often resulting in lower comparative costs of production.

   Level 3 is also required to comply with various federal, state and local laws concerning protection of the environment. Level 3 believes its compliance with environmental protection and land restoration laws will not affect its competitive position since its competitors are similarly affected by such laws.

   Level 3 and its mining ventures have entered into various agreements with its customers which stipulate delivery and payment terms for the sale of coal. Prior to 1993, one of the primary customers deferred receipt of certain commitments by purchasing undivided fractional interests in coal reserves of Level 3 and the mining ventures. Under the agreements, revenue was recognized when cash was received. The agreements with this customer were renegotiated in 1992. In accordance with the renegotiated agreements, there were no sales of interests in coal reserves subsequent to January 1, 1993. Level 3 has the obligation to deliver the coal reserves to the customer in the future if the customer exercises its option. If the option is exercised, Level 3 presently intends to deliver coal from unaffiliated mines. In the opinion of the management, Level 3 has sufficient coal reserves to cover the above sales commitments.

                 Level 3 Communications, Inc. and Subsidiaries
                     (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(1) Summary of Significant Accounting Policies (Continued)

   Level 3's coal sales contracts are with several electric utility and industrial companies. In the event that these customers do not fulfill contractual responsibilities, Level 3 would pursue the available legal remedies.

Information Services Revenue

   Information services revenue is primarily derived from the computer outsourcing business and the systems integration business. Level 3 provides outsourcing service, typically through contracts ranging from 3-5 years, to firms that desire to focus their resources on their core businesses. Under these contracts, Level 3 recognizes revenue in the month the service is provided. The systems integration business helps customers define, develop and implement cost-effective information systems. Revenue from these services is billed on a time and materials basis or percentage of completion basis depending on the extent of the services provided.

Telecommunications Revenue

   In 1996 and 1995 C-TEC's most significant operating groups were its local telephone service and cable system operations. C-TEC's telephone network access revenues are derived from net access charges, toll rates and settlement arrangements for traffic that originates or terminates within C-TEC's local telephone company. Revenues from telephone services and basic and premium cable programming services are recorded in the month the service is provided.

   The telecommunications industry is subject to local, state and federal regulation. Consequently, the ability of the telephone and cable groups to generate increased volume and profits is largely dependent upon regulatory approval to expand customer bases and increase prices.

   Competition for the cable group's services traditionally has come from broadcast television, video rentals and direct broadcast satellite received on home dishes. Future competition is expected from telephone companies.

   Concentration of credit risk with respect to accounts receivable are limited due to the dispersion of customer base among geographic areas and remedies provided by terms of contracts and statutes.

   As noted previously, the investment in C-TEC has been accounted for using the equity method in 1997.

Depreciation and Amortization

   Property, plant and equipment are recorded at cost. Depreciation and amortization for the majority of the Company's property, plant and equipment are computed on accelerated and straight-line methods. Depletion of mineral properties is provided primarily on an units-of-extraction basis determined in relation to estimated reserves.

Intangible Assets

   Intangible assets primarily include amounts allocated upon purchase of existing operations, franchises and subscriber lists. These assets are amortized on a straight-line basis over the expected period of benefit, which does not exceed 40 years.

Long Lived Assets

   The Company reviews the carrying amount of long lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the asset to the net carrying value of the asset.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)


(1) Summary of Significant Accounting Policies (Continued)

Reserves for Reclamation

   Level 3 follows the policy of providing an accrual for reclamation of mined properties, based on the estimated cost of restoration of such properties, in compliance with laws governing strip mining. It is at least reasonably possible that the estimated cost of restoration will be revised in the near-term.

Foreign Currencies

   Generally, local currencies of foreign subsidiaries are the functional currencies for financial reporting purposes. Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Revenue and expenses are translated using average exchange rates prevailing during the year. Gains or losses resulting from currency translation are recorded as adjustments to stockholders' equity.

Subsidiary and Investee Stock Activity

   The Company recognizes gains and losses from the sale, issuance and repurchase of stock by its subsidiaries.

Earnings Per Share

   In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". The Statement establishes standards for computing and presenting earnings per share and requires the restatement of prior per share data presented. Basic earnings per share have been computed using the weighted average number of shares during each period. Diluted earnings per share is computed by including stock options and convertible debentures considered to be dilutive common stock equivalents.

   Potentially dilutive stock options are calculated in accordance with the treasury stock method which assumes that proceeds from the exercise of all options are used to repurchase common stock at the average market value. The number of shares remaining after the proceeds are exhausted represent the potentially dilutive effect of the options. The potentially dilutive convertible debentures are calculated in accordance with the "if converted" method. This method assumes that the after-tax interest expense associated with the debentures is an addition to income and the debentures are converted into equity with the resulting common shares being aggregated with the weighted average shares outstanding.

   The following details the earnings per share calculations for Class C Stock and Class D Stock:

Class C Stock                                              1997   1996    1995
-------------                                             ------ ------  ------
Net income available to common shareholders
 (in millions)..........................................  $  155 $  108  $  104
Add: Interest expense, net of tax effect, associated
 with convertible debentures............................       1    -- *    -- *
                                                          ------ ------  ------
Net income for diluted shares...........................  $  156 $  108  $  104
                                                          ====== ======  ======
Total number of weighted average shares outstanding used
 to compute basic earnings per share (in thousands).....   9,728 10,656  13,384
Additional dilutive shares assuming conversion of
 convertible debentures.................................     441    437     312
                                                          ------ ------  ------
Total number of shares used to compute diluted earnings
 per share..............................................  10,169 11,093  13,696
                                                          ====== ======  ======
Net Income
  Basic earnings per share..............................  $15.99 $10.13  $ 7.78
                                                          ====== ======  ======
  Diluted earnings per share............................  $15.35 $ 9.76  $ 7.62
                                                          ====== ======  ======

--------
* Interest expense attributable to convertible debentures was less than $1 million in 1996 and 1995.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(1) Summary of Significant Accounting Policies (Continued)

Class D Stock                                           1997    1996    1995
-------------                                          ------- ------- -------
Income from continuing operations available to common
 shareholders (in millions)........................... $    83 $   104 $   126
Add: Interest expense, net of tax effect, associated
  with convertible debentures.........................     --      --      -- *
                                                       ------- ------- -------
Income from continuing operations for fully diluted
 shares...............................................      83     104     126
Income from discontinued operations...................      10       9      14
                                                       ------- ------- -------
Net Income............................................ $    93 $   113 $   140
                                                       ======= ======= =======
Total number of weighted average shares outstanding
 used to compute basic earnings per share (in
 thousands)........................................... 124,647 116,006 108,594
Additional dilutive stock options.....................     539     311     --
Additional dilutive shares assuming conversion of
 convertible
 debentures...........................................     --      --      257
                                                       ------- ------- -------
Total number of shares used to compute diluted
 earnings per share................................... 125,186 116,317 108,851
                                                       ======= ======= =======
Continuing Operations:
  Basic earnings per share............................ $   .66 $   .90 $  1.17
                                                       ======= ======= =======
  Diluted earnings per share.......................... $   .66 $   .90 $  1.17
                                                       ======= ======= =======
Discontinued Operations:
  Basic earnings per share............................ $   .08 $   .07 $   .12
                                                       ======= ======= =======
  Diluted earnings per share.......................... $   .08 $   .07 $   .12
                                                       ======= ======= =======
Net Income:
  Basic earnings per share............................ $   .74 $   .97 $  1.29
                                                       ======= ======= =======
  Diluted earnings per share.......................... $   .74 $   .97 $  1.29
                                                       ======= ======= =======

--------
* Interest expense attributable to convertible debentures was less than $1 million in 1995.

 Stock Dividend

   Effective December 26, 1997, the Company's Board of Directors approved a dividend of four shares of Class D Stock for every one share of Class D Stock held. All share information and per share data have been restated to reflect this dividend.

 Income Taxes

   Deferred income taxes are provided for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(1) Summary of Significant Accounting Policies (Continued)

 Recently Issued Accounting Pronouncements

   In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements.

   Also in 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which changes the way public companies report information about segments. SFAS No. 131, which is based on the management approach to segment reporting includes requirements to report selected segment information quarterly, and entity wide disclosures about products and services, major customers, and geographic data.

   These statements are effective for financial statements for periods beginning after December 15, 1997. Management does not expect adoption of these statements to materially affect the Company's financial statements.

 Reclassifications

   Where appropriate, items within the consolidated financial statements and notes thereto have been reclassified from previous years to conform to current year presentation.

 Fiscal Year

   The Company's fiscal year ends on the last Saturday in December. There were 52 weeks in fiscal years 1997, 1996 and 1995.

(2) Reorganization

   In October 1996, the Company's Board of Directors directed the Company's management to pursue a listing of Class D Stock as a way to address certain issues created by the Company's two-class capital stock structure and the need to attract and retain the best management for the Company's businesses. During the course of its examination of the consequences of a listing of Class D Stock, management concluded that a listing of Class D Stock would not adequately address these issues, and instead began to study a separation of the Construction & Mining Group and the Diversified Group. At the regular meeting of the Board on July 23, 1997, management submitted to the Board for consideration a proposal for separation of the Construction & Mining Group and Diversified Group through a spin-off of the Construction & Mining Group ("the Transaction"). At a special meeting on August 14, 1997, the Board approved the Transaction.

   The separation of the Construction & Mining Group and the Diversified Group was contingent upon a number of conditions, including the favorable ratification by a majority of both Class C and Class D shareholders and the receipt by the Company of an Internal Revenue Service ruling or other assurance acceptable to the Board that the separation would be tax-free to U.S. shareholders. On December 8, 1997, the Company's Class C and Class D shareholders approved the transaction and on March 5, 1998 the Company received a favorable ruling from the Internal Revenue Service. The Transaction is anticipated to be effective on March 31, 1998. As a result of these events the Company has reflected the financial position and results of operations of the Construction & Mining Group as discontinued operations on the consolidated balance sheets and consolidated statements of earnings for all periods presented. The activities of the Construction & Mining Group have been removed from the statements of cash flows.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(2) Reorganization (Continued)

   The following is summarized financial information of the Construction & Mining Group:

                                   Operations

                                                          1997    1996    1995
                                                         ------- ------- -------
                                                          (dollars in millions)
   Revenue.............................................. $ 2,764 $ 2,303 $ 2,330
   Net income...........................................     155     108     104

                               Financial Position

                                                              1997       1996
                                                           ---------- ----------
                                                           (dollars in millions)
   Current assets......................................... $    1,057 $      764
   Other assets...........................................        284        274
                                                           ---------- ----------
     Total assets......................................... $    1,341 $    1,038
                                                           ========== ==========
   Current liabilities.................................... $      579 $      397
   Other liabilities......................................         99         79
   Minority interest......................................         11        --
                                                           ---------- ----------
     Total liabilities....................................        689        476
                                                           ---------- ----------
   Net assets............................................. $      652 $      562
                                                           ========== ==========

   Immediately prior to the spin-off of the Construction & Mining Group, the Company will recognize a gain equal to the difference between the carrying value of the Construction & Mining Group and its fair value. The Company will then reflect the fair value of Construction & Mining Group as a dividend to shareholders. See Note 17. See also "Certain Transactions and Relationships" for a discussion of the Separation Agreement, Tax Sharing Agreement and Mine Management Agreement entered into by Level 3 and the Construction & Mining Group in order to implement the spin-off.

   Level 3 has recently decided to substantially increase its emphasis on and resources to its information services business. Pursuant to the plan, Level 3 intends to expand substantially its current information services business, through the expansion of its existing business and the creation, through a combination of construction, leasing and purchase of facilities and other assets, of a substantial facilities-based internet communications network (the "Expansion Plan").

   Using the network, Level 3 intends to provide (a) a range of internet access services at varying capacity levels and, as technology development allows, at specified levels of quality of service and security and (b) a number of business oriented communications services which may include fax service, which are transmitted in part over private or limited access Transmission Control Protocol/Internet Protocol ("TCP/IP") networks and are offered at lower prices than public telephone network-based fax service, and voice message storing and forwarding over the same TCP/IP-based networks.

(3) Discontinued Energy Operations

   In connection with the Expansion Plan, Level 3 expects to devote substantially more management time and capital resources to its information services business with a view to making the information services business, over time, the principal business of Level 3. In that respect, the management is conducting a comprehensive review of the existing Level 3 businesses to determine how those businesses will complement Level 3's focus on information services. If it is decided that an existing business is not compatible with the information services business and if a suitable buyer can be found, Level 3 may dispose of that business.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)


(3) Discontinued Energy Operations (Continued)

   On September 10, 1997, Level 3 and CalEnergy entered into an agreement whereby CalEnergy contracted to purchase Level 3's energy investments for $1,155 million, subject to adjustments. These energy investments include approximately 20.2 million shares of CalEnergy common stock (assuming the exercise of 1 million options held by Level 3), Level 3's 30% ownership interest in CE Electric and Level 3's investments, made jointly with CalEnergy, in international power projects in Indonesia and the Philippines. The transaction was subject to the satisfactory completion of certain provisions of the agreement and closed on January 2, 1998. These assets comprised the energy segment of Level 3. Therefore, the Company has reflected these assets, the earnings and losses attributable to these assets, and the related cash flow items as discontinued operations on the balance sheets, statements of earnings and cash flows for all periods presented.

   In order to fund the purchase of these assets, CalEnergy sold, in October 1997, approximately 19.1 million shares of its common stock at a price of $37.875 per share. This sale reduced Level 3's ownership in CalEnergy to approximately 24% but increased its proportionate share of CalEnergy's equity. It is the Company's policy to recognize gains or losses on the sale of stock by its investees. Level 3 recognized an after-tax gain of approximately $44 million from transactions in CalEnergy stock in the fourth quarter of 1997.

   The Agreement with CalEnergy included a provision whereby CalEnergy and Level 3 shared equally any proceeds from the offering above or below a specified amount. The offering was conducted at a price above that provided in the agreement and therefore, Level 3 received additional proceeds of $16 million at the time of closing.

   Level 3 expects to recognize an after-tax gain on the disposition of its energy assets in 1998 of approximately $324 million. The after-tax proceeds from the transaction of approximately $967 million will be used to fund in part the Expansion Plan.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(3) Discontinued Energy Operations (Continued)

   The following is summarized financial information for discontinued energy operations:

                      Income from Discontinued Operations

                                                               1997  1996  1995
                                                               ----  ----  ----
                                                                (dollars in
                                                                 millions)
   Operations
   Equity in:
     CalEnergy earnings, net.................................. $ 16  $ 20  $ 10
     CE Electric earnings, net................................   17    (2)  --
     International energy projects earnings, net..............    5    (5)    6
   Investment income from CalEnergy...........................  --      5     6
   Income tax expense.........................................   (9)   (9)   (8)
                                                               ----  ----  ----
     Income from operations................................... $ 29  $  9  $ 14
                                                               ====  ====  ====
   CalEnergy Stock Transactions
   Gain on investee stock activity............................ $ 68  $--   $--
   Income tax expense.........................................  (24)  --    --
                                                               ----  ----  ----
                                                               $ 44  $--   $--
                                                               ====  ====  ====
   Extraordinary Loss--Windfall Tax
   Level 3's share from CalEnergy............................. $(39) $--   $--
   Level 3's share from CE Electric...........................  (58)  --    --
   Income tax benefit.........................................   34   --    --
                                                               ----  ----  ----
     Extraordinary loss....................................... $(63) $--   $--
                                                               ====  ====  ====

                     Investments in Discontinued Operations

                                                            1997        1996
                                                         ----------  ----------
                                                         (dollars in millions)
   Investment in CalEnergy.............................. $      337  $      292
   Investment in CE Electric............................        135         176
   Investment in international energy projects..........        186         149
   Restricted securities................................          2           8
   Deferred income tax liability........................        (17)        (17)
                                                         ----------  ----------
     Total.............................................. $      643  $      608
                                                         ==========  ==========

   At December 27, 1997, Level 3 owned 19.2 million shares or 24% of CalEnergy's outstanding common stock and had a cumulative investment in CalEnergy common stock of $337 million. CalEnergy common stock is traded on the New York Stock Exchange. On December 27, 1997, the market value of Level 3's investment in CalEnergy common stock was $548 million.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(3) Discontinued Energy Operations (Continued)

   The following is summarized financial information of CalEnergy Company,
Inc.:

                                   Operations

                                                        1997     1996    1995
                                                      --------  ------- -------
                                                      (dollars in millions)
   Revenue........................................... $  2,271  $  576  $  399
   Income before extraordinary item..................       52      92      62
   Extraordinary item--Windfall tax..................     (136)    --      --
   Level 3's share:
     Income before extraordinary item................       18      22      13
     Goodwill amortization...........................       (2)     (2)     (3)
                                                      --------  ------  ------
       Equity in income of CalEnergy before
        extraordinary item........................... $     16  $   20  $   10
                                                      ========  ======  ======
     Extraordinary item--Windfall tax................ $    (39) $  --   $  --
                                                      ========  ======  ======

                               Financial Position

                                                             1997       1996
                                                          ---------- ----------
                                                          (dollars in millions)
   Current assets........................................ $    2,053 $      945
   Other assets..........................................      5,435      4,768
                                                          ---------- ----------
     Total assets........................................      7,488      5,713
   Current liabilities...................................      1,440      1,232
   Other liabilities.....................................      4,494      3,301
   Minority interest.....................................        134        299
                                                          ---------- ----------
     Total liabilities...................................      6,068      4,832
                                                          ---------- ----------
     Net assets.......................................... $    1,420 $      881
                                                          ========== ==========
   Level 3's share:
     Equity in net assets................................ $      337 $      267
     Goodwill............................................        --          25
                                                          ---------- ----------
       Investment in CalEnergy........................... $      337 $      292
                                                          ========== ==========

   In December 1996, CE Electric, which is 70% owned by CalEnergy and 30% owned by Level 3, acquired majority ownership of the outstanding ordinary share capital of Northern Electric, plc. pursuant to a tender offer (the "Tender Offer") commenced in the United Kingdom by CE Electric in November 1996. As of March 1997, CE Electric effectively owned 100% of Northern's ordinary shares.

   As of December 27, 1997, CalEnergy and Level 3 had contributed to CE Electric approximately $410 million and $176 million, respectively, of the approximately $1.3 billion required to acquire all of Northern's ordinary and preference shares in connection with the Tender Offer. The remaining funds necessary to consummate the Tender Offer were provided by a term loan and a revolving facility agreement obtained by CE Electric. Level 3 has not guaranteed, and is not otherwise subject to recourse for, amounts borrowed under these facilities.

   On July 2, 1997, the Labour Party in the United Kingdom announced the details of its proposed "Windfall Tax" to be levied against privatized British utilities. This one-time tax is 23% of the difference between the

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(3) Discontinued Energy Operations (Continued)

value of Northern Electric, plc. at the time of privatization and the utility's current value based on profits over a period of up to four years. CE Electric recorded an extraordinary charge of approximately $194 million when the tax was enacted in July 1997. The total after-tax impact to Level 3 directly through its investment in CE Electric and indirectly through its interest in CalEnergy, was $63 million.

   The following is summarized financial information of CE Electric as of December 31, 1997 and December 31, 1996:

                                   Operations

                                                            1997        1996
                                                         -----------  ----------
                                                         (dollars in millions)
   Revenue.............................................. $     1,564  $      37
   Income before extraordinary item.....................          58        --
   Extraordinary item--Windfall tax.....................        (194)       --
   Level 3's share:
     Income before extraordinary item................... $        17  $     --
     Management fee paid to CalEnergy...................         --          (2)
                                                         -----------  ---------
                                                                  17         (2)
                                                         ===========  =========
     Extraordinary item--Windfall tax................... $       (58) $     --
                                                         ===========  =========

                               Financial Position

                                                              1997       1996
                                                           ---------- ----------
                                                           (dollars in millions)
   Current assets......................................... $      419 $      583
   Other assets...........................................      2,519      1,772
                                                           ---------- ----------
     Total assets.........................................      2,938      2,355
   Current liabilities....................................      1,166        785
   Other liabilities......................................      1,265        718
   Preferred stock........................................         56        153
   Minority interest......................................        --         112
                                                           ---------- ----------
     Total liabilities....................................      2,487      1,768
                                                           ---------- ----------
     Net assets........................................... $      451 $      587
                                                           ========== ==========
   Level 3's share:
     Equity in net assets................................. $      135 $      176
                                                           ========== ==========

   CE Electric's 1995 and 1996 operating results prior to the acquisition were not significant relative to Level 3's results after giving effect to certain pro forma adjustments related to the acquisitions, primarily increased amortization and interest expense.

   In 1993, Level 3 and CalEnergy formed a venture to develop power projects outside of the United States. Since 1993, construction has begun on the Mahanagdong, Casecnan and Dieng power projects. The Mahanagdong project is a 165 MW geothermal power facility located on the Philippine island of Leyte. The

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(3) Discontinued Energy Operations (Continued)

Casecnan project is a combined irrigation and 150 MW hydroelectric power generation facility located on the island of Luzon in the Philippines. Dieng Unit I is a 55 MW geothermal facility on the Indonesian island of Java. An additional five units are expected to be constructed on a modular basis at the Dieng site, as geothermal resources are developed. In June 1997, Level 3 and CalEnergy closed a $400 million revolving credit facility to finance the development and construction of the remaining Indonesian projects. The credit facility is collateralized by the Indonesian assets and is nonrecourse to Level 3.

   Generally, costs associated with the development, financing and construction of the international energy projects have been capitalized by each of the projects and will be amortized over the life of each project.

   The following is summarized financial information for the international energy projects:

                               Financial Position

                                       Mahanagdong Casecnan Dieng Other Total
                                       ----------- -------- ----- ----- ------
                                                (dollars in millions)
   1997
   Current assets.....................    $ 42       $334   $ 87  $ 67  $  530
   Other assets.......................     252        148    240   171     811
                                          ----       ----   ----  ----  ------
     Total assets.....................     294        482    327   238   1,341
   Current liabilities................      11         12     88    61     172
   Other liabilities..................     186        372    123    56     737
                                          ----       ----   ----  ----  ------
     Total liabilities (with recourse
      only to the projects)...........     197        384    211   117     909
                                          ----       ----   ----  ----  ------
       Net assets.....................    $ 97       $ 98   $116  $121  $  432
                                          ====       ====   ====  ====  ======
   Level 3's share:
     Equity in net assets.............    $ 48       $ 49   $ 46  $ 43  $  186
                                          ====       ====   ====  ====  ======
   1996
   Current assets.....................    $  1       $441   $ 15  $ 10  $  467
   Other assets.......................     239         51    118    36     444
                                          ----       ----   ----  ----  ------
     Total assets.....................     240        492    133    46     911
   Current liabilities................      15          9     24    11      59
   Other liabilities..................     153        372     35   --      560
                                          ----       ----   ----  ----  ------
     Total liabilities (with recourse
      only to the projects)...........     168        381     59    11     619
                                          ----       ----   ----  ----  ------
       Net assets.....................    $ 72       $111   $ 74  $ 35  $  292
                                          ====       ====   ====  ====  ======
   Level 3's share:
     Equity in net assets.............    $ 36       $ 55   $ 36  $ 17  $  144
     Loan to Project..................     --         --       5   --        5
                                          ----       ----   ----  ----  ------
                                          $ 36       $ 55   $ 41  $ 17  $  149
                                          ====       ====   ====  ====  ======

   In late 1995, the Casecnan joint venture closed financing for the construction of the project with bonds issued by the project company. The difference between the interest expense on the debt and the interest earned

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(3) Discontinued Energy Operations (Continued)

on the unused funds prior to payment of construction costs resulted in a loss to the venture of $12 million in 1997 and 1996. Level 3's share of these losses were $6 million in each year. The Mahanagdong facility commenced operation in July, 1997. Level 3's proportionate share of the earnings attributable to Mahanagdong was $7 million 1997. No income or losses were incurred by the international projects in 1995. In addition to the equity earnings and losses, Level 3 has project development and insurance expenses, and received management fee income related to the international projects in all years.

   In late 1995, a Level 3 and CalEnergy venture, CE Casecnan Water and Energy Company, Inc. ("CE Casecnan") closed financing and commenced construction of a $495 million irrigation and hydroelectric power project located on the Philippine island of Luzon. Level 3 and CalEnergy each made $62 million of equity contributions to the project.

   The CE Casecnan project was being constructed on a joint and several basis by Hanbo Corporation and Hanbo Engineering & Construction Co. Ltd. On May 7, 1997, CE Casecnan announced that it had terminated the Hanbo Contract. In connection with the contract termination, CE Casecnan made a $79 million draw request under the letter of credit issued by Korea First Bank ("KFB") to pay for certain transition costs and other damages under the Hanbo Contract. KFB failed to honor the draw request; the matter is being litigated. If KFB would not be required to honor its obligations under the letter of credit, such action may have a material adverse effect on the CE Casecnan project. Level 3 does not expect the outcome of the litigation to affect its financial position due to the transaction with CalEnergy.

(4) MFS Spin-off

   In September 1995, the Company's Board of Directors approved a plan to make a tax-free distribution of its entire ownership interest in MFS to the Class D stockholders (the "Spin-off") effective on September 30, 1995. Shares were distributed on the basis of approximately .348 shares of MFS Common Stock and approximately .130 shares of MFS Preferred Stock for each share of outstanding Class D Stock.

   The net investment in MFS distributed on September 30, 1995 was approximately $399 million.

   Operating results of MFS through September 30, 1995 are summarized as follows:

                                                                   1995
                                                           ---------------------
                                                           (dollars in millions)
   Revenue................................................         $ 412
   Loss from operations...................................          (176)
   Net loss...............................................          (196)
   Level 3's share of loss in MFS.........................          (131)

   Included in the income tax benefit on the statement of earnings for the year ended December 30, 1995, is $93 million of tax benefits from the reversal of certain deferred tax liabilities recognized on gains from previous MFS stock transactions that were not taxed due to the Spin-off.

(5) Gain on Subsidiary's Stock Transactions, net

   Stock issuances by MFS for acquisitions and employee stock options, reduced Level 3's ownership in MFS prior to the Spin-off in 1995 to 66% from 67% in 1994. As a result, Level 3 recognized a gain of $3 million in 1995 representing the increase in Level 3's proportionate share of MFS' equity. Deferred income taxes had been established on this gain prior to the Spin-off.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)


(6) Disclosures about Fair Value of Financial Instruments

   The following methods and assumptions were used to determine classification and fair values of financial instruments:

 Cash and Cash Equivalents

   Cash equivalents generally consist of funds invested in the Kiewit Mutual Fund-Money Market Portfolio and highly liquid instruments purchased with an original maturity of three months or less. The securities are stated at cost, which approximates fair value.

 Marketable Securities, Restricted Securities and Non-current Investments

   Level 3 has classified all marketable securities, restricted securities and marketable non-current investments not accounted for under the equity method as available-for-sale. Restricted securities primarily include investments in various portfolios of the Kiewit Mutual Fund that are restricted to fund certain reclamation liabilities of its coal mining ventures. Due to the anticipated increase in capital expenditures, Level 3 has reclassified its investments in marketable equity securities from non-current to current in 1997. The amortized cost of the securities used in computing unrealized and realized gains and losses is determined by specific identification. Fair values are estimated based on quoted market prices for the securities on hand or for similar investments. Net unrealized holding gains and losses are reported as a separate component of stockholders' equity, net of tax.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(6) Disclosures about Fair Value of Financial Instruments (Continued)

   At December 27, 1997 and December 28, 1996 the amortized cost, unrealized holding gains and losses, and estimated fair values of marketable securities, restricted securities and marketable non-current investments were as follows:

                                                   Unrealized Unrealized
                                         Amortized  Holding    Holding   Fair
                                           Cost      Gains      Losses   Value
                                         --------- ---------- ---------- -----
                                                 (dollars in millions)
   1997:
   Marketable Securities:
     Kiewit Mutual Fund:
       Short-term government............   $234       $--        $--     $234
       Intermediate term bond...........    195          3        --      198
       Tax exempt.......................    154          3        --      157
       Equity...........................      7          4        --       11
     Collateralized mortgage
      obligations.......................    --           1        --        1
     Equity securities..................     48          9        --       57
     Other securities...................     20        --         --       20
                                           ----       ----       ----    ----
                                           $658       $ 20       $--     $678
                                           ====       ====       ====    ====
   Restricted Securities:
     Kiewit Mutual Fund:
       Intermediate term bond...........   $ 10       $--        $--     $ 10
       Equity...........................     12        --         --       12
                                           ----       ----       ----    ----
                                            $22       $--        $--     $ 22
                                           ====       ====       ====    ====
   1996:
   Marketable Securities:
     Kiewit Mutual Fund:
       Short-term government............   $100       $--        $--     $100
       Intermediate term bond...........     65          2        --       67
       Tax exempt.......................    126          2        --      128
       Equity...........................      5          2        --        7
     Corporate debt securities (held by
      C-TEC)............................     47        --         --       47
     Collateralized mortgage
      obligations.......................    --           1        --        1
     Other securities...................     20          2        --       22
                                           ----       ----       ----    ----
                                           $363       $  9       $--     $372
                                           ====       ====       ====    ====
   Restricted Securities:
     Kiewit Mutual Fund:
       Intermediate term bond...........   $  8       $--        $--     $  8
       Equity...........................      7          2        --        9
                                           ----       ----       ----    ----
                                           $ 15       $  2       $--     $ 17
                                           ====       ====       ====    ====
   Non-current investments:
     Equity securities..................   $ 49       $ 26       $--     $ 75
                                           ====       ====       ====    ====

   Other securities consist of bonds issued by the Casecnan project and purchased by Level 3.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(6) Disclosures about Fair Value of Financial Instruments (Continued)

   For debt securities, amortized costs do not vary significantly from principal amounts. Realized gains and losses on sales of marketable and equity securities were $9 million and $-- million in 1997, $3 million and $-- million in 1996, and $1 million and $2 million in 1995.

   At December 27, 1997, the contractual maturities of the debt securities are as follows:

                                                       Amortized Cost Fair Value
                                                       -------------- ----------
                                                         (dollars in millions)
   Other securities:
     10+ years........................................      $20          $20
                                                            ===          ===

   Maturities for the mutual fund, equity securities and collateralized mortgage obligations have not been presented as they do not have a single maturity date.

 Long-term Debt

   The fair value of debt was estimated using the incremental borrowing rates of Level 3 for debt of the same remaining maturities. The fair value of the debt approximates the carrying amount.

(7) Investments

   Investments consist of the following at December 27, 1997 and December 28, 1996:

                                                             1997       1996
                                                          ---------- ----------
                                                          (dollars in millions)
   Commonwealth Telephone Enterprises Inc................ $       75 $      --
   RCN Corporation.......................................        214        --
   Cable Michigan........................................         46        --
   Pavilion Towers.......................................         22        --
   Equity securities (Note 6)............................        --          75
   C-TEC investments:
     Megacable S.A. de C.V...............................        --          74
     Other...............................................        --          12
   Other.................................................         26         28
                                                          ---------- ----------
                                                          $      383 $      189
                                                          ========== ==========

   On September 5, 1997, C-TEC announced that its board of directors had approved the planned restructuring of C-TEC into three publicly traded companies effective September 30, 1997. Under the terms of the restructuring C-TEC shareholders received stock in the following companies:

  . Commonwealth Telephone Enterprises, Inc., containing the local telephone group and related engineering business;

  . Cable Michigan, Inc., containing the cable television operations in Michigan; and

  . RCN Corporation, Inc., which consists of RCN Telecom Services; C-TEC's existing cable systems in the Boston-Washington, D.C. corridor; and the investment in Megacable S.A. de C.V., a cable operator in Mexico. RCN Telecom Services is a provider of packaged local and long distance telephone, video, and internet access services provided over fiber optic networks to residential customers in Boston, New York City and Washington, D.C.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(7) Investments (Continued)

   As a result of the restructuring, Level 3 owns less than 50% of the outstanding shares and voting rights of each entity, and therefore accounts for each entity using the equity method as of the beginning of 1997. C-TEC's financial position, results of operations and cash flows are consolidated in the 1996 and 1995 consolidated financial statements.

   The following is summarized financial information of the three entities created as a result of the C-TEC restructuring:

                                   Operations

                                                     1997     1996     1995
                                                    -------  -------  -------
                                                     (dollars in millions)
Commonwealth Telephone Enterprises
Revenue............................................ $   197  $   186  $   174
Net income available to common stockholders........      20       20       31
Level 3's share:
  Net income.......................................      10       10       15
  Goodwill amortization............................      (1)      (1)       1
                                                    -------  -------  -------
    Equity in net income........................... $     9  $     9  $    16
                                                    =======  =======  =======
Cable Michigan
Revenue............................................ $    81  $    76  $    60
Net loss available to common stockholders..........      (4)      (8)     (10)
Level 3's share:
  Net loss.........................................      (2)      (4)      (5)
  Goodwill amortization............................      (4)      (4)      (4)
                                                    -------  -------  -------
    Equity in net loss............................. $    (6) $    (8) $    (9)
                                                    =======  =======  =======
RCN Corporation
Revenue............................................ $   127  $   105  $    91
Net (loss) income available to common
 stockholders......................................     (52)      (6)       2
Level 3's share:
  Net (loss) income................................     (26)      (3)       1
  Goodwill amortization............................     --        (3)       1
                                                    -------  -------  -------
    Equity in net (loss) income.................... $   (26) $    (6) $     2
                                                    =======  =======  =======

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(7) Investments (Continued)

                               Financial Position

                                         Commonwealth
                                           Telephone     Cable         RCN
                                          Enterprises  Michigan    Corporation
                                         ------------- ----------  -----------
                                          1997   1996  1997  1996   1997  1996
                                         ------ ------ ----  ----  ------ ----
                                                (dollars in millions)
   Current assets....................... $   71 $   51 $ 23  $ 10  $  698 $143
   Other assets.........................    303    266  120   139     453  485
                                         ------ ------ ----  ----  ------ ----
     Total assets.......................    374    317  143   149   1,151  628
   Current liabilities..................     76     59   16    24      70   57
   Other liabilities....................    260    189  166   190     708  175
   Minority interest....................    --     --    15    15      16    5
                                         ------ ------ ----  ----  ------ ----
     Total liabilities..................    336    248  197   229     794  237
                                         ------ ------ ----  ----  ------ ----
       Net assets (liabilities)......... $   38 $   69 $(54) $(80) $  357 $391
                                         ====== ====== ====  ====  ====== ====
   Level 3's Share:
     Equity in net assets
      (liabilities)..................... $   18 $   33 $(26) $(38) $  173 $189
     Goodwill...........................     57     58   72    75      41   41
                                         ------ ------ ----  ----  ------ ----
                                         $   75 $   91 $ 46  $ 37  $  214 $230
                                         ====== ====== ====  ====  ====== ====

   On December 27, 1997 the market value of Level 3's investments in Commonwealth Telephone, Cable Michigan and RCN was $215 million, $76 million and $485 million, respectively.

   In February 1997, Level 3 purchased the Pavilion Towers office buildings in Aurora, Colorado for $22 million.

   Investments in 1996 also include C-TEC's 40% ownership of Megacable, S.A. de C.V., Mexico's second largest cable television operator, accounted for using the equity method.

(8) Intangible Assets

   Intangible assets consist of the following at December 27, 1997 and December 28, 1996:

                                                       1997        1996
                                                    ----------  -----------
                                                    (dollars in millions)
   CPTC intangibles and other...................... $      23   $        23
   C-TEC:
     Goodwill......................................       --            198
     Franchise and subscriber lists................       --            229
     Other.........................................       --             34
                                                    ---------   -----------
                                                           23           484
   Less accumulated amortization...................        (2)         (131)
                                                    ---------   -----------
                                                    $      21   $       353
                                                    =========   ===========

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)


(9) Long-Term Debt

   At December 27, 1997 and December 28, 1996, long-term debt was as follows:

                                                           1997        1996
                                                        ----------  ----------
                                                        (dollars in millions)
   CPTC Long-term Debt (with recourse only to CPTC):
     Bank Note
      (7.7% due 2008).................................. $       65  $       65
     Institutional Note
      (9.45% due 2017).................................         35          35
     OCTA Debt
      (9.0% due 2006)..................................          8           6
     Subordinated Debt
      (9.5% No Maturity)...............................          6           2
                                                        ----------  ----------
                                                               114         108
   Other:
     Pavilion Towers Debt (8.4% due 2007)..............         15         --
     Capitalized Leases................................          6           1
     Other.............................................          5           6
                                                        ----------  ----------
                                                                26           7
   C-TEC Long-term Debt (with recourse only to C-TEC):
     Credit Agreement--National Bank for Cooperatives
      (7.51% due 2009).................................        --          110
     Senior Secured Notes (9.65% due 1999).............        --          134
     Term Credit Agreement--Morgan Guaranty Trust
      Company
      (7% due 2002)....................................        --           18
                                                        ----------  ----------
                                                               --          262
                                                        ----------  ----------
                                                               140         377
   Less current portion................................         (3)        (57)
                                                        ----------  ----------
                                                        $      137  $      320
                                                        ==========  ==========

 CPTC:

   In August 1996, CPTC converted its construction financing note into a term note with a consortium of banks ("Bank Debt"). The interest rate on the Bank Debt is based on LIBOR plus a varying rate with interest payable quarterly. Upon completion of the SR91 toll road, CPTC entered into an interest rate swap arrangement with the same parties. The swap expires in January 2004 and fixes the interest rate on the Bank Debt from 9.21% to 9.71% during the term of the swap agreement.

   The institutional note is with Connecticut General Life Insurance Company, a subsidiary of CIGNA Corporation. The note converted into a term loan upon completion of the SR91 toll road.

   Substantially all the assets of CPTC and the partners' equity interest in CPTC secure the term debt.

   Orange County Transportation Authority holds $8 million of subordinated debt which is due in varying amounts over 10 years. Interest accrues at 9% and is payable quarterly beginning in 2000.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(9) Long-Term Debt (Continued)

   In July 1996, CPTC borrowed from the partners $2 million to facilitate the completion of the project. In 1997, CPTC borrowed an additional $4 million from the partners in order to comply with equity maintenance provisions of the contracts with the State of California and its lenders. The debt is generally subordinated to all other debt of CPTC. Interest on the subordinated debt compounds annually at 9.5% and is payable only as CPTC generates excess cash flows.

   CPTC capitalized interest of $-- million, $5 million and $7 million in 1997, 1996 and 1995.

 Other:

   In June 1997, a mortgage with Metropolitan Life was established. The Pavilion Towers building in Aurora, Colorado collateralizes this debt.

   Scheduled maturities of long-term debt through 2002 are as follows (in millions): 1998--$3; 1999--$6; 2000--$5; 2001--$6 and $8 in 2002.

(10) Income Taxes

   An analysis of the income tax benefit (provision) attributable to earnings from continuing operations before income taxes and minority interest for the three years ended December 27, 1997 follows:

                                                               1997  1996  1995
                                                               ----  ----  ----
                                                                (dollars in
                                                                 millions)
   Current:
     U.S. federal............................................. $(54) $(61) $(66)
     Foreign..................................................  --     (4)   (4)
     State....................................................   (1)   (6)   (3)
                                                               ----  ----  ----
                                                                (55)  (71)  (73)
   Deferred:
     U.S. federal.............................................  103    67   145
     Foreign..................................................  --    --      3
     State....................................................  --      1     4
                                                               ----  ----  ----
                                                                103    68   152
                                                               ----  ----  ----
                                                               $ 48  $ (3) $ 79
                                                               ====  ====  ====

   The United States and foreign components of earnings from continuing operations for tax reporting purposes, before equity loss in MFS (recorded net of tax), minority interest and income taxes follows:

                                                                  1997 1996 1995
                                                                  ---- ---- ----
                                                                   (dollars in
                                                                    millions)
   United States................................................. $31  $106 $187
   Foreign....................................................... --      1    3
                                                                  ---  ---- ----
                                                                  $31  $107 $190
                                                                  ===  ==== ====

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(10) Income Taxes (Continued)

   A reconciliation of the actual income tax benefit (provision) and the tax computed by applying the U.S. federal rate (35%) to the earnings from continuing operations before equity loss in MFS (recorded net of tax), minority interest and income taxes for the three years ended December 27, 1997 follows:

                                                              1997  1996  1995
                                                              ----  ----  ----
                                                               (dollars in
                                                                millions)
   Computed tax at statutory rate............................ $(11) $(37) $(67)
   State income taxes........................................   (1)   (3)  --
   Depletion.................................................    3     3     2
   Goodwill amortization.....................................  --     (3)   (2)
   Tax exempt interest.......................................    2     2     2
   Prior year tax adjustments................................   62    44    51
   Compensation expense attributable to options..............   (7)  --    --
   MFS deferred tax..........................................  --    --     93
   Taxes on foreign operations...............................  --     (2)    1
   Other.....................................................  --     (7)   (1)
                                                              ----  ----  ----
                                                              $ 48  $ (3) $ 79
                                                              ====  ====  ====

   During the three years ended December 27, 1997, the Company settled a number of disputed tax issues related to prior years that have been included in prior year tax adjustments.

   Possible taxes, beyond those provided on remittances of undistributed earnings of foreign subsidiaries, are not expected to be material.

   The components of the net deferred tax liabilities for the years ended December 27, 1997 and December 28, 1996 were as follows:

                                                             1997       1996
                                                          ---------- ----------
                                                          (dollars in millions)
   Deferred tax liabilities:
     Investments in securities........................... $        7 $       11
     Investments in joint ventures.......................         33         45
     Asset bases--accumulated depreciation...............         53        225
     Coal sales..........................................         41         15
     Other...............................................         16         16
                                                          ---------- ----------
   Total deferred tax liabilities........................        150        312
   Deferred tax assets:
     Compensation--retirement benefits...................         25         29
     Investment in subsidiaries..........................          8          2
     Provision for estimated expenses....................          7         26
     Net operating losses of subsidiaries................        --           6
     Foreign and general business tax credits............          3         67
     Alternative minimum tax credits.....................        --          16
     Other...............................................          9         19
     Valuation allowances................................        --          (6)
                                                          ---------- ----------
   Total deferred tax assets.............................         52        159
                                                          ---------- ----------
   Net deferred tax liabilities.......................... $       98 $      153
                                                          ========== ==========

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(11) Stockholders' Equity

   The Company is generally committed to purchase all common stock in accordance with the Certificate of Incorporation. Issuances and repurchases of common shares, including conversions, for the three years ended December 27, 1997 were as follows:

                                                            Class B&C  Class D
                                                              Stock     Stock
                                                            --------- ----------
   Shares issued in 1995................................... 1,021,875    530,610
   Shares repurchased in 1995..............................   136,057    210,735
   Class B&C shares converted to Class D shares............ 6,092,877 12,847,155
   Shares issued in 1996...................................   896,640        --
   Shares repurchased in 1996..............................   146,893  1,276,080
   Class B&C shares converted to Class D shares............   623,475  2,052,425
   Shares issued in 1997...................................   893,924 13,113.015
   Shares repurchased in 1997..............................    44,256     14,805
   Class B&C shares converted to Class D shares............ 1,723,966  6,517,715

   The 1996 activity includes 150,995 Class D shares converting to 47,007 Class C shares. The 1997 activity includes 1,880 Class D shares converting to 510 Class C shares.

(12) Class D Stock Plan

   In December 1997, stockholders approved amendments to the 1995 Class D Stock Plan (the "Plan"). The amended plan, among other things, increases the number of shares reserved for issuance upon the exercise of stock based awards to 35,000,000, increases the maximum number of options granted to any one participant to 5,000,000, provides for the acceleration of vesting in the event of a change in control, allows for the grant of stock based awards to directors of Level 3 and other persons providing services to Level 3, and allows for the grant of nonqualified stock options with an exercise price less than the fair market value of Class D Stock.

   In December 1997, Level 3 converted both option and stock appreciation rights plans of a subsidiary, to the Class D Stock plan. This conversion resulted in the issuance of 3.7 million options to purchase Class D Stock at $9 per share. Level 3 recognized an expense, and a corresponding increase in equity, as a result of the transaction. This increase in equity and the conversion of the stock appreciation rights liability to equity are reflected as option activity in the Statement of Changes in Stockholders' Equity. The options vest over three years and expire in December 2002.

   Through 1997, Level 3 elected to adopt only the required disclosure provisions and not the optional expense recognition provisions under SFAS No. 123 "Accounting for Stock Based Compensation", which established a fair value based method of accounting for stock options and other equity instruments. The fair value of the options outstanding was calculated using the Black-Scholes method using risk-free interest rates ranging from 5.5% to 6.77% and expected lives of 75% of the total life of the option. Level 3 used an expected volatility rate of 0%, which is allowed for private entities under SFAS No.
123. Once Level 3's stock is listed, volatility factors will be incorporated in determining fair value. Level 3's net income and earnings per share for 1997 and 1996 would have been reduced to the pro forma amounts shown below had SFAS No. 123 been applied.

                 Level 3 Communications, Inc. and Subsidiaries
                     (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)


(12) Class D Stock Plan (Continued)

                                                           1997        1996
                                                        ----------- -----------
                                                         (dollars in millions,
                                                        except per share data)
   Net Income attributable to Class D Stock
     As Reported....................................... $        93 $       113
     Pro Forma.........................................          93         112
   Basic Earnings per Share
     As Reported....................................... $       .74 $       .97
     Pro Forma.........................................         .74         .97
   Diluted Earning per Share
     As Reported....................................... $       .74 $       .97
     Pro Forma.........................................         .74         .96

   The 1995 historical and pro forma amounts did not vary as the options granted in 1995 had not vested.

   Transactions involving stock options granted under the Plan are summarized as follows:

                                                      Option Price Weighted Avg.
                                            Shares     Per Share   Option Price
                                          ----------  ------------ -------------
Balance December 31, 1994................        --   $        --      $ --
  Options granted........................  1,340,000          8.08      8.08
  Options cancelled......................        --            --        --
  Options exercised......................        --            --        --
                                          ----------  ------------     -----
Balance December 30, 1995................  1,340,000  $       8.08     $8.08
                                                      ============     =====
  Options granted........................    895,000  $       9.90     $9.90
  Options cancelled......................    (15,000)         8.08      8.08
  Options exercised......................        --            --        --
                                          ----------  ------------     -----
Balance December 28, 1996................  2,220,000  $8.08-$ 9.90     $8.81
                                                      ============     =====
  Options granted........................  7,495,465  $9.00-$10.85     $9.93
  Options cancelled......................    (53,000)         9.90      9.90
  Options exercised...................... (2,318,465)  8.08-  9.90      8.93
                                          ----------  ------------     -----
Balance December 27, 1997................  7,344,000  $8.08-$10.85     $9.91
                                          ==========  ============     =====
Options exercisable
  December 30, 1995......................        --   $        --      $ --
  December 28, 1996......................    265,000          8.08      8.08
  December 27, 1997......................  1,295,269   8.08-  9.90      8.70

   The weighted average remaining life for the 7,344,000 options outstanding on December 27, 1997 is 8.3 years.

   See also "Business--Employee Recruiting and Retention" with regard to Level 3's Outperform Stock Option program.

(13) Industry and Geographic Data

   The Company conducts its continuing operations primarily in three reportable segments: information services, telecommunications and coal mining. Other primarily includes CPTC and corporate overhead not attributable to a specific segment and marketable securities.

   Equity earnings is included due to the significant equity investments in the telecommunications business.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)

(13) Industry and Geographic Data (Continued)

   In 1997, 1996 and 1995 Commonwealth Edison Company accounted for 43%, 23% and 23% of Level 3's revenues.

   Industry and geographic data for the construction and energy businesses have been recorded under discontinued operations.

   A summary of the Company's operations by industry and geographic region is as follows:

                                 Industry Data

                                         Telecom-
                         Information   munications     Coal         Discontinued
                          Services   (C-TEC Entities) Mining Other   Operations  Consolidated
                         ----------- ---------------- ------ -----  ------------ ------------
                                                (dollars in millions)
1997
Revenue.................    $ 94          $  --        $222  $ 16      $ --         $  332
Operating Earnings......     (16)            --          82   (23)       --             43
Equity Losses, net......     --              (23)       --    (20)       --            (43)
Identifiable Assets.....      61             336        499   588      1,295         2,779
Capital Expenditures....      14             --           3     9        --             26
Depreciation, Depletion
 & Amortization.........       8             --           8     8        --             24
1996
Revenue.................    $ 42          $  367       $234  $  9      $ --         $  652
Operating Earnings......      (3)             31         94   (35)       --             87
Equity Losses, net......      (1)             (1)       --     (7)       --             (9)
Identifiable Assets.....      29           1,100        387   380      1,170         3,066
Capital Expenditures....      11              87          2    17        --            117
Depreciation, Depletion
 & Amortization.........      10             106         12     4        --            132
1995
Revenue.................    $ 36          $  325       $216  $  3      $ --         $  580
Operating Earnings......       4              37         77   (73)       --             45
Equity Losses, net......     --               (3)       --     (2)       --             (5)
Identifiable Assets.....      34           1,143        368   614        786         2,945
Capital Expenditures....       6              72          4    36        --            118
Depreciation, Depletion
 & Amortization.........       5              81          7     3        --             96

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)


(13) Industry and Geographic Data (Continued)

                                   Geographic Data
                                         Telecom-
                         Information   munications     Coal         Discontinued
                          Services   (C-TEC Entities) Mining Other   Operations  Consolidated
                         ----------- ---------------- ------ -----  ------------ ------------
                                                (dollars in millions)
1997
Revenue:
 United States..........    $ 94          $  --        $222  $ 16      $  --        $  332
 Other..................     --              --         --    --          --           --
                            ----          ------       ----  ----      ------       ------
                            $ 94          $  --        $222  $ 16      $  --        $  332
                            ====          ======       ====  ====      ======       ======
Operating Earnings:
 United States..........    $(16)         $  --        $ 82  $(23)     $  --        $   43
 Other..................     --              --         --    --          --           --
                            ----          ------       ----  ----      ------       ------
                            $(16)         $  --        $ 82  $(23)     $  --        $   43
                            ====          ======       ====  ====      ======       ======
Identifiable Assets:
 United States..........    $ 59          $  336       $499  $588      $  870       $2,352
 Other..................       2             --         --    --          425          427
                            ----          ------       ----  ----      ------       ------
                            $ 61          $  336       $499  $588      $1,295       $2,779
                            ====          ======       ====  ====      ======       ======
1996
Revenue:
 United States..........    $ 42          $  367       $234  $  9      $  --        $  652
 Other..................     --              --         --    --          --           --
                            ----          ------       ----  ----      ------       ------
                            $ 42          $  367       $234  $  9      $  --        $  652
                            ====          ======       ====  ====      ======       ======
Operating Earnings:
 United States..........    $ (3)         $   31       $ 94  $(35)     $  --        $   87
 Other..................     --              --         --    --          --           --
                            ----          ------       ----  ----      ------       ------
                            $ (3)         $   31       $ 94  $(35)     $  --        $   87
                            ====          ======       ====  ====      ======       ======
Identifiable Assets:
 United States..........    $ 29          $1,100       $387  $380      $  761       $2,657
 Other..................     --              --         --    --          409          409
                            ----          ------       ----  ----      ------       ------
                            $ 29          $1,100       $387  $380      $1,170       $3,066
                            ====          ======       ====  ====      ======       ======
1995
Revenue:
 United States..........    $ 36          $  325       $216  $  3      $  --        $  580
 Other..................     --              --         --    --          --           --
                            ----          ------       ----  ----      ------       ------
                            $ 36          $  325       $216  $  3      $  --        $  580
                            ====          ======       ====  ====      ======       ======
Operating Earnings:
 United States..........    $  4          $   37       $ 77  $(73)     $  --        $   45
 Other..................     --              --         --    --          --           --
                            ----          ------       ----  ----      ------       ------
                            $  4          $   37       $ 77  $(73)     $  --        $   45
                            ====          ======       ====  ====      ======       ======
Identifiable Assets:
 United States..........    $ 34          $1,143       $368  $614      $  614       $2,773
 Other..................     --              --         --    --          172          172
                            ----          ------       ----  ----      ------       ------
                            $ 34          $1,143       $368  $614      $  786       $2,945
                            ====          ======       ====  ====      ======       ======

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)


(14) Related Party Transactions

   Level 3 receives certain mine management services from the Construction & Mining Group. The expense for these services was $32 million for 1997, $37 million for 1996 and $30 million for 1995, and is recorded in general and administrative expenses. The revenue earned by the Construction & Mining Group is included in discontinued operations.

(15) Fair Value of Financial Instruments

   The carrying and estimated fair values of Level 3's financial instruments are as follows:

                                                      1997           1996
                                                 -------------- --------------
                                                 Carrying Fair  Carrying Fair
                                                  Amount  Value  Amount  Value
                                                 -------- ----- -------- -----
                                                     (dollars in millions)
Cash and cash equivalents (Note 6)..............   $ 87   $ 87    $147   $147
Marketable securities (Note 6)..................    678    678     372    372
Restricted securities (Note 6)..................     22     22      17     17
Investment in equity securities (Notes 6 & 7)...    --     --       75     75
Investment in C-TEC entities (Note 7)...........    335    776     355    315
Investments in discontinued energy operations
 (Note 3).......................................    643    854     608    960
Long-term debt (Notes 6 & 9)....................    140    140     377    384

(16) C-TEC Restructuring

   The following is financial information of the Company had C-TEC been accounted for utilizing the equity method as of December 27, 1997 and December 28, 1996 and for each of the three years ended December 27, 1997. The 1997 financial statements include C-TEC accounted for utilizing the equity method and are presented here for comparative purposes only.

                                   Operations

                                                          1997   1996   1995
                                                          -----  -----  -----
                                                             (dollars in
                                                              millions)
Revenue.................................................. $ 332  $ 285  $ 255
Cost of Revenue..........................................  (175)  (134)  (133)
                                                          -----  -----  -----
                                                            157    151    122
General and Administrative Expenses......................  (114)   (95)  (114)
                                                          -----  -----  -----
Operating Earnings.......................................    43     56      8
Other (Expense) Income:
  Equity earnings (losses), net..........................   (43)   (13)     7
  Investment income, net.................................    45     42     30
  Interest expense, net..................................   (15)    (5)    (1)
  Gain on subsidiary's stock transactions, net...........   --     --       3
  Other, net.............................................     1     11    120
                                                          -----  -----  -----
                                                            (12)    35    159
Equity Loss in MFS.......................................   --     --    (131)
                                                          -----  -----  -----
Earnings from Continuing Operations before Income Taxes
 and Minority Interest...................................    31     91     36
Income Tax Benefit.......................................    48     11     90
Minority Interest in Net Loss of Subsidiaries............     4      2    --
                                                          -----  -----  -----
Income from Continuing Operations........................    83    104    126
Income from Discontinued Operations......................   165    117    118
                                                          -----  -----  -----
Net Earnings............................................. $ 248  $ 221  $ 244
                                                          =====  =====  =====

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)


(16) C-TEC Restructuring (Continued)

                               Financial Position

                                                             1997       1996
                                                          ---------- ----------
                                                          (dollars in millions)
Assets
Current Assets:
  Cash and cash equivalents.............................. $       87 $       71
  Marketable securities..................................        678        325
  Restricted securities..................................         22         17
  Receivables............................................         42         34
  Investment in Discontinued operations--Energy..........        643        608
  Other..................................................         22         12
                                                          ---------- ----------
Total Current Assets.....................................      1,494      1,067
Net Property, Plant and Equipment........................        184        174
Investments..............................................        383        458
Investments in Discontinued Operations--Construction.....        652        562
Intangible Assets, net...................................         21         23
Other Assets.............................................         45         49
                                                          ---------- ----------
                                                          $    2,779 $    2,333
                                                          ========== ==========
Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable....................................... $       31 $       41
  Current portion of long-term debt......................          3          2
  Accrued reclamation and other mining costs.............         19         19
  Other..................................................         36         27
                                                          ---------- ----------
Total Current Liabilities................................         89         89

Long-term Debt, less current portion.....................        137        113
Deferred Income Taxes....................................         83         47
Accrued Reclamation Costs................................        100         98
Other Liabilities........................................        139        163
Minority Interest........................................          1          4
Stockholders' Equity.....................................      2,230      1,819
                                                          ---------- ----------
                                                          $    2,779 $    2,333
                                                          ========== ==========

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)


(17) Pro Forma Information (unaudited)

   The following information represents the pro forma financial position of Level 3, after reflecting the impact of the transactions with CalEnergy (Note
3), the conversion of Class C shares to Class D shares (Note 19) and transactions related to the spin-off of the Construction & Mining Group (Note
2), all of which took place or are expected to happen in the first quarter of 1998.

                                               1997                    1997
                                            Historical Adjustments   Pro Forma
                                            ---------- -----------   ---------
                                                 (dollars in millions)
Current Assets
  Cash & marketable securities.............   $  765     $  122 (a)   $2,046
                                                          1,159 (b)
  Investment in discontinued operations--
   energy..................................      643       (643)(b)      --
  Other current assets.....................       86        --            86
                                              ------     ------       ------
Total Current Assets.......................    1,494        638        2,132
Property, Plant & Equipment, net...........      184        --           184
Investment in Discontinued Operations--
 Construction..............................      652       (122)(a)      --
                                                            350 (c)
                                                           (880)(d)
Other Non-current Assets...................      449        --           449
                                              ------     ------       ------
                                              $2,779     $  (14)      $2,765
                                              ======     ======       ======
Current Liabilities........................   $   89     $  192 (b)   $  281
Non-current Liabilities....................      459        --           459
Minority Interest..........................        1        --             1
Stockholders' Equity.......................    2,230        324 (b)    2,024
                                                            350 (c)
                                                           (880)(d)
                                              ------     ------       ------
                                              $2,779     $  (14)      $2,765
                                              ======     ======       ======

--------
(a) Reflect conversion of 2.3 million Class C shares to 10.5 million Class D shares.
(b) Reflect sale of energy assets to CalEnergy and related income tax liability.
(c) Reflect fair value gain on the distribution of the Construction & Mining Group.
(d)  Reflect spin-off of the Construction & Mining Group.

(18) Other Matters

   In connection with the sale of approximately 10 million Class D shares to employees in 1997, the Company has retained the right to purchase the relevant Class D shares at the then current Class D Stock price if the Transaction is definitively abandoned by formal action of the Company's Board or the employees voluntarily terminate their employment on various dates prior to January 1, 1999.

   In May 1995, the lawsuit titled Whitney Benefits, Inc. and Peter Kiewit Sons' Co. v. The United States was settled. In 1983, plaintiffs alleged that the enactment of the Surface Mining Control and Reclamation Act of 1977 had prevented the mining of their Wyoming coal deposit and constituted a government taking without just compensation. In settlement of all claims, plaintiffs agreed to deed the coal deposits to the government and the government agreed to pay plaintiffs $200 million, of which Peter Kiewit Sons' Co., a Level 3 subsidiary, received approximately $135 million in June 1995 and recorded it in other income on the statements of earnings.

                 Level 3 Communications, Inc. and Subsidiaries
                      (formerly, Peter Kiewit Sons', Inc.)

            Notes to Consolidated Financial Statements--(Continued)


(18) Other Matters (Continued)

   The Company is involved in various other lawsuits, claims and regulatory proceedings incidental to its business. Management believes that any resulting liability, beyond that provided, should not materially affect the Company's financial position, future results of operations or future cash flows.

   Level 3 leases various buildings and equipment under both operating and capital leases. Minimum rental payments on buildings and equipment subject to noncancelable operating leases during the next 7 years aggregate $29 million.

   It is customary in Level 3's industries to use various financial instruments in the normal course of business. These instruments include items such as letters of credit. Letters of credit are conditional commitments issued on behalf of Level 3 in accordance with specified terms and conditions. As of December 27, 1997, Level 3 had outstanding letters of credit of approximately $22 million.

(19) Subsequent Events

   In January 1998, approximately 2.3 million shares of Class C Stock, with a redemption value of $122 million, were converted into 10.5 million shares of Class D Stock.

   In March 1998, the Company announced that its Class D Stock will begin trading on April 1 on the Nasdaq National Market under the symbol "LVLT". The Nasdaq listing will follow the separation of the Diversified Group and the Construction Group, which is expected to be completed on March 31, 1998. In connection with the separation, the Company's construction subsidiary will be renamed "Peter Kiewit Sons', Inc." and Class D stock will become the common stock of Level 3 Communications, Inc.

   The Company's certificate of incorporation gives stockholders the right to exchange their Class C Stock for Class D Stock under a set conversion formula. That right will be eliminated as a result of the separation of the Diversified Group and the Construction Group. To replace that conversion right, Class C stockholders received 6.5 million shares of a new Class R stock in January, 1998, which is convertible into Class D Stock in accordance with terms ratified by stockholders in December 1997.

   The Company's Board of Directors has approved in principle a plan to force conversion of all shares of Class R stock outstanding. Due to certain provisions of the Class R stock, conversion will not be forced prior to May 1998, and the final decision to force conversion would be made by Level 3's Board of Directors at that time. Level 3's Board may choose not to force conversion if it were to decide that conversion is not in the best interests of Level 3 stockholders. If, as currently anticipated, Level 3's Board determines to force conversion of the Class R stock on or before June 30, 1998, certain adjustments will be made to the cost sharing and risk allocation provisions of the separation agreement between Level 3 and the Construction business.

   If Level 3's Board of Directors determines to force conversion of the Class R stock, each share of Class R stock will be convertible into $25 worth of Level 3 (Class D) common stock, based upon the average trading price of the Level 3 common stock on the Nasdaq National Market for the last fifteen trading days of the month prior to the determination by the Board of Directors to force conversion. When the spin-off occurs, Level 3 will increase paid in capital and reduce retained earnings by the fair value of the Class R shares.

Prospectus

                          Level 3 Communications, Inc.

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                  Common Stock

                                 ------------

   We will provide specific terms of these securities and their offering prices in supplements to this prospectus.

   In the case of debt securities, these terms will include, as applicable, the specific designation, aggregate principal amount, maturity, rate or formula of interest, premium, terms for redemption. In the case of shares of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of depositary shares, these terms will include the fractional share of preferred stock represented by each depositary share. In the case of common stock, these terms will include the aggregate number of shares offered.

   We may sell any combination of these securities in one or more offerings up to a total dollar amount of $3,500,000,000.

   Our common stock is quoted on the Nasdaq National Market under the symbol LVLT. The closing price of our common stock on the Nasdaq National Market was $55.00 per share on February 16, 1999. None of the other securities are currently publicly traded.

   You should read this prospectus and any prospectus supplement carefully before you invest.

   See "Risk Factors" on page 1 for a discussion of matters that you should consider before investing in these securities.

                                 ------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




               The date of this prospectus is February 17, 1999.

                               Table of Contents

                                                                            Page
                                                                            ----
About This Prospectus......................................................   1
Where You Can Find More Information........................................   1
Risk Factors...............................................................   1
The Company................................................................   2
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends...........   2
Application of Proceeds....................................................   2
Description of Debt Securities.............................................   3
  General terms of debt securities.........................................   3
  Certificated securities..................................................   4
  Book-entry debt securities...............................................   4
  Merger...................................................................   5
  Events of default, notice and waiver.....................................   6
  Modification of the indentures...........................................   7
  Defeasance and covenant defeasance.......................................   9
  Senior debt securities...................................................  10
  Subordination of subordinated securities.................................  10
  Definition of senior indebtedness........................................  11
  Convertible debt securities..............................................  11
Description of Preferred Stock.............................................  12
  General..................................................................  12
  Dividends................................................................  13
  Redemption...............................................................  14
  Conversion or exchange rights............................................  15
  Rights upon liquidation..................................................  15
  Voting rights............................................................  16
Description of Depositary Shares...........................................  17
  General..................................................................  17
  Dividends and other distributions........................................  17
  Withdrawal of stock......................................................  17
  Redemption of depositary shares..........................................  17
  Voting the preferred stock...............................................  18
  Exchange of preferred stock..............................................  18
  Conversion of preferred stock............................................  18
  Amendment and termination of the deposit agreement.......................  19
  Charges of preferred stock depositary....................................  19
  Resignation and removal of depositary....................................  19
  Miscellaneous............................................................  19
Description of Common Stock................................................  20
Description of Outstanding Capital Stock...................................  20
  Common stock.............................................................  20
  Preferred stock..........................................................  21
  Anti-takeover provisions.................................................  21
Plan of Distribution.......................................................  21
  By agents................................................................  21
  By underwriters..........................................................  22
  To dealers...............................................................  22
  Direct sales.............................................................  22
  Delayed delivery contracts...............................................  22
  General information......................................................  22
Legal Matters..............................................................  23
Experts....................................................................  23

                             About This Prospectus

   This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,500,000,000 or the equivalent denominated in foreign currencies or units of two or more foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the Nasdaq National Market, in Washington, D.C.

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until we sell all of the securities.

  .  Annual report on Form 10-K/A for the fiscal year ended December 27, 1997

  . Quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998

  . Current reports on Form 8-K, filed June 9, 1998, September 1, 1998, October 1, 1998, October 5, 1998, December 2, 1998 and December 7, 1998 and on Form 8-K/A, filed April 30, 1998 and February 17, 1999

  .  Registration statements on Forms 8-A/A filed March 31, 1998 and June 10,
     1998

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

       Vice President, Investor Relations
       Level 3 Communications, Inc.
       1450 Infinite Drive
       Louisville, CO 80027
       303-926-3000

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                 Risk Factors

   Before you invest in our securities, you should carefully consider the risks involved. These risks include, but are not limited to:
  . the risks described in our current report on Form 8-K/A filed with the SEC on February 17, 1999, which is incorporated by reference in this prospectus; and

  . any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

                                  The Company

   We engage in the information services, communications and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, we announced a business plan to increase substantially our information services business and to expand the range of services we offer. We are implementing our business plan by building an advanced communications network based on internet protocol technology.

   Since late 1997, we have substantially increased the emphasis we place on and the resources devoted to our communications and information services business. We intend to become a facilities-based provider of a broad range of integrated communications services. A facilities-based provider is one that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services. To reach this goal, we plan to expand substantially the business of our subsidiary PKS Information Services, Inc. and to create our communications network. We will create this network through a combination of construction, purchase and leasing of facilities and other assets. We are designing our network based on internet protocol technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

   Our network will combine both local and long distance networks and will connect customers end-to-end across the U.S. and in Europe and Asia. We expect to complete the U.S. intercity portion of the network during the first quarter of 2001. In the meantime, we have leased a national network over which we began to offer services in the third quarter of 1998. We intend to provide a full range of communications services--including local, long distance, international and internet services.

   Our principal executive offices are located at 3555 Farnam Street, Omaha, Nebraska 68131 and our telephone number is (402) 536-3677. We are constructing a new headquarters outside of Denver, Colorado, which we expect to begin occupying during the summer of 1999.

        Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

   The ratio of earnings to fixed charges for each of the periods indicated is as follows:

     Nine Months Ended
       September 30,                   Fiscal Year Ended
     ------------------  ------------------------------------------------
       1998      1997      1997      1996      1995      1994      1993
     --------  --------  --------  --------  --------  --------  --------
         --      7.29      5.73      3.87        --        --      20.94

   For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, plus, prior to September 30, 1995, preferred stock dividends on preferred stock of its former subsidiary, MFS Communications Company, Inc. We had deficiencies of earnings to fixed charges of $106 million for the nine months ended September 30, 1998, $32 million for 1995 and $42 million for 1994.

                            Application of Proceeds

   Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

                         Description of Debt Securities

   This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

   The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and IBJ Whitehall Bank & Trust Company, as trustee. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are called indentures.

   We have summarized selected provisions of the indentures below. The summary is not complete. We have also filed the forms of the indentures as exhibits to the registration statement. You should read the indentures for provisions that may be important to you before you buy any debt securities.

General terms of debt securities

   The debt securities issued under each indenture may be issued without limit as to aggregate principal amount, in one or more series. Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under either indenture may resign or be removed with respect to one or more series of debt securities issued under that indenture, and a successor trustee may be appointed to act with respect to that series.

   If two or more persons are acting as trustee with respect to different series of debt securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

   A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering and that series. These terms will contain some or all of the following:

  .  the title of the debt securities;

  .  any limit on the aggregate principal amount of the debt securities;

  . the purchase price of the debt securities, expressed as a percentage of the principal amount;

  . the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

  . if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

  . if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, the record dates for those interest payment dates and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30-day months;

  . the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

  . if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

  . the terms and conditions of any sinking fund or other similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

  . the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars;

  . whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

  . any additions or changes to the events of default in the respective indentures;

  . any additions or changes with respect to the other covenants in the respective indentures;

  . the terms and conditions, if any, upon which the debt securities may be convertible into common stock or preferred stock;

  . whether the debt securities will be issued in certificated or book-entry form;

  . whether the debt securities will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and multiples of $1,000;

  . the applicability of the defeasance and covenant defeasance provisions of the applicable indenture; and

  . any other terms of the debt securities consistent with the provisions of the applicable indenture.

   Debt securities may be issued under the indentures as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. Special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

   Unless otherwise provided with respect to a series of debt securities, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 and multiples of $1,000.

Certificated securities

   Except as otherwise stated in the applicable prospectus supplement, debt securities will not be issued in certificated form. If, however, debt securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any of those debt securities. We may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange of those debt securities.

Book-entry debt securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominee or their respective successors are permitted.

   Unless otherwise stated, The Depository Trust Company, New York, New York will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

   DTC has provided the following information to us. DTC is a:

  .  limited-purpose trust company organized under the New York Banking Law;

  .  a banking organization within the meaning of the New York Banking Law;

  .  a member of the U.S. Federal Reserve System;

  . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

  . a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant's accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

   Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

   Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

  . DTC notifies us that it is unwilling or unable to continue as depositary;

  . DTC ceases to be a registered clearing agency and a successor depositary is not appointed by us within 90 days; or

  . we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Merger

   We generally may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation if:

  .  we are the continuing corporation; or

  . we are not the continuing corporation, the successor corporation, expressly assumes all payments on all the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

  . neither we nor the successor corporation is in default immediately after the transaction under the applicable indenture.

Events of default, notice and waiver

   Senior indenture. The senior indenture provides that the following are events of default with respect to any series of senior debt securities:

  . default for 30 days in the payment of any interest on any debt security of that series;

  . default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

  . default in making a sinking fund payment required for any debt security of that series;

  . default in the performance of any of our other covenants in the senior indenture that continues for 60 days after written notice, other than default in a covenant included in the senior indenture solely for the benefit of another series of senior debt securities;

  . the acceleration of the maturity of more than $25,000,000 in the aggregate of any of our other indebtedness, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

  . certain events of bankruptcy, insolvency or reorganization of us or our property; and

  . any other event of default provided with respect to a particular series of debt securities.

   The senior trustee generally may withhold notice to the holders of any series of debt securities of any default with respect to that series if it considers the withholding to be in the interest of those holders. However, the senior trustee may not withhold notice of any default in the payment of the principal of, or premium, if any, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

   If an event of default with respect to any series of senior debt securities occurs and is continuing, the senior trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default, other than the non-payment of accelerated principal or specified portion of accelerated principal, with respect to debt securities of that series have been cured or waived.

   Holders of a majority in principal amount of any series of outstanding senior debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of senior debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the senior trustee a statement, signed by specified of our officers, stating whether those officers have knowledge of any default under the senior indenture.

   Except with respect to its duties in case of default, the senior trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding senior debt securities, unless those holders have offered the senior trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the senior indenture, the holders of a majority in principal amount of any series of the outstanding debt securities issued thereunder may direct any proceeding for any remedy available to the senior trustee, or the exercising of any of the senior trustee's trusts or powers.

   Subordinated indenture. The subordinated indenture provides that the following are events of default with respect to any series of subordinated debt securities:

  . default for 30 days in the payment of any interest on any debt security of that series;

  . default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

  . default in making a sinking fund payment required for any debt security of that series;

  . any default in the performance of any of our other covenants in the subordinated indenture that continues for 60 days after written notice, other than default in a covenant included in the subordinated indenture solely for the benefit of another series of subordinated debt securities;


  . the acceleration of more than $25,000,000, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

  . certain events relating to the bankruptcy, insolvency or reorganization of us or our property; and

  . any other event of default provided with respect to a particular series of debt securities.

   The subordinated trustee generally may withhold notice to the holders of any series of subordinated debt securities of any default with respect to that series if it considers the withholding to be in the interest of the holders. However, the subordinated trustee may not withhold notice of any default in the payment of the principal of or premium, if any or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

   If an event of default with respect to any series of subordinated debt securities occurs and is continuing, the subordinated trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default with respect to debt securities of that series have been cured or waived. Holders of a majority in principal amount of any series of the outstanding subordinated debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of subordinated debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the subordinated trustee a statement, signed by specified officers of us, stating whether such officers have knowledge of any default under the subordinated indenture.

   Except with respect to its duties in case of default, the subordinated trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding subordinated debt securities, unless those holders have offered the subordinated trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the subordinated indenture, the holders of a majority in principal amount of any series of the outstanding subordinated debt securities may direct any proceeding for any remedy available to the subordinated trustee, or the exercising of any of the subordinated trustee's trusts or powers.

Modification of the indentures

   Senior indenture. Modifications and amendments of the senior indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the senior indenture which are affected by the modification or amendment.

However, the holder of each affected senior debt security must consent to any modification or amendment of the senior indenture that:

  . changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

  . reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

  . reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

  . adversely affects any right of repayment of the holder of that debt security;

  . changes the place of payment where, or the currency in which, any payment on that debt security is payable;

  . impairs the right to institute suit to enforce any payment on or with respect to that debt security; or

  . reduces the percentage of outstanding debt securities of any series necessary to modify or amend the senior indenture or to waive compliance with some of its provisions or defaults and their consequences.

   We and the senior trustee may amend the senior indenture without the consent of the holders of any senior debt securities in certain limited circumstances, such as:

  . to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the senior indenture;

  .  to secure the securities; and

  . to cure any ambiguity, to correct or supplement any provision in the senior indenture which may be inconsistent with any other provision of the senior indenture.

   Subordinated indenture. Modifications and amendments to the subordinated indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the subordinated indenture which are affected by the modification or amendment. However, the holder of each affected subordinated debt security must consent to any modification or amendment of the subordinated indenture that:

  . changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

  . reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

  . reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

  . adversely affects any right of the repayment of the holder of that debt security;

  . changes the place of payment where, or the currency in which, any payment on that debt security is payable;

  . impairs the right to institute suit to enforce any payment on or with respect to that debt security;

  . reduces the percentage of outstanding debt securities of any series necessary to modify or amend the subordinated indenture or to waive compliance with some of its provisions or defaults and their consequences; or

  . subordinates the indebtedness evidenced by that debt security to any of our indebtedness other than senior indebtedness.

   We and the subordinated trustee also may amend the subordinated indenture without the consent of the holders of any subordinated securities in certain limited circumstances, such as:

  . to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the subordinated indenture;

  .  to secure the securities; and

  . to cure any ambiguity, to correct or supplement any provision in the subordinated indenture which may be inconsistent with any other provision of the subordinated indenture.

Defeasance and covenant defeasance

   When we establish a series of debt securities, we may provide that that series is subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

  . to defease and be discharged from, subject to some limitations, all of our obligations with respect to those debt securities; or

  . to be released from our obligations to comply with specified covenants relating to those debt securities as described in the applicable prospectus supplement.

   To effect that defeasance or covenant defeasance, we must irrevocably deposit in trust with the relevant trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or analogous payments on those debt securities.

   On such a defeasance, we will not be released from obligations:

  .  to pay additional amounts, if any, upon the occurrence of some events;

  .  to register the transfer or exchange of those debt securities;

  .  to replace some of those debt securities;

  .  to maintain an office relating to those debt securities;

  .  to hold moneys for payment in trust will not be discharged.

   To establish such a trust we must, among other things, deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

  . will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

  . will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

   Government obligations mean generally securities which are:

  . direct obligations of the U.S. or of the government which issued the foreign currency in which the debt securities of a particular series are payable, in each case, where the issuer has pledged its full faith and credit to pay the obligations; or

  . obligations of an agency or instrumentality of the U.S. or of the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S. or that other government.

     In any case, the issuer of government obligations cannot have the option to call or redeem the obligations. In addition, government obligations include, subject to certain qualifications, a depository receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any such government obligation held by the custodian for the account of a depository receipt holder.

   If we effect covenant defeasance with respect to any debt securities, the amount on deposit with the relevant trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

   The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Senior debt securities

   Senior debt securities are to be issued under the senior indenture. Each series of senior debt securities will constitute senior indebtedness and will rank equally with each other series of senior debt securities and other senior indebtedness. All subordinated debt, including, but not limited to, all subordinated securities, will be subordinated to the senior debt securities and other senior indebtedness.

Subordination of subordinated securities

   Subordinated indenture. Payments on the subordinated securities will be subordinated to our senior indebtedness, whether outstanding on the date of the subordinated indenture or incurred after that date. At September 30, 1998, after giving pro forma effect to our issuance on December 2, 1998 of 10 1/2% senior discount notes due 2008, our aggregate senior indebtedness was approximately $2,646,000,000. The applicable prospectus supplement for each issuance of subordinated securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to and equally with the offered subordinated securities.

   Ranking. No class of subordinated securities is subordinated to any other class of subordinated debt securities. See "Subordination provisions" below.

   Subordination provisions. If any of certain specified events occur, the holders of senior indebtedness must receive payment of the full amount due on the senior indebtedness, or that payment must be duly provided for, before we may make payments on the subordinated securities. These events are:

  . any distribution of our assets upon our liquidation, reorganization or other similar transaction except for a distribution in connection with a merger or other transaction complying with the covenant described above under "Merger";

  . the occurrence and continuation of a payment default on any senior indebtedness; or

  . a declaration of the principal of any series of the subordinated securities, or, in the case of original issue discount securities, the portion of the principal amount specified under their terms, as due and payable, that has not been rescinded and annulled.

   However, if the event is the acceleration of any series of subordinated securities, only the holders of senior indebtedness outstanding at the time of the acceleration of those subordinated securities, or, in the case of original issue discount securities, that portion of the principal amount specified under their terms, must receive payment of the full amount due on that senior indebtedness, or such payment must be duly provided for, before we make payments on the subordinated securities.

   As a result of the subordination provisions, some of our general creditors, including holders of senior indebtedness, may recover more, ratably, than the holders of the subordinated securities in the event of insolvency.

Definition of senior indebtedness

   Senior indebtedness means the following indebtedness or obligations:

  . the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

  .  purchase money and similar obligations;

  .  obligations under capital leases;

  . guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, the indebtedness of others;

  .  renewals, extensions and refunding of that indebtedness;

  . interest or obligations in respect of the indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

  .  obligations associated with derivative products.

   However, indebtedness or obligations are not senior indebtedness if the instrument by which we become obligated for that indebtedness or those obligations expressly provides that that indebtedness or those obligations are junior in right of payment to any other of our indebtedness or obligations.

Convertible debt securities

   Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply to debt securities that will be convertible into common stock or preferred stock.

   Conversion. The holder of unredeemed convertible debt securities may, at any time during the period specified in the applicable prospectus supplement, convert those convertible debt securities into shares of common stock or preferred stock. The conversion price or rate for each $1,000 principal amount of convertible debt securities will be specified in the applicable prospectus supplement. The holder of a convertible debt security may convert a portion of the convertible debt security which is $1,000 principal amount or any multiple of $1,000. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption. However, in the case of repayment at the option of the applicable holder, conversion rights will terminate upon receipt of written notice of the holder's exercise of that option.

   In certain events, the conversion price or rate will be subject to adjustment as specified in the applicable indenture. For debt securities convertible into common stock, those events include:

  .  the issuance of shares of common stock as a dividend;

  .  subdivisions and combinations of common stock;

  . the issuance to all holders of common stock of rights or warrants entitling such holders for a period not exceeding 45 days to subscribe for or purchase shares of common stock at a price per share less than its current per share market price; and

  .  the distribution to all holders of common stock of:

    (1) shares of our capital stock, other than common stock;

    (2) evidences of our indebtedness or assets excluding cash dividends or distributions paid from our retained earnings; or

    (3) subscription rights or warrants other than those referred to above.

   No adjustment of the conversion price or rate will be required in any of these cases unless an adjustment would require a cumulative increase or decrease of at least 1% in that price or rate. Fractional shares of common stock will not be issued upon conversion. In place of fractional shares, we will pay a cash adjustment. Unless otherwise specified in the applicable prospectus supplement, convertible debt securities convertible into common stock surrendered for conversion between any record date for an interest payment and the related interest payment date must be accompanied by payment of an amount equal to the interest payment on the surrendered convertible debt security. However, that payment does not have to accompany convertible debt securities surrendered for conversion if those convertible debt securities have been called for redemption during that period.

   The adjustment provisions for debt securities convertible into shares of preferred stock will be determined at the time of an issuance of debt securities and will be described in the applicable prospectus supplement.

                         Description of Preferred Stock

   This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement as well as any general terms described in this section that will not apply to those shares of preferred stock.

   We have summarized certain selected terms of the preferred stock in this section. The summary is not complete. You should read our restated certificate of incorporation that is an exhibit to our annual report on Form 10-K and the certificate of designation relating to the applicable series of the preferred stock that we will file with the SEC for additional information before you buy any preferred stock.

General

   Our restated certificate of incorporation and Delaware General Corporation Law give our board of directors the authority, without further stockholder action, to issue a maximum of 10,000,000 shares of preferred stock. The board of directors has the authority to fix the following terms with respect to shares of any series of preferred stock:

  .  the designation of the series;

  .  the number of shares to comprise the series;

  . the dividend rate or rates payable with respect to the shares of the series;

  . the redemption price or prices, if any, and the terms and conditions of any redemption;

  .  the voting rights;

  . any sinking fund provisions for the redemption or purchase of the shares of the series;

  . the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable; and

  . any other relative rights, preferences and limitations pertaining to the series.

   The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

  . the designation, stated value and liquidation preference of that series of the preferred stock and the number of shares offered;

  .  the initial public offering price at which the shares will be issued;

  . the dividend rate or rates or method of calculation of dividends, the dividend periods, the date or dates on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

  .  any redemption or sinking fund provisions;

  .  any conversion or exchange provisions;

  . the procedures for any auction and remarketing, if any, of that series of preferred stock;

  . whether interests in that series of preferred stock will be represented by our depositary shares; and

  . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of that series of preferred stock.

   When we issue shares of preferred stock against payment for the shares, they will be fully paid and nonassessable. This means that the full purchase price for those shares will have been paid and the holders of those shares will not be assessed any additional monies for those shares. Holders of preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue.

   Because we are a holding company, our rights and the rights of holders of our securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of ours upon its liquidation or recapitalization will be subject to the prior claims of its creditors and preferred stockholders. We will not be structurally subordinated to the extent we are a creditor with recognized claims against the subsidiary or are a holder of preferred stock of the subsidiary.

Dividends

   The holders of the preferred stock will be entitled to receive dividends, if declared by our board of directors out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors. The applicable prospectus supplement will specify whether dividends will be paid in the form of cash, preferred stock or common stock.

   The applicable prospectus supplement will also state whether dividends on any series of preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period. In those circumstances, we will not be obligated to pay the dividend accrued for that period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates.

   Our board of directors may not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on that series have been declared and paid, or declared and sufficient money is set aside for payment. Until either full dividends are paid, or are declared and payment is set aside, on preferred stock ranking equal as to dividends, then:

  . we will declare any dividends pro rata among the preferred stock of each series and any preferred stock ranking equal to the preferred stock as to dividends; in other words, the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

  . other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock as to dividends or upon liquidation, except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation; and

  . we will not redeem, purchase or otherwise acquire or set aside money for a sinking fund for any securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

   We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

Redemption

   Preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption through a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

   If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If preferred stock is redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. In the case of any noncumulative series of preferred stock, accrued and unpaid dividends will not include any accumulation of dividends for prior dividend periods. The applicable prospectus supplement will also specify whether we will pay the redemption price in cash or other property. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of that preferred stock may provide for its automatic conversion upon the occurrence of certain events. These events include if no capital stock has been issued or if the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due.

   If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We may redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by our board of directors.

   Even though the terms of a series of preferred stock may permit redemption of shares of preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

  . we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding shares of preferred stock of that series; and

  . we will not purchase or otherwise acquire any preferred stock of that series.

   The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series through a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

   Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

  .  the redemption date;

  . the number of shares and the series of the preferred stock to be redeemed;

  .  the redemption price;

  . the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

  . that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

  .  the date when the holders' conversion rights, if any, will terminate.

   If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

   If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

  . the dividends on the preferred stock called for redemption will no longer accrue;

  .  such shares will no longer be considered outstanding; and

  . the holders will no longer have any rights as stockholders except to receive the redemption price.

   When the holders of these shares surrender the certificates representing these shares, in accordance with the notice, the redemption price described above will be paid out of the funds we provide. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder of those shares.

Conversion or exchange rights

   The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

Rights upon liquidation

   Unless the applicable prospectus supplement states otherwise, if we liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock will be entitled to receive:

  . liquidation distributions in the amount stated in the applicable prospectus supplement; and

  .  all accrued and unpaid dividends whether or not earned or declared.

   We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to liquidating distributions, out of our assets available for distribution to stockholders. These payments will be made before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

   If we liquidate, dissolve or wind up our business and the assets available for distribution to the holders of the preferred stock of any series and any other shares of our stock ranking equal with that series as to liquidating distributions are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to liquidating distributions. This means that the distributions we pay to these holders will bear the same relationship to each other that the full distributable amounts for which these holders are respectively entitled upon liquidation of our business bear to each other.

   After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Voting rights

   Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

   If we fail to pay dividends on any shares of preferred stock for six consecutive quarterly periods, the holders of those shares of preferred stock, voting separately as a class with all other series of preferred stock upon which the same voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to the board of directors. This may be done at a special meeting called by the holders of record of at least 10% of those shares of preferred stock or the next annual meeting of stockholders and at each subsequent meeting until:

  . in the case of a series of preferred stock with cumulative dividends, all dividends accumulated on that series of preferred stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment; or

  . in the case of a series of noncumulative preferred stock, four consecutive quarterly dividends on that series of noncumulative preferred stock have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment.

   In this case, the entire board of directors will be increased by two directors.

   So long as any shares of preferred stock remain outstanding, unless we receive the consent of the holders of any outstanding series of preferred stock as specified below, we will not:

  . authorize, issue or increase the authorized amount of, any capital stock ranking prior to the outstanding series of preferred stock as to dividends or liquidating distributions;

  . reclassify any capital stock into any shares with this kind of prior ranking;

  . authorize or issue any obligation or security that represents the right to purchase any capital stock with this kind of prior ranking; or

  . amend or alter the provisions of our restated certificate of incorporation, so as to materially and adversely affect any right, preference, privilege or voting power of that series of preferred stock or the holders of that series of preferred stock.

   This consent must be given by the holders of at least two-thirds of each series of all outstanding preferred stock described in the preceding sentence, voting separately as a class. We will not be required to obtain this consent with respect to the actions relating to changes to our restated certificate of incorporation, however, if we only:

  . increase the amount of the authorized preferred stock or any outstanding series of preferred stock or any of our other capital stock; or

  . create and issue another series of preferred stock or any other capital stock; and

  . in either case, this preferred stock ranks equal with or junior to the outstanding preferred stock as to dividends and liquidating distributions.

                        Description of Depositary Shares

   This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

   We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we have filed with the SEC for additional information before you buy any depositary shares that represent preferred stock of that series.

General

   We may issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf.

Dividends and other distributions

   The preferred stock depositary will distribute all dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of depositary receipts owned by those holders.

   If there is a distribution other than in cash, the preferred stock depositary will distribute property it receives to the entitled record holders of depositary receipts. However, if the preferred stock depositary determines that it is not feasible to make that distribution, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from this sale to the holders of depositary shares.

Withdrawal of stock

   If a holder of depositary receipts surrenders the depositary receipts at the corporate trust office of the preferred stock depositary, the holder will be entitled to receive the number of shares of the preferred stock and any money or other property represented by those depositary shares. However, the holder will not be entitled to receive these shares and related assets if the related depositary shares have previously been called for redemption or converted or exchanged into other securities of our company. Holders of depositary receipts will be entitled to receive whole or fractional shares of the preferred stock on the basis of the proportion of preferred stock represented by each depositary share specified in the applicable prospectus supplement. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to receive depositary shares in exchange for shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that is more than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will issue the holder a new depositary receipt evidencing this excess number of depositary shares at the same time.

Redemption of depositary shares

   Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of that redemption date the number of depositary shares representing shares of the preferred stock so redeemed. However, we must have paid in full the redemption price of the preferred stock to be redeemed plus any accrued and unpaid dividends on the preferred stock to the preferred stock depositary.

   The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary pro rata or by lot or another equitable method. In each case, we will determine the method for selecting the depositary shares.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of the related depositary receipts will cease, except the right to receive money or other property that the holders of the depositary receipts were entitled to receive upon such redemption. These payments will be made when the holders surrender their depositary receipts to the preferred stock depositary.

Voting the preferred stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the preferred stock depositary as to how the preferred stock underlying the holder's depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock.

   The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares according to these instructions. We will agree to take all reasonable action deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote the preferred stock in that manner. The preferred stock depositary will not vote shares of preferred stock for which it does not receive specific instructions from the holders of depositary shares representing that preferred stock. The preferred stock depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Exchange of preferred stock

   Whenever we exchange all of the shares of preferred stock held by the preferred stock depositary for debt securities or common stock, the preferred stock depositary will exchange as of that exchange date all depositary shares representing all of the shares of the preferred stock exchanged for debt securities or common stock. However, we must have issued and deposited with the preferred stock depositary debt securities or common stock for all of the shares of the preferred stock to be exchanged.

   The exchange rate per depositary share will be equal to the exchange rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share, plus all money and other property, if any, represented by such depositary shares, including all accrued and unpaid dividends on the shares of preferred stock.

Conversion of preferred stock

   The depositary shares, as such, are not convertible or exchangeable into common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause the conversion or exchange of the preferred stock represented by these depositary shares. We have agreed that upon receipt of these instructions and any related amounts payable we will cause the requested conversion or exchange. If the depositary shares are to be converted or exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and termination of the deposit agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock requires the approval of the holders of at least two thirds of the depositary shares then outstanding.

   We may terminate the deposit agreement upon not less than 60 days' notice if holders of a majority of the depository shares then outstanding consent. If we terminate the deposit agreement, the preferred stock depositary will deliver or make available to each holder of depositary receipts that surrenders the depositary receipts it holds, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by these depositary receipts.

   In addition, the deposit agreement will automatically terminate if:

  .  all outstanding depositary shares are redeemed, converted or exchanged;
     or

  . there is a final distribution in respect of the related preferred stock in connection with any liquidation of our business and the distribution has been distributed to the holders of the related depositary receipts.

Charges of preferred stock depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and removal of depositary

   The preferred stock depositary may resign at any time by delivering notice to us. We also may remove the preferred stock depositary at any time. Resignations or removals will take effect upon the appointment of a successor preferred stock depositary. This successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The preferred stock depositary will forward to holders of depositary receipts any reports and communications that we send to the preferred stock depositary with respect to the related preferred stock.

   Neither we nor the preferred stock depositary will be liable if it is prevented or delayed, by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the preferred stock depositary's obligations under the deposit agreement will be limited to performance in good faith and without negligence or willful misconduct of the duties described in the deposit agreement. Neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary receipts, depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and authorized to this information and on documents believed to be genuine.

   If the preferred stock depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on the claims, requests or instructions received from us.

                          Description of Common Stock

   We may issue, either separately or together with other securities, shares of our common stock. Under our restated certificate of incorporation, we are authorized to issue up to 500,000,000 shares of our common stock. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Outstanding Capital Stock" below.

                   Description of Outstanding Capital Stock

   We have summarized some of the terms and provisions of our outstanding capital stock in this section. The summary is not complete. We have also filed our restated certificate of incorporation, our by-laws and the certificate of designation relating to the Series A preferred stock as exhibits to our annual report on Form 10-K. You should read our restated certificate of incorporation and our by-laws and the certificate of designation relating to the Series A preferred stock for additional information before you purchase any of our capital stock.


   As of January 1, 1999, our authorized capital stock was 518,500,000 shares. Those shares consisted of:

  .  500,000,000 shares of common stock, par value $.01 per share;

  .  10,000,000 shares of preferred stock, par value $.01 per share; and

  . 8,500,000 shares of Class R convertible common stock, par value $.01 per share.

As of January 1, 1999 there were 307,868,632 shares of common stock, no shares of preferred stock and no shares of Class R convertible common stock outstanding.

Common stock

   Subject to the senior rights of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive dividends declared by the board of directors out of funds legally available for their payment. Upon dissolution and liquidation of our business, holders of common stock are entitled to a ratable share of our net assets remaining after payment to the holders of the preferred stock of the full preferential amounts they are entitled to. All outstanding shares of common stock are fully paid and nonassessable.

   The holders of common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting for the election of directors. They are not entitled to preemptive rights.

   The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

Preferred stock

   The preferred stock has priority over the common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations as among series. The board of directors without stockholder approval could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The board of directors has designated 500,000 shares of Series A junior participating preferred stock. Series A junior participating preferred stock will be issued in units consisting of one one-thousandth of a share of Series A junior participating preferred stock. Series A junior participating preferred stock is on a parity with the common stock with respect to dividends and to other distributions, including the distribution of assets on liquidation. Quarterly dividends per unit equal the amount of the quarterly dividend paid per share of common stock, when, as and if declared by the board of directors. The holders of units are entitled to one vote per unit, voting together with the common stock on all matters submitted to the stockholders. As of the date of this prospectus, there are no outstanding shares of preferred stock.

Anti-takeover provisions

   We currently have provisions in our restated certificate of incorporation and by-laws that could have an anti-takeover effect. The provisions in the restated certificate of incorporation include:

  .  a classified board of directors;

  .  a prohibition on our stockholders taking action by written consent;

  . the requirement that special meetings of stockholders be called only by the board of directors or the chairman of the board; and

  . the requirement of the affirmative vote of at least 66-2/3% of our outstanding shares of stock entitled to vote thereon to adopt, repeal, alter, amend or rescind our by-laws.

   The by-laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the board of directors. In addition to these provisions, the board of directors has adopted a stockholder's rights plan, under which rights were distributed in a dividend. These rights entitle the holder to acquire units of Series A junior participating preferred stock, which is exercisable upon the occurrence of certain events, including the acquisition by a person or group of a specified percentage of the common stock.

                              Plan of Distribution

   We may sell the offered securities as follows:

   .  through agents;

   .  through underwriters;

   .  to dealers; or

   .  directly to one or more purchasers.

By agents

   Offered securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will use their best efforts to solicit purchases for the period of their appointment.

By underwriters

   If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

To dealers

   If a dealer is used in the sale, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

Direct sales

   We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved.

Delayed delivery contracts

   We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

  . that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

  . that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

General information

   Underwriters, dealers, agents and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

   We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

   The place and time of delivery of the offered securities will be described in the prospectus supplement.

                                 Legal Matters

   Willkie Farr & Gallagher will issue an opinion for us about the legality of the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    Experts

   The following financial statement, incorporated by reference in this registration statement, have been incorporated in this registration statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing:

  . the consolidated financial statements of Level 3 Communications, Inc. as of December 27, 1997 and December 31, 1996 and for the three years ended December 27, 1997;

  . the consolidated financial statements of RCN Corporation and Subsidiaries as of December 31, 1997 and 1996 and for the three years ended December 31, 1997;

  . the financial statements of Kiewit Construction & Mining Group, a business group of Peter Kiewit Sons', Inc., as of December 27, 1997 and December 31, 1996 and for the three years ended December 27, 1997; and

  . the financial statements of Diversified Group, a business group of Peter Kiewit Sons', Inc., as of December 27, 1997 and December 31, 1996 and for the three years ended December 27, 1997.

      [ARTWORK APPEARING ON INSIDE BACK COVER OF PROSPECTUS SUPPLEMENT]

  LEVEL 3 NETWORK

Level 3 Communications is building the first international end-to-end communications network based entirely on Internet Protocol (IP) technology. To implement this new technology, Level 3 plans to construct local networks in 50 cities across the United States and 21 international cities, all interconnected by intercity networks.

            [MAP SHOWING LEVEL 3 NETWORK PLANNED OR IN DEVELOPMENT]

                              UPGRADEABLE NETWORK

                  [PICTURES SHOWING INSTALLATION OF CONDUITS]

                 [DIAGRAM SHOWING MULTIPLE CONDUITS IN PLACE]

Level 3 is installing multiple conduits 42" below ground in its continuously upgradeable network. Ten to twelve 1-1/4" conduits are grouped together. Fiber will initially be drawn through only one of the conduits, leaving the others for future expansion as technology changes, to meet customer demand and to provide Level 3 the flexibility to offer conduit to others.

                               [LOGO OF LEVEL 3]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               25,000,000 Shares

                          Level 3 Communications, Inc.

                                  Common Stock

                        [LOGO OF LEVEL 3 APPEARS HERE]

                                 ------------

                             PROSPECTUS SUPPLEMENT

                                 March 4, 1999

                 (Including Prospectus dated February 17, 1999)

                                 ------------

                              Salomon Smith Barney

                              Goldman, Sachs & Co.

                           Credit Suisse First Boston

                              Merrill Lynch & Co.

                               J.P. Morgan & Co.

                           Morgan Stanley Dean Witter

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------